AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 18, 1997

                                                   REGISTRATION NO._____________

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                      ------------------------------------


                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

              -----------------------------------------------------


                              INFODATA SYSTEMS INC.
                 (NAME OF SMALL BUSINESS ISSUER IN ITS CHARTER)

             VIRGINIA                                        16-0954695
      (STATE OR JURISDICTION                              (I.R.S. EMPLOYER
 OF INCORPORATION OR ORGANIZATION)                     IDENTIFICATION NUMBER)
                                      7372
                                (PRIMARY STANDARD
                     INDUSTRIAL CLASSIFICATION CODE NUMBER)
                              12150 MONUMENT DRIVE
                             FAIRFAX, VIRGINIA 22033
                                 (703) 934-5205
          (ADDRESS AND TELEPHONE NUMBER OF PRINCIPAL EXECUTIVE OFFICES)

                              12150 MONUMENT DRIVE
                             FAIRFAX, VIRGINIA 22033
(ADDRESS OF PRINCIPAL PLACE OF BUSINESS OR INTENDED PRINCIPAL PLACE OF BUSINESS)

                          JAMES UNGERLEIDER, PRESIDENT
                              INFODATA SYSTEMS INC.
                              12150 MONUMENT DRIVE
                             FAIRFAX, VIRGINIA 22033
                                 (703) 934-5205
            (NAME, ADDRESS AND TELEPHONE NUMBER OF AGENT FOR SERVICE)

                                   COPIES TO:



          MONICA LORD, ESQ.                 DAVID ALAN MILLER, ESQ.
  KRAMER, LEVIN, NAFTALIS & FRANKEL        GRAUBARD MOLLEN & MILLER
          919 THIRD AVENUE                     600 THIRD AVENUE
      NEW YORK, NEW YORK  10022            NEW YORK, NEW YORK  10016
           (212) 715-9100                       (212) 818-8800

         Approximate date of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

         If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               ------------------

         If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               ------------------

         If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

                               ------------------

         If delivery of the  prospectus  is expected to be made pursuant to Rule
434  under  the   Securities   Act,   please  check  the   following   box.  [_]

                               ------------------

                         CALCULATION OF REGISTRATION FEE


================================================================================================================================
                                                                           Proposed
                                                                           Maximum             Proposed
                                                                           Offering            Maximum            Amount of
                                                      Amount To Be        Price Per           Aggregate          Registration
Title of Each Class of Securities to be Registered   Registered (1)       Share (2)       Offering Price (2)         Fee
--------------------------------------------------------------------------------------------------------------------------------
Common Stock.....................................       1,150,000            $11.00         $12,650,000.00        $3,731.75
--------------------------------------------------------------------------------------------------------------------------------
Representatives' Purchase Option.................               1           $100.00         $       100.00               (3)
--------------------------------------------------------------------------------------------------------------------------------
Common Stock Underlying
  Representatives' Purchase Option...............         100,000           $ 13.20         $ 1,320,000.00        $  389.40
--------------------------------------------------------------------------------------------------------------------------------
Total............................................          --                 --                        --        $4,121.15
================================================================================================================================

(1) Includes 150,000 shares of Common Stock issuable upon exercise of the Underwriters' over-allotment option.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) promulgated under the Securities Act, based on the average of the high and low prices for the shares reported on the Nasdaq SmallCap Market on December 11, 1997.

(3)  Pursuant to Rule 457(g), no registration fee is payable.

                              ---------------------

         Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.

                 SUBJECT TO COMPLETION, DATED DECEMBER 18, 1997

PROSPECTUS

INFODATA SYSTEMS INC.

1,000,000 SHARES OF COMMON STOCK

All of the shares of Common Stock offered hereby ("Offering") are being sold by Infodata Systems Inc. ("Infodata" or "Company"). The Common Stock is currently traded on the Nasdaq SmallCap Market under the symbol "INFD." On December 12, 1997, the last sale price of the Common Stock was $11.250 per share.

                            ------------------------

THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK AND SUBSTANTIAL DILUTION. SEE "RISK FACTORS" AT PAGE 7 HEREOF AND "DILUTION" AT PAGE 17 HEREOF.

                            ------------------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


===============================================================================================================================
                                                   PRICE                  UNDERWRITING                     PROCEEDS
                                                    TO                   DISCOUNTS AND                        TO
                                                  PUBLIC                 COMMISSIONS(1)                   COMPANY(2)
-------------------------------------------------------------------------------------------------------------------------------
Per Share................................   $                     $                              $
-------------------------------------------------------------------------------------------------------------------------------
Total(3).................................   $                     $                              $
===============================================================================================================================

(1) Does not include a 2% nonaccountable expense allowance which the Company has agreed to pay to Southeast Research Partners, Inc. and GKN Securities Corp. as representatives of the Underwriters ("Representatives"). The Company also has agreed to sell to the Representatives an option to purchase up to 100,000 shares of Common Stock ("Representatives' Purchase Option") and to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933. See "Underwriting."

(2)  Before   deducting   expenses   payable  by  the  Company,   including  the
     nonaccountable expense allowance, estimated at approximately $ .

(3) The Company has granted the Underwriters an option, exercisable within 45 business days from the date of this Prospectus, to purchase up to an additional 150,000 shares of Common Stock on the same terms as set forth above, solely for the purpose of covering over-allotments, if any. If such over-allotment option is exercised in full, the total Price to Public, Underwriting Discounts and Commissions and Proceeds to Company will be $ , $ and $ , respectively. See "Underwriting."

The shares of Common Stock are being offered by the Underwriters subject to prior sale, when, as, and if delivered to and accepted by the Underwriters and subject to the approval of certain legal matters by counsel and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify the Offering and to reject any order in whole or in part. It is expected that delivery of certificates representing the shares of Common Stock will be made against payment therefor at the offices of GKN Securities Corp. in New York City on or about , 1998.

SOUTHEAST RESEARCH PARTNERS, INC.                           GKN SECURITIES CORP.


                           , 1998

                              ---------------------

CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING TRANSACTIONS, SYNDICATE SHORT COVERING TRANSACTIONS AND PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                              ---------------------

IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS AND SELLING GROUP MEMBERS MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ SMALLCAP MARKET, IN THE OVER-THE-COUNTER MARKET OR OTHERWISE IN ACCORDANCE WITH RULE 103 OF REGULATION M. SEE "UNDERWRITING."

This Prospectus includes references to trademarks of entities other than the Company, which have reserved all rights with respect to their respective trademarks.


                              AVAILABLE INFORMATION

         The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission ("Commission"). Reports, proxy statements and other information filed by the Company can be inspected and copied at the principal office of the Commission, Public Reference Room, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the regional offices of the Commission located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60651-2511 and at 7 World Trade Center, Suite 1300, New York, New York 10048. Copies can be obtained from the Commission at prescribed rates by writing to the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such Web site is http://www.sec.gov. The Common Stock of the Company is quoted on the Nasdaq SmallCap Market (Symbol: INFD) and such reports, proxy statements and other information concerning the Company also can be inspected at the offices of the Nasdaq Stock Market, 1735 K Street, N.W., Washington, D.C. 20006.

         The Company has filed with the Commission a registration statement ("Registration Statement") under the Securities Act of 1933, as amended ("Securities Act"), with respect to sales of the shares of Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement. For further information, reference is made to the Registration Statement, the exhibits and financial statements filed as a part thereof, which may be examined without charge at the office of the Commission, and photocopies of which, or any portion thereof, may be obtained upon payment of the prescribed fee.

         Statements contained in this Prospectus as to the contents of any agreement or other document referred to are not complete, and where such agreement or other document is an exhibit to the Registration Statement, each statement is deemed to be qualified and amplified in all respects by the provisions of the exhibit.

                               PROSPECTUS SUMMARY

         This summary is qualified in its entirety by the more detailed information and Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus, including the information set forth under "Risk Factors." Each prospective investor is urged to read this Prospectus in its entirety. Certain statements contained in this Prospectus regarding matters that are not historical facts such as statement regarding expected future sales cycles for the Company's products and expected revenues from licensing arrangements are forward-looking statements (as such term is defined in the Securities Act). Since forward-looking statements include risks and uncertainties, actual results may differ materially from those expressed or implied by such statements. Factors that could cause actual results to differ materially include, but are not limited to, those discussed herein under "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus.

         Unless otherwise indicated, all share information in this Prospectus gives effect to: (i) a two-for-one stock split in the form of a 100% share distribution on the Company's Common Stock effected in August 1996; (ii) a one-for-six Common Stock dividend paid in May 1996; and (iii) the conversion of all outstanding shares of Preferred Stock and all accrued unpaid dividends thereon into 199,883 shares of Common Stock effected in 1996. Except as otherwise specified, the information in this Prospectus does not give effect to exercise of the Underwriters' over-allotment option or the Representatives' Purchase Option. Unless the context otherwise requires, references herein to the "Company" or "Infodata" refer to Infodata Systems Inc. and its subsidiaries.

                                   THE COMPANY

         Infodata provides electronic document management software and systems to corporate and government workgroups, departments and enterprises. Infodata's newest product, Virtual File Cabinet(TM) ("VFC(TM)"), has been designed to address what DataPrOpinion has called one of the biggest problems facing global organizations: the fact that their critical assets are often contained in documents stored in disparate and incompatible systems. According to DataPrOpinion, "accessing and sharing that information among different departments across the enterprise has been a nightmare."

         VFC is a family of intranet-based software products that, together, will enable users to easily retrieve, organize and share desktop files irrespective of the location or type of document management system in which they are stored with virtually no integration effort and without the need to replicate documents. The VFC family of products consists of the VFC Document Web Server, extensions and enablers. The VFC Document Web Server is the heart of VFC, and is required in order to utilize all other components of VFC. This core package consists of software installed on a server that establishes links to documents, organizes access to stored information and acts as an independent document sharing system. The Company has been shipping the VFC Document Web Server since the second quarter of 1997. Extensions are software components that are installed on an individual user's computer to add functionality to the VFC Document Web Server. In October 1997, the Company began shipping its first extension and expects to introduce other extensions in the future. Enablers provide the capability to bridge multiple document management systems or repositories. The first enablers are expected to be available for shipment in the second quarter of 1998.

         The Company's VFC technology has been endorsed by leading industry vendors, including Lotus Development Corporation ("Lotus"), PC DOCS, Inc. ("PC DOCS"), Verity, Inc. ("Verity"), and NovaSoft Systems, Inc. ("NovaSoft"), and has received numerous favorable industry trade analyst and press reviews. At the April 1997 Association for Information and Imaging Management ("AIIM") trade show, with more than 35,000 attendees and 325 exhibitors, Imaging World Magazine identified VFC as "#1 TO WATCH". VFC has been sold to large organizations with significant document processing requirements, such as the Department of Energy, AT&T Corp. ("AT&T"), State Street Bank and Trust Company ("State Street Bank") and the U.S. Army Signal Corps.

         In December 1997, the Company and Adobe Systems Incorporated ("Adobe"), a major software company with reported 1996 revenues of greater than $750 million, entered into an agreement to cross license and market certain technologies. Adobe has a significant presence in the Internet marketplace with, according to Adobe, more than 20 million downloads of its Adobe Acrobat Reader viewing product. Under the agreement, the Company expects to receive more than $700,000 in consulting fees for modifications to certain of its technology so that it may be incorporated into certain Adobe products. Upon successful completion of these modifications, the Company will earn a license fee of $1,000,000. Certain components of VFC that will be licensed to Adobe will be incorporated in future Adobe products. In addition, certain Adobe products will display a "VFC button" that will provide a direct link to VFC or to VFC marketing information if the user does not have VFC. Adobe will receive royalties based on sales of VFC arising out of this marketing arrangement, and will also receive commissions for any VFC sales that it makes directly.

         The Company's other products include Re:mark(R), a plug-in product for Adobe Acrobat(TM) software that enables users to mark up and review documents electronically in a workgroup setting; Compose(R), a suite of plug-in tools for Adobe Acrobat Exchange that automate and streamline a variety of document production tasks; Aerial(TM), a plug-in that enables Adobe Acrobat to print any document that needs to be magnified by formatting the document for printing on multiple pages that are then pieced together to form one page, such as a large spreadsheet or a CAD drawing; Signet(TM), a security solution for Web or CD-ROM publishers who want to permit only authorized users to read their documents; INQUIRE(R)/Text, a full-text retrieval product used for storing, indexing, retrieving and managing large collections of documents on IBM and IBM-compatible mainframes; and WebINQUIRE(TM), an extension product that provides Web browser access to INQUIRE/Text collections. In addition, the Company offers document systems consulting services, training and customer support for its own products and those of other vendors, including Adobe, Verity, PC DOCS and Documentum, Inc. ("Documentum"), for each of whom it is a value-added reseller ("VAR").

         For nearly thirty years, the Company has developed and sold its own products and acted as a VAR of client/server and Internet/intranet document systems products. Recently, the Company made two acquisitions to broaden its product and service offerings: Merex, Inc. ("Merex"), acquired in October 1995, and AMBIA Corporation ("AMBIA"), acquired in July 1997. Merex provided a staff experienced in Internet and client-server document technologies, and AMBIA provided both an experienced technical staff and products focusing on document creation, collaboration, and presentation.

         The Company targets both commercial and government markets. The Company's products and consulting services are used by many major companies, including Ford Motor Company ("Ford"), Allen-Bradley Co., Inc. ("Allen Bradley"), The Boeing Company ("Boeing"), RJR Nabisco, Inc. ("Nabisco"), AT&T, Chase Manhattan Bank ("Chase"), State Street Bank and The Riggs National Bank ("Riggs"), and by government organizations, including NASA, the Department of Energy, the U.S. Army Signal Corps, the Government Accounting Office and various agencies within the intelligence community. Sales to government customers represented approximately 45% of revenues in 1996 and approximately 39% for the first nine months of 1997; however, no one customer accounted for more than 10% of the Company's revenues in either period. The Company has repeat business from a number of its customers, and management believes that there is a high degree of customer satisfaction with its products, services and solutions. The Company's existing services, training, and products provide a base of business that complements VFC product sales. Developing custom solutions for customers keeps the Company's technical professionals abreast of client needs, facilitating the conception and development of new products, such as VFC, and the improvement of existing products.

         The Company conducts its sales and marketing efforts through several channels, including a network of VARs, its own sales force, marketing alliances, marketing communications and training programs. The Company's VARs and its sales force receive direct support from the Company's technical staff. Consulting services leads are also provided to the Company by the vendors for whom it acts as a VAR. The Company believes this diversity of sales and marketing channels permits it to distribute its products and sell its services in an efficient and effective manner, while reducing reliance on any one sales channel.

         The Company's objectives are to establish VFC as the de facto industry standard for document access and to become a leading provider of electronic document information management software and systems. To accomplish these objectives, the Company intends to (i) maintain its technological leadership,
(ii) add strategic relationships (iii) expand its sales and marketing capabilities, and (iv) pursue acquisitions of businesses, products or technologies that complement the Company's existing business. As of the date of this Prospectus, the Company has no agreement, arrangement or understanding with respect to any acquisition.

         In 1996, the Company's revenues were $9,560,000 with net income of $503,000. For the first nine months of 1997, revenues were $7,033,000. The Company incurred losses of $2,579,000 for the first nine months of 1997, due primarily to the continuing investment in VFC technology and the expenses of building the infrastructure to market VFC.

         The Company was incorporated in the State of New York in May 1968 and reincorporated in the State of Virginia in March 1995. The Company's principal offices are located at 12150 Monument Drive, Fairfax, Virginia 22033. Its telephone number is (703) 934-5205 and its fax number is (703) 934-7154.

                                  THE OFFERING

Common Stock Offered......................................           1,000,000 shares
Common Stock to be Outstanding after the
    Offering (1)..........................................           3,749,791 shares
Use of Proceeds...........................................           Sales and marketing; research and development;
                                                                     repayment of institutional debt; and working
                                                                     capital and general corporate purposes.  See
                                                                     "Use of Proceeds."
Nasdaq SmallCap Market Symbol.............................           INFD

--------------------

(1) Excludes: (i) 200,000 shares of Common Stock reserved for issuance under the Company's 1997 Employee Stock Purchase Plan; (ii) 1,511,000 shares of Common Stock reserved for issuance upon the exercise of stock options granted and to be granted under the Company's 1995 Stock Option Plan, of which options to purchase 1,350,366 shares of Common Stock are outstanding; and (iii) 4,666 warrants to purchase Common Stock issued pursuant to the Company's 1987 Stock Warrant Purchase Plan, which terminated on January 1, 1997. See "Management--1995 Stock Option Plan" and "--Stock Purchase Plan" and "Principal Shareholders."

                                  RISK FACTORS

         An investment in the securities offered hereby involves a high degree of risk, including, without limitation, risks relating to the Company's continued losses and accumulated and working capital deficits, uncertainty of future operating results and fluctuations in quarterly operating results, change in mix of products, decline in INQUIRE/Text sales and reliance on VFC, lengthy sales and implementation cycles, rapid technological change and product obsolescence, risks associated with sales channels and dependence on government contracts and security clearances. See "Risk Factors."

                       SUMMARY CONSOLIDATED FINANCIAL DATA

         The following summary consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, including the Notes thereto, included elsewhere in this Prospectus. The consolidated statement of operations data for the years ended December 31, 1995 and 1996 and the consolidated balance sheet data at December 31, 1996 are derived from the Company's audited Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent auditors, included elsewhere in this Prospectus. The consolidated statement of operations data for the nine months ended September 30, 1996 and 1997 and the consolidated balance sheet data at September 30, 1997 have been derived from unaudited interim financial statements included elsewhere in this Prospectus and include all adjustments that the Company considers necessary for a fair presentation of the financial position and results of operations at that date and for such periods. The operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the full year or for any future period.


                                                         YEAR ENDED                          NINE MONTHS ENDED
                                                        DECEMBER 31,                           SEPTEMBER 30,
                                             ----------------------------------       --------------------------------
                                                   1995             1996                    1996          1997(1)
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues....................................         $7,049           $9,560                  $7,355         $7,033
Cost of revenues............................          4,166            5,457                   4,412          4,037
Gross profit................................          2,883            4,103                   2,943          2,996
Operating expenses
    Research and development................            187              816                     537          1,696
    Selling, general and administrative.....          2,657            2,869                   2,007          3,920
Operating income (loss).....................             39              418                     399        (2,620)
Net income (loss)...........................         $  131           $  503                  $  453       $(2,579)
Primary net income (loss) per common
  share ....................................         $ 0.01           $ 0.20                  $ 0.19         $(0.92)
Weighted average number of
  shares outstanding........................          1,694            2,162                   2,085          2,796


                                                          DECEMBER 31,
                                                              1996                             SEPTEMBER 30, 1997
                                                      --------------------        ---------------------------------------------
                                                             ACTUAL                     ACTUAL(1)          AS ADJUSTED(2)
                                                      --------------------        ---------------------------------------------
BALANCE SHEET DATA:                                                                (IN THOUSANDS)
Cash and cash equivalents............................           $1,266                     $  278                       $
Working capital .....................................            1,612                       (892)
Total current assets.................................            3,920                      3,156
Goodwill.............................................              274                      2,624
Total assets.........................................            4,891                      6,514
Current liabilities..................................            2,308                      4,048
Total liabilities....................................            2,435                      4,135
Shareholders' equity.................................           $2,456                     $2,379                       $


(1)  Includes   results  of  operations  of  AMBIA  since  July  22,  1997.  The
     Consolidated Financial Statements of AMBIA and the Notes thereto are included elsewhere in this Prospectus.

(2) Gives effect to the sale of the shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                                  RISK FACTORS

         The securities offered hereby involve a high degree of risk. Accordingly, in analyzing an investment in these securities, prospective investors should carefully consider, along with the other matters referred to herein, the following risk factors. No investor should participate in this Offering unless such investor can afford a complete loss of his investment.

CONTINUED LOSSES; ACCUMULATED AND WORKING CAPITAL DEFICITS; UNCERTAINTY OF FUTURE OPERATING RESULTS; FLUCTUATIONS IN QUARTERLY OPERATING RESULTS

         For the nine months ended September 30, 1997, due primarily to the continuing investment in VFC technology and the expenses of building the infrastructure to market VFC, the Company reported a net loss of $2,579,000. In addition, as of September 30, 1997, the Company had an accumulated deficit of
$9,246,000 and a working capital deficit of $892,000. The Company expects to continue to incur net losses through at least the end of 1998. Future operating results will depend upon many factors, including the demand for the Company's products, the effectiveness of the Company's efforts to integrate various products it has developed or acquired and to achieve the desired levels of sales from such product integration, the level of product and price competition, the length of the Company's sales cycle, seasonality of individual customer buying patterns, the size and timing of individual transactions, the delay or deferral of customer purchases and implementations, the budget cycles of the Company's customers, the timing of new product introductions and product enhancements by the Company and its competitors, the mix of sales by products, services and distribution channels, acquisitions by competitors, the ability of the Company to develop and market new products and control costs, and general domestic economic and political conditions. As a result of these factors, revenues and operating results for any quarter are subject to variation and are not predictable with any significant degree of accuracy. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

CHANGE IN MIX OF PRODUCTS; DECLINE IN INQUIRE/TEXT SALES; RELIANCE ON VFC

         The Company's historical consolidated financial statements include results of operations relating to sales of its INQUIRE/Text products and maintenance services related to INQUIRE/Text. INQUIRE/Text maintenance revenues represented 25% of the Company's revenues in 1996 and approximately 23% for the first nine months of 1997. INQUIRE/Text-related revenues decreased 14% in 1996, as compared to 1995, and a similar decline is expected in 1997. Declines are expected each year as the market matures and customers either migrate off mainframe platforms or opt not to renew maintenance contracts. The Company expects the VFC family of products to account for a substantial part of its future revenues. As a result, factors adversely affecting the pricing of or demand for VFC products, such as competition or technological change, could have a material adverse effect on the Company's business, operating results and
financial   condition.   The  Company's  future   performance  will  depend,  in
significant part, on the successful development, introduction and market acceptance of new and enhanced versions of VFC products. The success of the Company's VFC family of products, the first release of which was shipped in the second quarter of 1997, will depend upon the acceptance of intranet and Web-based technologies. As the commercial market for products for use on corporate intranets has only recently begun to develop, there can be no assurance that the Company's new products or enhancements will meet customer requirements or be compatible with emerging standards. There can be no assurance that the Company will be successful in developing and marketing VFC and its related products. As a result of the changing mix of products and services offered by the Company, the Company's historical consolidated financial statements may not be indicative of future operating results. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Products and Services," "--Sales and Marketing," "--Research and Development" and "--Competition."

LENGTHY SALES AND IMPLEMENTATION CYCLES

         The license of the Company's software products and the use of the Company's systems solutions services generally require the Company to provide a significant level of education to prospective customers regarding the use and benefits of the Company's products, resulting in a lengthy sales cycle (typically between three and six months). Additionally, the implementation by customers of the Company's products may involve a significant commitment of resources by such customers over an extended period of time. For these and other reasons, the sales and customer implementation cycles are subject to a number of significant delays over which the Company has little or no control. Delay in the sale or customer implementation of the Company's products and services could have a material adverse effect on the Company's business and operations and cause the Company's operating results to vary significantly from quarter to quarter. Therefore, the Company believes that its quarterly operating results are likely to vary in the future. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Sales and Marketing."

RAPID TECHNOLOGICAL CHANGE; PRODUCT OBSOLESCENCE

         The document management software market is characterized by rapid technological developments, evolving industry standards, changes in customer requirements and frequent new product introductions and enhancements, which often lead to product obsolescence. There can be no assurance that the Company will be successful in developing and marketing enhancements to its existing products, or new products, on a timely basis or that any new or enhanced products will adequately address the changing needs of the marketplace. If the Company is unable to develop and introduce new products or enhancements to existing products in a timely manner in response to changing market conditions, technological changes or customer requirements, the Company's business and operating results could be adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business--Competition" and "--Research & Development."

COMPETITION

         The market for the Company's products and services is intensely competitive and subject to rapid change caused by new product introductions and other market activities of industry participants. The Company currently encounters direct and indirect competition from a number of public and private companies involved in groupware, document management, and collaboration software, including Xerox Corporation ("Xerox"), Open Text Corporation ("Open Text"), Net-it Software Corporation ("Net-it Software"), Hummingbird Communications Ltd. ("Hummingbird") and Fulcrum Technologies, Inc. ("Fulcrum Technologies"). The Company is aware that other companies have announced products with some features similar to VFC. In addition, the Company may face competition from new market entrants. Competitors may have longer operating histories, significantly greater financial, marketing, service, support, technical and other resources and name recognition, and a larger installed customer base than the Company. As a result, such competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than the Company. See "Business--Competition."

RISKS ASSOCIATED WITH SALES CHANNELS

         The Company's ability to achieve significant revenue growth in the future will depend, in large part, upon its ability to establish and maintain relationships with VARs and strategic alliances with systems integrators and computer software and hardware distributors, its ability to attract qualified sales personnel and the success of its direct sales campaigns and telemarketing efforts. Furthermore, the Company's ability to market its products successfully, including its new products under development, will depend on its ability to adapt its sales channels to address the evolving markets for such products. The failure of the Company to expand its VAR network, enter into new strategic alliances and recruit and train its own sales personnel, and the failure of the Company to adapt its marketing methods and sales channels to address market needs, could have a material adverse effect on the Company's business, operating results and financial condition. In addition, the gross profit margin on indirect sales will be lower than gross profit margins on direct sales. See "Business--Strategy" and "--Sales and Marketing."

         Even if the Company is successful in expanding its sales channels, there can be no assurance that its sales channels will be successful in increasing the Company's revenue to a sufficient extent to cover the increased expenses associated with such expansion. Moreover, the Company's agreements with its VARs generally are nonexclusive and may be terminated by either party at any time without cause. The Company's VARs are not within the control of the Company, are not obligated to purchase products from the Company and may also represent or refer product lines of the Company's competitors. VARs' sales tend to fluctuate based on their implementation schedules and internal resources, which are beyond the control of the Company. There can be no assurance that VARs will continue their current relationships with the Company or that they will not give higher priority to the sale or referral of other products, which could include products of the Company's competitors. A reduction in sales efforts or discontinuance of sales or referrals of the Company's products by its VARs could lead to reduced sales and could materially adversely affect the Company's business, operating results and financial condition. See "Business--Sales and Marketing."

DEPENDENCE ON GOVERNMENT CONTRACTS; SECURITY CLEARANCES

         Sales to agencies of the United States Government account for a significant portion of the Company's revenues. The Company believes that the success and development of its business will continue to be dependent on its ability to participate in government contract programs. Accordingly, the Company's financial performance may be directly affected by changes in government contracting policies. Among the factors that could materially adversely affect the Company's government contracting business are budgetary constraints, budget cycles, changes in fiscal policies or available funding, changes in government programs or requirements, including curtailment of the government's use of technology service firms, the adoption of new laws or regulations, technological developments and general economic conditions.

         The Company's government contracts contain standard termination clauses that permit the government to terminate the contracts at any time, without cause, for the convenience of the government. In addition, government contracts require compliance with various procurement regulations. The adoption of new or modified procurement regulations could materially adversely affect the Company or increase its costs of competing for or performing government contracts. Any violation of these regulations could result in the termination of the contracts, imposition of fines, damages and/or debarment from award of additional government contracts. The termination of the Company's government contracts or the imposition of fines, damages or suspension and/or debarment from bidding on additional government contracts could have a material adverse effect on the Company. Most government contracts are also subject to modification or termination in the event of changes in funding, and the Company's contractual costs and revenue are subject to adjustment as a result of audits by the Defense Contract Audit Agency ("DCAA") and other government auditors. Further, government contract awards may be subject to protest by competitors.

         Many of the Company's government contracts require the Company and certain of its employees to maintain security clearances complying with the requirements of various government agencies. If these clearances are lost, it could have a material adverse effect on the Company. See "Business--Customers."

DEPENDENCE ON PROPRIETARY RIGHTS

         The Company relies primarily on a combination of copyrights, trademarks, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. For example, the Company licenses rather than sells its software. The licenses impose certain restrictions on the licensees' ability to utilize the software. In addition, the Company seeks to avoid disclosure of its trade secrets, including, but not limited to, (i) requiring those persons with access to the Company's proprietary information to execute confidentiality agreements with the Company and (ii) restricting access to the Company's source codes. Trade secret and copyright laws afford only limited protection. Although the Company may apply for certain design patents, the Company presently has no patents or patent applications pending. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy the Company's products or to obtain and use information that the Company regards as proprietary. Policing unauthorized use of the Company's products is difficult, and while the Company may be unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not develop similar technology independently. There can be no assurance, that third parties will not claim infringement by the Company with respect to current or future products. The Company expects software product developers increasingly to be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, operating results and financial condition. In addition, the Company also relies on certain software that it licenses from third parties, including software that is integrated with internally developed software and used in the Company's products to perform key functions. There can be no assurances that such firms will remain in business, that they will continue to support their products or that their products otherwise will continue to be available to the Company on commercially reasonable terms. See "Business--Proprietary Rights."

DEPENDENCE ON KEY PERSONNEL

         The Company's success depends, in significant part, upon the continued services of its key technical, marketing, sales and management personnel, including James Ungerleider, its President and Chief Executive Officer, Richard Tworek, its Chief Technology Officer and Executive Vice President, and Razi Mohiuddin, its Vice President, and on its ability to continue to attract, motivate and retain highly qualified employees. The loss of key personnel could have a material adverse effect on the Company's business, operating results and financial condition. Competition for technical, marketing, sales and management employees is intense and the process of locating personnel with the combination of skills and attributes required to execute the Company's strategy can be difficult, time-consuming and expensive. There can be no assurance that the Company will be successful in attracting, assimilating or retaining highly skilled technical, management, sales and marketing personnel. The failure to attract, hire, assimilate or retain such personnel could have a material adverse effect on the Company's business, operating results and financial condition. See "Management."

CONCENTRATION OF STOCK OWNERSHIP

         Upon completion of this Offering, the present directors, executive officers and principal shareholders of the Company and their affiliates will beneficially own approximately 33.5% of the Company's Common Stock. As a result, these shareholders will be able to exercise significant influence over all matters requiring shareholder approval, including the election of directors and approval of significant corporate transactions. Such concentration of ownership may have the effect of delaying or preventing a change in control of the Company. See "Principal Shareholders."

PRODUCT DEFECTS

         Due to the complexity and sophistication of the Company's software products, the Company's products from time to time contain defects or "bugs" that can be difficult to correct. Furthermore, as the Company continues to develop and enhance its products, there can be no assurance that the Company will be able to identify and correct defects in such a manner as will permit the timely introduction of such products. Moreover, the Company may from time to time discover defects only after its systems have been used by many customers. There can be no assurance that, in the future, software defects will not cause delays in product introductions and shipments, result in increased costs, require design modifications, or impair customer satisfaction with the Company's products. Any such event could have a material adverse effect on the Company's business, operating results and financial condition. See "Business--Research and Development."


PRODUCT LIABILITY

         The Company's license agreements with its customers typically contain provisions designed to limit the Company's exposure to potential product liability claims. However, it is possible that the limitation of liability provisions contained in the Company's license agreements may not be effective under the laws of certain jurisdictions. Although the Company has not experienced any product liability claims to date, the sale and support of products by the Company may entail the risk of such claims, and there can be no assurance that the Company will not be subject to such claims in the future. A successful product liability claim brought against the Company could have a material adverse effect upon the Company's business, operating results and financial condition. See "Business--Customers."

ACQUISITIONS

         The Company may, from time to time, pursue acquisitions of businesses, products or technologies that complement or expand its existing business and, in fact, acquired Merex in 1995 and AMBIA in 1997. The Company evaluates potential acquisition opportunities from time to time, including those that could be material in size and scope. Acquisitions involve a number of risks, including the diversion of management's attention from day-to-day operations to the assimilation of the operations and personnel of the acquired companies and the incorporation of acquired operations, customer bases, products or technologies. Such acquisitions could also have adverse short-term effects on the Company's operating results and could result in dilutive issuances of equity securities, the incurrence of debt and the loss of key employees. In addition, many business acquisitions must be accounted for as purchases and, because most software-related acquisitions involve the purchase of significant intangible assets, these acquisitions typically result in substantial amortization charges and charges for acquired research and development projects, which could have a material adverse effect on the Company's operating results. There can be no assurance that any such acquisitions will occur or that, if such acquisitions do occur, the acquired businesses, customer bases, products or technologies will generate sufficient revenue to offset the associated costs or effects. See "Business--Strategy."

BROAD  DISCRETION IN  ALLOCATION  OF NET PROCEEDS;  USE OF NET PROCEEDS TO REPAY
DEBT

         Approximately $___, or ___% (assuming a $_____ per share offering price), of the estimated net proceeds of the Offering has been allocated to working capital and general corporate purposes. Accordingly, the Company's management will have broad discretion as to the application of these proceeds. A portion of the proceeds allocated to working capital may be used by the Company to pay salaries, including salaries of its executive officers, and for acquisitions. Although the Company currently has no agreement, arrangement or understanding with respect to any acquisition, should an acquisition opportunity be identified by the Company, the Board may have the ability to approve the acquisition without seeking shareholder approval. Approximately $1,000,000 of the estimated net proceeds of the Offering has been allocated to repayment of institutional debt and will not be available to be used for other purposes. See "Use of Proceeds."

DILUTION

         The public offering price is substantially higher than the net tangible book value per share of the currently outstanding Common Stock. Investors purchasing shares of Common Stock in the Offering will therefore experience immediate dilution in net tangible book value of $ ___ per share (approximately __%), assuming a public offering price of $______ per share. See "Dilution."

LACK OF DIVIDENDS

         The Company has never declared or paid any cash dividends on its Common Stock and does not anticipate paying any dividends in the foreseeable future. See "Dividend Policy."

LOW TRADING VOLUME; POSSIBLE VOLATILITY OF STOCK PRICE

         For the nine months ended September 30, 1997, the average daily trading volume of the Common Stock was approximately 8,892 shares. This low trading volume may have had a significant effect on the market price of the Common Stock and, accordingly, historical prices may not necessarily be indicative of market prices in a more liquid market. The trading price of the Company's Common Stock is subject to significant fluctuations in response to variations in quarterly operating results, the gain or loss of significant orders, announcements of technological innovations or new products by the Company or its competitors, general conditions in the software and computer industries and other events or factors, including factors outside the Company's control. In addition, the stock market in general has experienced extreme price and volume fluctuations which have affected the market price for many companies in industries similar or related to that of the Company and which have been unrelated to the operating performance of these companies. These market fluctuations may adversely affect the market price of the Company's Common Stock. See "Price Range of Common Stock."

ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER, BYLAW AND STATUTORY PROVISIONS; POSSIBLE ISSUANCE OF PREFERRED STOCK

         The Company's Articles of Incorporation ("Articles") and Bylaws, as well as Virginia corporate law, contain certain provisions that could have the effect of making it more difficult for a third party to acquire, or discouraging a third party from attempting to acquire, control of the Company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of the Company's Common Stock. Certain of these provisions allow the Company to issue, without shareholder approval, preferred stock having rights senior to those of the Common Stock. Other provisions impose various procedural and other requirements that could make it more difficult for shareholders to effect certain corporate actions. See "Description of Securities--Virginia Anti-Takeover Law and Certain Charter and Bylaw Provisions."

SHARES ELIGIBLE FOR FUTURE SALE; POTENTIAL EXERCISE OF OPTIONS AND WARRANTS

         Sales of the Company's Common Stock in the public market after this Offering could adversely affect the market price of the Common Stock or outstanding warrants. See "Shares Eligible for Future Sale."

EFFECT OF OUTSTANDING OPTIONS AND WARRANTS

         As of the date of this Prospectus, there are outstanding options to purchase 1,350,366 shares of Common Stock and outstanding warrants to purchase 4,666 shares of Common Stock. In addition, in connection with this Offering, the Company will issue the Representatives' Purchase Option. The exercise of such outstanding options and warrants would dilute the then-existing shareholders' percentage ownership of the Company's stock, and any sales in the public market of Common Stock underlying such securities could adversely affect prevailing market prices for the Common Stock. Moreover, the terms upon which the Company would be able to obtain additional equity capital could be adversely affected since the holders of such securities can be expected to exercise them at a time when the Company would, in all likelihood, be able to obtain any needed capital on terms more favorable to the Company than those provided by such securities. See "Description of Securities" and "Underwriting."

POSSIBLE DELISTING OF SECURITIES FROM NASDAQ SYSTEM

         The Company's Common Stock is listed on The Nasdaq SmallCap Market ("Nasdaq"). In August 1997, the Company received a notice from Nasdaq that it was not in compliance with Nasdaq's requirement that listed issuers maintain a minimum of $1,000,000 in capital and surplus. In November 1997, the Company appeared at a hearing before a Nasdaq Listing Qualifications Panel to demonstrate compliance with the minimum capital and surplus requirement and to request continued listing on Nasdaq. The panel agreed to allow the Company to continue to be listed if (i) on or before February 16, 1998, the Company makes a public filing with the Commission and Nasdaq evidencing the closing of this Offering and a minimum of $5,500,000 in net tangible assets and (ii) the Company is able to evidence compliance with Nasdaq's new standards for continued listing, which go into effect in February 1998. Such public filing is a condition to the closing of this Offering. Thereafter, the Company must continue to meet Nasdaq's standards for continued listing. The failure to meet these standards may result in the delisting of the Company's securities from Nasdaq and trading, if any, in the Company's securities would thereafter be conducted on the OTC Bulletin Board. If such delisting occurs, an investor may find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities. In addition, if the Common Stock were to become delisted from trading on Nasdaq and the trading price of the Common Stock were to fall below $5.00 per share, trading in the Common Stock also would be subject to the requirements of certain rules promulgated under the Exchange Act that require additional disclosure by broker-dealers in connection with any trades involving a stock defined as a penny stock (generally, any non-Nasdaq equity security that has a market price of less than $5.00 per share, subject to certain exceptions). Such rules require the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith, and impose various sales practice requirements on broker-dealers who sell penny stocks to persons other than established customers and accredited investors (generally institutions). For these types of transactions, the broker-dealer must make a special suitability determination for the purchaser and have received the purchaser's written consent to the transaction prior to sale. The additional burdens imposed upon broker-dealers by such requirements may discourage them from effecting transactions in the Company's securities, which could severely limit the liquidity of the Company's securities and the ability of purchasers in this Offering to sell such securities in the secondary market.

                                 USE OF PROCEEDS


         The net proceeds to the Company from the sale of shares of Common Stock offered hereby are estimated to be approximately $[ ] ($[ ] if the Underwriters' over-allotment option is exercised in full), assuming a public offering price of $[ ] per share, and after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to apply the net proceeds as follows:

APPLICATION OF PROCEEDS                                              AMOUNT                PERCENT
-----------------------                                              ------                -------
Sales and Marketing ...........................................     $ 2,250,000                      %
Research and Development.......................................       2,000,000
Repayment of Institutional Debt ...............................       1,000,000
Working Capital and General Corporate Purposes.................     ------------          ------------
                    Total .....................................     ============          ============




         Approximately $2,250,000 of the net proceeds of this Offering are expected to be used to expand the Company's sales and marketing activities by hiring additional sales and marketing personnel, increasing advertising, participating in trade shows and other promotional activities, developing indirect sales channels and enhancing the Company's customer service capabilities. See "Business--Sales and Marketing."

         Approximately $2,000,000 of the net proceeds of this Offering are expected to be used for research and development, including enhancement of existing features and development of new functions for the VFC family of products and the salaries and related payroll costs for new and existing research and development personnel. See "Business--Research and Development."

         Approximately $1,000,000 of the net proceeds of this Offering are expected to be used to repay institutional debt owed to Merrill Lynch Business Financial Services, Inc. pursuant to a line of credit maintained by the Company for up to $1,000,000 based upon eligible receivables. Interest on this debt is calculated at a per annum rate equal to the sum of 2.9% plus the 30-day commercial paper rate. Currently, this per annum rate approximates prime. The facility expires in December 1997, and management expects that the line will be renewed through July 1998. The line of credit is contingent upon the Company continuing to meet certain financial covenants. At November 28, 1997, the Company had outstanding borrowings of approximately $986,000, including accrued interest, under this line of credit. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

         The balance of the net proceeds of this Offering are expected to be allocated to working capital and general corporate purposes, including payment of salaries, including salaries of its executive officers, and acquisitions. As of the date of this Prospectus, the Company has no agreement, arrangement or understanding with respect to any acquisition. If the Underwriters exercise the over-allotment option in full, the Company will realize additional net proceeds of $____________, which will be added to working capital. Management will have significant discretion regarding how and when such proceeds will be applied.

         The allocation of the net proceeds of the Offering set forth above represents the Company's best estimates based upon its current plans and certain assumptions regarding industry and general economic conditions and the Company's future revenues and expenditures. If any of these factors change, the Company may find it necessary or advisable to reallocate some of the proceeds within the above-described categories.

         Proceeds not immediately required for the purposes described above will be invested temporarily, pending their application as described above, in short-term United States government securities, short-term bank certificates of deposit, money market funds or other investment grade, short-term, interest-bearing instruments.

         The Company anticipates, based on currently proposed plans and assumptions relating to its operations (including the costs associated with its growth strategy), that the proceeds of the Offering, together with its existing financial resources and cash flow from operations, should be sufficient to satisfy its anticipated cash requirements through the end of the year 2000; however, there can be no assurance that this will be the case. The Company's actual cash requirements may vary materially from those now planned and will depend upon numerous factors, including the general market acceptance of the Company's new and existing products and services, the growth of the Company's distribution channels, technological advances, activities of competitors and other factors. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


                                 DIVIDEND POLICY

         The Company has never declared or paid cash dividends on its Common Stock. The Company expects to retain all available earnings generated by its operations for the development and growth of its business and does not anticipate paying any cash dividends on its Common Stock in the foreseeable future.


                           PRICE RANGE OF COMMON STOCK

         The Company's Common Stock is currently traded on the Nasdaq SmallCap Market ("Nasdaq") under the symbol "INFD." The following table sets forth, for each of the periods indicated, the high and low sale prices for the Common Stock, as reported by Nasdaq, which is the principal trading market for the Company's securities. These per share prices represent inter-dealer prices, do not include retail markups, markdowns or commissions and may not represent actual transactions.

                                                                                High              Low

1995
         First Quarter.................................................     $    2.57        $   1.29
         Second Quarter ...............................................          1.82            1.45
         Third Quarter.................................................          2.57            1.39
         Fourth Quarter................................................          2.03            1.50
1996
         First Quarter.................................................     $    3.27        $   1.93
         Second Quarter................................................          7.87            2.81
         Third Quarter.................................................         10.12            4.25
         Fourth Quarter................................................         12.62            4.62
1997
         First Quarter.................................................     $   12.63        $   6.75
         Second Quarter................................................          8.63            6.00
         Third Quarter.................................................         10.38            7.00
         Fourth Quarter (through December 12, 1997)....................         12.75            8.50

         On December 12, 1997, the closing sale price of the Common Stock as reported by Nasdaq was $11.25 per share. As of such date, there were 2,749,791 shares of Common Stock outstanding, held of record by 629 holders. As of such date, the Company believes that there are more than 1,645 beneficial holders of its Common Stock.

                                 CAPITALIZATION

         The following table sets forth the short-term debt and capitalization of the Company (i) as of September 30, 1997, and (ii) as adjusted to reflect the consummation of the Offering (assuming a price of $___ per share) and the application of the estimated net proceeds therefrom, after deducting the underwriting discounts and commissions and estimated offering expenses. The table should be read in conjunction with the Consolidated Financial Statements, including the Notes thereto, appearing elsewhere in this Prospectus.


                                                                                     September 30, 1997
                                                                              -------------------------------------
                                                                              Actual                   As Adjusted
                                                                              -------------------------------------
                                                                                            (in thousands)
Short-term debt ..................................................            $       958                $        0
Shareholders' equity:
  Preferred Stock, par value $1.00 per share:
         340,000 shares authorized, no shares
         issued and outstanding.................................                       __                        __
  Common Stock, par value $.03 per share:
         6,666,666 shares authorized, 2,742,377
         shares issued and outstanding; 3,942,377
         shares issued and outstanding as adjusted................                     82                       112
  Additional paid-in capital......................................                 11,543
  Accumulated deficit.............................................                 (9,246)
                                                                                ---------                 _________
         Total shareholders' equity...............................                  2,379
                                                                                ---------                 _________
Total capitalization (including short-term debt)..................               $  3,337                 $
                                                                                =========                 =========

                                    DILUTION

         As of September 30, 1997, the Company's net tangible book value was approximately $(357,000), or $(0.13) per share. Net tangible book value per share represents the amount of tangible assets less total liabilities, divided by the number of shares of Common Stock outstanding. After giving effect to the consummation of the Offering at an assumed price of $[ ] per share (after deducting the underwriting discounts and commissions and estimated offering expenses payable by the Company), the net tangible book value of the Company as of September 30, 1997 would have been $[ ], or $[ ] per share. This represents an immediate increase in net tangible book value of $[ ] per share to existing shareholders and an immediate dilution of $[ ] per share to new investors purchasing the Common Stock in this Offering. Dilution is determined by subtracting net tangible book value per share after the Offering from the amount of cash paid by a new investor for a share of Common Stock.


         The following table illustrates this per share dilution:

         Public offering price per share......................................                  $
                  Net tangible book value per share as
                    of September 30, 1997 ....................................
                  Increase per share attributable to this Offering............     $

                                                                                   ______
         Net tangible book value per share after this Offering................                  ______
         Dilution per share to new investors..................................                  $
                                                                                                ======

                      SELECTED CONSOLIDATED FINANCIAL DATA


         The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the Consolidated Financial Statements, including the Notes thereto, included elsewhere in this Prospectus. The consolidated statement of operations data for the years ended December 31, 1995 and 1996 and the consolidated balance sheet data at December 31, 1996 are derived from the Company's Consolidated Financial Statements, which have been audited by Arthur Andersen LLP, independent auditors, included elsewhere in this Prospectus. The consolidated statement of operations data for the nine months ended September 30, 1996 and 1997 and the consolidated balance sheet data at September 30, 1997 have been derived from unaudited interim financial statements included elsewhere in this Prospectus and include all adjustments that the Company considers necessary for a fair presentation of the financial position and results of operations at that date and for such periods. The operating results for the nine months ended September 30, 1997 are not necessarily indicative of the results to be expected for the full year or for any future period.


                                                         YEAR ENDED                          NINE MONTHS ENDED
                                                        DECEMBER 31,                           SEPTEMBER 30,
                                             ----------------------------------       --------------------------------
                                                   1995             1996                    1996          1997(1)
                                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Revenues....................................         $7,049           $9,560                  $7,355         $7,033
Cost of revenues............................          4,166            5,457                   4,412          4,037
Gross profit................................          2,883            4,103                   2,943          2,996
Operating expenses
    Research and development................            187              816                     537          1,696
    Selling, general and administrative.....          2,657            2,869                   2,007          3,920
Operating income (loss).....................             39              418                     399         (2,620)
Net income (loss)...........................         $  131           $  503                  $  453        $(2,579)
Primary net income (loss) per common
  share ....................................         $ 0.01           $ 0.20                  $ 0.19         $(0.92)
Weighted average number of
  shares outstanding........................          1,694            2,162                   2,085          2,796


                                                          DECEMBER 31,
                                                              1996                             SEPTEMBER 30, 1997
                                                      --------------------        ---------------------------------------------
                                                             ACTUAL                     ACTUAL(1)          AS ADJUSTED(2)
                                                      --------------------        ---------------------------------------------
BALANCE SHEET DATA:                                                                (IN THOUSANDS)
Cash and cash equivalents............................           $1,266                     $  278                       $
Working capital .....................................            1,612                      (892)
Total current assets.................................            3,920                      3,156
Goodwill.............................................              274                      2,624
Total assets.........................................            4,891                      6,514
Current liabilities..................................            2,308                      4,048
Total liabilities....................................            2,435                      4,135
Shareholders' equity.................................           $2,456                     $2,379                       $


(1)  Includes   results  of  operations  of  AMBIA  since  July  22,  1997.  The
     Consolidated Financial Statements of AMBIA and the Notes thereto are included elsewhere in this Prospectus.

(2) Gives effect to the sale of the shares of Common Stock offered hereby and the application of the estimated net proceeds therefrom. See "Use of Proceeds."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

         The discussion and analysis below should be read in conjunction with the Consolidated Financial Statements of the Company, including the Notes thereto, included elsewhere in this Prospectus.

COMPANY OVERVIEW

         The Company provides electronic document management software and systems to corporate and government workgroups, departments and enterprises. Prior to 1994, substantially all of the Company's business was derived from the sale, support, and maintenance of INQUIRE/Text, a full-text retrieval product used for storing, indexing, retrieving and managing large collections of documents on IBM and IBM-compatible mainframes. The Company expects INQUIRE/Text revenues to decrease over time due to the decreasing reliance of users on mainframe hardware and the maturity of the market. In 1994, the Company shifted its focus to providing a broader range of document and information management solutions deliverable through client/server and intranet technology. As a result, client/server, intranet consulting revenues and third-party software product revenues increased from 23% of the Company's revenues in 1995 to 51% in 1996 and to 55% for the first three quarters of 1997.

         In January 1997, the Company introduced VFC, and began to market VFC in the second quarter of 1997. The Company anticipates that VFC will constitute an increasing percentage of the Company's revenue for the foreseeable future. In December 1997, the Company entered into an agreement with Adobe to cross-license and market certain technologies. The Company expects to receive more than $700,000 in consulting fees for modifications to certain of its technology so that it can be incorporated into future Adobe products. Upon successful completion of these modifications, the Company will earn a license fee of $1,000,000. Although the Company has received approximately 50% of the licensing fees under this agreement, any licensing fees received by the Company are subject to refund if the Company fails to deliver an acceptable final product to Adobe. The Company will not recognize any revenue with respect to these fees until the product has been accepted and the fees are no longer refundable, which is expected to occur in 1998. The Company will recognize revenue from its product development services in both 1997 and 1998 on a percent of completion basis. Certain components of VFC that will be licensed to Adobe will be incorporated in future Adobe products. In addition, certain Adobe products will display a "VFC Button" that will provide a direct link to VFC or to VFC marketing information if the user does not have VFC. Adobe will receive royalties based on any sales of VFC arising out of this marketing arrangement, and will also receive commissions for any VFC sales that it makes directly.

         As of the date of this Prospectus, VFC has been sold to large organizations with significant document processing requirements, such as the Department of Energy, AT&T, State Street Bank and the U.S. Army Signal Corps. Due to limited sales and support resources and the recent introduction of VFC, the Company has focused on selling VFC to customers that have multiple applications that can utilize VFC. The Company expects that these customers will help it in the future both as references and through further sales within the customers' organizations. Evaluation copies of VFC software have been installed at a number of large organizations. Most of these installations have resulted in orders, although a few customers have returned the evaluation software without placing an order. The sales cycle for initial sales of VFC has ranged from three to six months. The Company believes that the sales cycle for repeat sales to customers may be shorter. VFC is licensed at a price of $4,995. The Company plans to increase the price of VFC with its next release, which will have additional features. The Company also provides support packages and extension products at an additional price. The Company offers annual maintenance for VFC at a cost of 20% of the purchase price.

         On October 11, 1995, the Company purchased substantially all the assets and assumed certain liabilities of Merex in consideration of 210,000 shares of the Company's common stock with a fair value estimated by the Company's Board of Directors at $1.125 per share. The total acquisition cost was approximately $361,000, including the direct costs of acquisition. Approximately $60,000 was allocated to identified acquired intangibles, $312,000 to goodwill, including purchase accounting adjustments of approximately $25,000 relating to termination of the Merex office lease, and $35,000 relating to costs the Company is obligated to pay in connection with the registration of securities held by the former shareholders of Merex. For the year ended December 31, 1994, Merex had revenues of $2,174,000 and net income of $185,000.

         On July 22, 1997, the Company acquired all of the common stock of AMBIA in consideration for 400,000 shares of the Company's Common Stock with a fair value as determined by the Company's Board of Directors of $5.425 per share. The total acquisition cost was approximately $2,300,000, including the direct costs of the acquisition. Approximately $25,000 was allocated to acquired tangible assets, $60,000 to acquired intangible assets, and $2,213,000 to goodwill. The acquisition was treated as a purchase. For the eight months ended December 31, 1996 (AMBIA was incorporated on May 1, 1996), AMBIA's revenues were $558,000, and its net loss was $3,000.
AMBIA is now a subsidiary of the Company.

         At December 31, 1996, the Company had a net operating loss ("NOL") aggregating approximately $5,347,000 available to effect future taxable income. Under Section 382 of the Internal Revenue Code of 1986, as amended ("Code"), utilization of prior NOLs is limited after an ownership change, as defined in
Section 382, to an amount equal to the value of the loss corporation's outstanding stock immediately before the date of the ownership change multiplied by the federal long-term tax-exempt rate in effect during the month that the ownership change occurred. As a result of the AMBIA acquisition, the Company is subject to limitations on the use of its NOL as provided under Section 382. Accordingly, there can be no assurance that a significant amount of NOLs will be utilized by the Company.

         Future operating results will depend upon many factors, including the demand for the Company's products, the effectiveness of the Company's efforts to integrate various products it has developed or acquired and to achieve the desired levels of sales from such product integration, the level of product and price competition, the length of the Company's sales cycle, seasonality of individual customer buying patterns, the size and timing of individual transactions, the delay or deferral of customer purchases and implementations, the budget cycles of the Company's customers, the timing of new product introductions and product enhancements by the Company and its competitors, the mix of sales by products, services and distribution channels, acquisitions by competitors, the ability of the Company to develop and market new products and control costs, and general domestic economic and political conditions.

RESULTS OF OPERATIONS

THREE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO THREE MONTHS ENDED SEPTEMBER 30, 1996

         Revenues increased by $535,000, or 21%, from $2,502,000 for the three months ended September 30, 1996 to $3,037,000 for the three months ended September 30, 1997. The Company derived revenues from consulting services, sales of third party products, sales of INQUIRE/Text-related products and services and maintenance related thereto, and sales of the Company's software products. During the quarter, VFC sales were minimal. Revenues from consulting services and third party products, as well as training, increased by $261,000, or 28%, from $933,000 for the three months ended September 30, 1996, to $1,194,000 for the three months ended September 30, 1997, due to an increase in product sales, and, to a lesser extent, related consulting services. AMBIA contributed $253,000 to the Company's revenues for the quarter ended September 30, 1997.

         Gross profit increased by $247,000, or 21%, from $1,168,000 for the three months ended September 30, 1996, to $1,415,000 for the three months ended September 30, 1997. The increase was due to the increase in revenue for the quarter and the acquisition of AMBIA. Gross profit as a percent of sales was consistent for the three months ended September 30, 1997 compared to the same period in 1996.

         The Company continues to invest heavily in the development of VFC. This resulted in an increase of $470,000, or 167%, in research and development expenditures from $281,000 for the three months ended September 30, 1996, to $751,000 for the three months ended September 30, 1997. The Company expects this investment to increase throughout 1998 and for the foreseeable future as VFC product enhancements and capabilities are added.

         Selling, general and administrative expenses increased by $679,000, or 92%, from $739,000 for the three months ended September 30, 1996, to $1,418,000 for the three months ended September 30, 1997. The increase is due primarily to the expansion of the sales and marketing staff and an increase in marketing expenses associated with VFC. The Company expects these expenses to increase throughout 1998 as new versions of VFC are released, new sales channels are established and potential markets are explored.

         Interest income decreased by $9,000, or 39%, from $23,000 for the three months ended September 30, 1996 to $14,000 for the three months ended September 30, 1997. The decrease was due to lower balances of cash, cash equivalents, and short term investments during the three months ended September 30, 1997, compared to the three months ended September 30, 1996. Interest expense increased by $9,000, or 450%, from $2,000 for the three month period ended September 30, 1996 to $11,000 for the three months ended September 30, 1997. This was due to the increased utilization of a line of credit during the third quarter.

         As a result of the foregoing, the Company reported a net loss of $754,000 for the three months ended September 30, 1997, compared to net income of $169,000 for the same period in 1996.

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

         Revenues decreased by $322,000, or 4%, from $7,355,000 for the nine months ended September 30, 1996 to $7,033,000 for the nine months ended September 30, 1997. The primary cause of this decrease was a decline in revenues from consulting services and third party product sales of $735,000, or 26%, from $2,867,000 for the nine months ended September 30, 1996 to $2,132,000 for the nine months ended September 30, 1997, resulting from the shift of certain of the Company's engineering personnel to research and development to accelerate the development of VFC. In addition, INQUIRE/Text-related revenue decreased by $118,000, or 5%, from $2,362,000 for the nine months ended September 30, 1996 to $2,244,000 for the nine months ended September 30, 1997. Due to the maturity of the product and the market, the Company expects INQUIRE/Text-related revenue to continue to decline. The decrease in revenues was partially offset by AMBIA revenues of $253,000 from July 22, the date of its acquisition, to September 30, 1997 and by an increase in intelligence-related revenues of $278,000, or 13%, from $2,127,000 for the nine months ended September 30, 1996, to $2,405,000 for the nine months ended September 30, 1997.

         Gross profit increased by $53,000, or 2%, from $2,943,000 for the nine months ended September 30, 1996, to $2,996,000 for the nine months ended September 30, 1997. The slight increase was due to the acquisition of AMBIA.

         Research and development expenditures increased by $1,159,000, or 216%, from $537,000 for the nine months ended September 30, 1996, to $1,696,000 for the nine months ended September 30, 1997. The Company continues to spend heavily on the development of its VFC products.

         Selling, general and administrative expenses increased by $1,913,000, or 95%, from $2,007,000 for the nine months ended September 30, 1996, to $3,920,000 for the nine months ended September 30, 1997. The increase was due primarily to the expansion of the sales and marketing staff and an increase in marketing expenses associated with VFC.

         As a result of the foregoing, the Company reported a net loss of $2,579,000 for the nine months ended September 30, 1997, compared to net income of $453,000 for the same period in 1996.

YEAR ENDED DECEMBER 31, 1996 COMPARED TO YEAR ENDED DECEMBER 31, 1995

         Total revenues increased by $2,511,000, or 36%, from $7,049,000 for the year ended December 31, 1995 to $9,560,000 for the year ended December 31, 1996. Client/server related revenues increased by $3,270,000, or 204%, from $1,603,000 for the year ended December 31, 1995, to $4,874,000 for the year ended December 31, 1996, in part reflecting a full year of revenues from Merex. Revenues from third party client/server related product sales increased by $898,000, or 357%, from $251,000 for the year ended December 31, 1995 to $1,150,000 for the year ended December 31, 1996. INQUIRE/Text-related revenues decreased by $773,000, or 14%, from $5,446,000 for the year ended December 31, 1995, to $4,672,000 for the year ended December 31, 1996. The decrease was primarily attributable to the decline in maintenance contracts.

         Gross profit increased by $1,220,000, from $2,883,000, a 42% margin, at December 31, 1995, to $4,103,000 for the year ended December 31, 1996. The increase in the gross profit margin was due primarily to increased commercial client/server consulting during 1996, offset in part by the decline in high margin INQUIRE/Text maintenance revenues.

         Research and development expense increased by $629,000, or 336%, from $187,000 for the year ended December 31, 1995, to $816,000 for the year ended December 31, 1996. The principal cause of the increase was the development of VFC software products.

         Selling, general and administrative expenses increased by $212,000, or 8%, from $2,657,000 for the year ended December 31, 1995 to $2,869,000 for the year ended December 31, 1996. The increase was due primarily to an increase in the sales staff for the planned release of VFC.

         Interest income decreased by $23,000, or 19%, from $119,000 for the year ended December 31, 1995, to $96,000 for the year ended December 31, 1996. The decrease was primarily due to a lower average market yield on cash and cash equivalents in 1996 compared to 1995. The Company invested only in short-term, highly liquid money market instruments.

         Interest expense decreased by $13,000, or 54%, from $24,000 for the year ended December 31, 1995 to $11,000 for the year ended December 31, 1996. The expense was related primarily to capital equipment leases which expire through 1998.

         Net income increased by $372,000, or 284%, from $131,000 for the year ended December 31, 1995, to $503,000 for the year ended December 31, 1996. The increase in net income was due to the factors discussed above. As a result of preferred stock dividends of $120,000 and $58,000 paid in 1995 and 1996, respectively, net income available to holders of common stock amounted to $11,000, or $.01 per share, and $445,000, or $.20 per share ($.18 fully diluted), respectively. During 1996, all of the outstanding preferred stock was converted into common stock and, therefore, no preferred stock dividends will be paid in 1997.

YEAR ENDED DECEMBER 31, 1995 COMPARED TO DECEMBER 31, 1994

          Total revenues decreased by $453,000, or 6%, from $7,502,000 for the year ended December 31, 1994 to $7,049,000 for the year ended December 31, 1995. The primary cause was a $971,000 decline in INQUIRE/Text related revenue from the prior year, primarily reflecting reduced product license fees, offset by client/server related consulting revenue, which increased 79% to $1,364,000 from $763,000 in the prior year. The acquisition of Merex in October 1995 resulted in approximately $550,000 in client/server consulting revenue during the fourth quarter of 1995, which represents most of the increase. Total fourth quarter revenues increased from $1,837,000 in 1994 to $2,156,000 in 1995.

         Gross profit decreased by $532,000, or 16%, from $3,415,000 (representing a 46% gross margin) to $2,883,000 (representing a 41% gross margin) for the year ended December 31, 1994. The decrease was due in part to the effect of a 6% decline in revenues and also certain lower margin government contracts acquired from Merex. The Company changed its methodology for overhead allocation in 1995 to more accurately reflect certain indirect costs of revenues which resulted in a reclassification of the 1994 statement of operations from a gross profit of 40% to a revised 45% but had no effect on operating income.

         Research and development expense decreased by $221,000, or 54%, from $408,000 for the year ended December 31, 1994 to $187,000 for the year ended December 31, 1995. The principal cause of the decrease was cost reduction due to outsourcing of mainframe-related computer costs in the fourth quarter of 1994 which had a full year impact on 1995. The Company believes that substantially all of the impact of cost reduction has been realized.

         Selling, general and administrative expenses increased by $175,000, or 7%, from $2,482,000 for the year ended December 31, 1994, to $2,657,000 for the year ended December 31, 1995. The increase was due in part to the costs of building a marketing and sales force, an increase in consulting fees relating to execution of the Company's strategic plan to expand into client/server based consulting, and the impact of integration costs arising from the Merex acquisition. The decline in revenues and increase in expenses resulted in an increase in expenses to 38% from 33% in the prior year.

         Interest income increased by $73,000, or 159%, from $46,000 for the year ended December 31, 1994, to $119,000 for the year ended December 31, 1995. respectively. The increase was primarily due to a higher average balance of cash and cash equivalents in 1995 over 1994. The Company invested only in short-term, highly liquid money market instruments. Interest expense decreased to $24,000 in 1995 from $42,000 in the prior year. The expense is primarily related to certain capital equipment leases which expire through 1998.

         Net income decreased by $387,000, or 75%, from $518,000 for the year ended December 31, 1994 to $131,000 for the year ended December 31, 1995. The decrease was due to the factors discussed above. The Company expects the Merex acquisition to favorably impact net income in 1996.

LIQUIDITY AND CAPITAL RESOURCES

         At September 30, 1997, the Company had cash, cash equivalents and short term investments of $703,000 and a working capital deficit of $892,000. The Company maintains a line of credit with Merrill Lynch Business Financial Services, Inc. for up to $1,000,000 based upon eligible receivables. Interest on this debt is calculated at a per annum rate equal to the sum of 2.9% plus the 30-day commercial paper rate. Currently, this per annum rate approximates prime. The facility expires on December 31, 1997, and management expects that the line will be renewed through July 1998. The line of credit is contingent upon the Company continuing to meet certain financial covenants. At November 28, 1997, the Company had outstanding borrowings of approximately $986,000, including accrued interest, under this line of credit.

         Net cash used in operating activities for the nine months ended September 30, 1997 of $2,293,000 was due to the Company's net loss for the period of $2,579,000, and an increase in accounts receivable, offset by non-cash expenses such as depreciation and amortization, and a significant increase in accounts payable. Accounts receivable are derived from sales made to customers on 30-day (or less) terms. Net cash provided by investing activities of $182,000 for the nine months ended September 30, 1997 was derived primarily from the maturity of short term investments, offset by purchases of property and equipment. Net cash provided by financing of $1,123,000 came from proceeds of short-term borrowing for the nine months ended September 30, 1997.

         Net cash provided by operating activities for the year ended December 31, 1996 of $1,140,000 was primarily due to the Company's net income, a decrease in accounts receivable, significant non-cash expenses such as depreciation and amortization, and an increase in accrued expenses, partially offset by a decrease in deferred revenue. Net cash used in investing activities for the year ended December 31, 1996 of $1,396,000 was due to the purchase of short term investments and property and equipment. Net cash provided by financing for the year ended December 31, 1996 of $46,000 was due to the issuance of stock, offset by payments on capital lease obligations and preferred stock dividends. At December 31, 1996, the Company had cash, cash equivalents, and short-term investments of $2,213,000.

         The Company incurred net losses of $2,579,000 for the nine months ended September 30, 1997 and was in a negative working capital position of $892,000 at September 30, 1997. Since September, the Company has continued to incur losses and management's projections indicate that the Company will continue to generate operating losses and negative cash flow, although at a declining rate. The Company anticipates, based on currently proposed plans and assumptions relating to its operations (including the costs associated with its growth strategy), that the proceeds of the Offering, together with its existing financial resources and cash flow from operations, should be sufficient to satisfy its anticipated cash requirements through the end of the year 2000. However, there can be no assurance that this will be the case. The Company's actual cash requirements may vary materially from those now planned and will depend upon numerous factors, including the general market acceptance of the Company's new and existing products and services, the growth of the Company's distribution channels, the technological advances and activities of competitors, and other factors.

NEW ACCOUNTING PRONOUNCEMENTS

         Statement of Accounting Standards No. 128, "Earnings per Share", changes the reporting requirements for earnings per share ("EPS") for publicly traded companies by replacing primary EPS with basic EPS and changing the disclosures associated with this change. The Company is required to adopt this standard for its December 31, 1997 year-end and is currently evaluating the impact of this standard. The Company does not expect that this pronouncement will have a material impact on the Company's financial statements.

         Statement of Accounting Standards No. 129, "Disclosure of Information about Capital Structure", establishes standards for disclosing information about an entity's capital structure. The Company is required to adopt this standard for its December 31, 1997 year-end. The Company does not expect that this pronouncement will have a material impact on the Company's financial statements.

         Statement of  Accounting  Standards No. 130,  "Reporting  Comprehensive
Income", establishes standards for the reporting and display of comprehensive income in a full set of general purpose financial statements. The Company is required to adopt this standard for its December 31, 1998 year-end and is currently evaluating the impact of this standard.

         Statement of Accounting Standards No. 131, "Disclosures about Segments of an Enterprise and Related Information", requires that public business enterprises report certain information about operating segments. The Company is required to adopt this standard for its December 31, 1998 year-end and is currently evaluating the impact of this standard.

                                    BUSINESS

         The Company provides electronic document management software and systems to corporate and government workgroups, departments and enterprises. The Company's newest product, VFC, has been designed to address what DataPrOpinion has called one of the biggest problems facing global organizations: the fact that their critical assets are often contained in documents stored in disparate and incompatible systems. According to DataPrOpinion, "accessing and sharing that information among different departments across the enterprise has been a nightmare."

          VFC is a family of intranet-based software products that, together, will enable users to easily retrieve, organize and share desktop files irrespective of the location or type of document management system in which they are stored with virtually no integration effort and without the need to replicate documents. The VFC family of products consists of the VFC Document Web Server, extensions and enablers. The VFC Document Web Server is the heart of VFC, and is required in order to utilize all other components of VFC. This core package consists of software installed on a server that establishes links to documents, organizes access to stored information and acts as an independent document sharing system. The Company has been shipping the VFC Document Web Server since the second quarter of 1997. Extensions are software components that are installed on an individual user's computer to add functionality to the VFC Document Web Server. In October 1997, the Company began shipping its first extension and expects to introduce other extensions in the future. Enablers provide the capability to bridge multiple document management systems or repositories. The first enablers are expected to be available for shipment in the second quarter of 1998.

         The Company's VFC technology has been endorsed by leading industry vendors, including Lotus, PC DOCS, Verity, and NovaSoft, and has received numerous favorable industry trade analyst and press reviews. At the April 1997 AIIM trade show, with more than 35,000 attendees and 325 exhibitors, Imaging World Magazine identified VFC as "#1 TO WATCH". VFC has been sold to large organizations with significant document processing requirements such as the Department of Energy, AT&T, State Street Bank and the U.S. Army Signal Corps.

         In December 1997, the Company and Adobe, a major software company with reported 1996 revenues of greater than $750 million, entered into an agreement to cross license and market certain technologies. Adobe is a significant presence in the Internet marketplace with, according to Adobe, more than 20 million downloads of its Adobe Acrobat Reader viewing product. Under the agreement, the Company expects to receive more than $700,000 in consulting fees for modifications to certain of its technology so that it may be incorporated into certain Adobe products. Upon successful completion of these modifications, the Company will earn a license fee of $1,000,000. Certain components of VFC that will be licensed to Adobe will be incorporated in future Adobe products. In addition, certain Adobe products will display a "VFC Button" that will provide a direct link to VFC or to VFC marketing information if the user does not have VFC. Adobe will receive royalties based on any VFC sales arising out of this marketing arrangement, and will also receive commissions for any VFC sales that it makes directly.

         For nearly thirty years, the Company has developed and sold its own products and acted as a VAR of client/server and Internet/intranet document systems products. Recently, the Company made two acquisitions to broaden its product and service offerings: Merex, acquired in October 1995, and AMBIA, acquired in July 1997. Merex provided a staff experienced in Internet and client-server document technologies, and AMBIA provided both an experienced technical staff and products focusing on document creation, collaboration, and presentation. The Company now provides a range of services, including training, customer support, and consulting to ensure that customers achieve the full benefits of the Company's products. See "Certain Transactions."

INDUSTRY BACKGROUND

         Document management products were originally introduced to solve problems associated with the production of complex and mission-critical documentation, such as new drug applications or aircraft operating manuals. These documents are characterized not only by complex content such as graphs and images as well as text, but also by a heavily controlled or regulated process by which documents are written and reviewed. These document management systems have been expensive to procure and difficult to install and implement because they require unique user interfaces for which specialized training is necessary. Their usage is controlled centrally, with little flexibility for the end user.

         Many people who work in office environments are familiar with the difficulties of filing and retrieving documents from their hard drives or from network file systems. Individuals are forced to remember artificial file names and folder or directory locations because the documents generally are not organized in an intuitive manner. Naming and storage requirements might apply only to an individual's own workgroup or department, or they might apply across the enterprise. Systems to address the needs of these users need to be simple to deploy and easy to administer. They also need to be scalable to accommodate wider deployment of applications and additional users.

         With the increasing departmental, as opposed to enterprise-wide, use of document management systems, it is not uncommon for different departments within an enterprise to use different document management systems or to store electronic documents in separate repositories that are tailored to the needs of the individual department. For example, an organization's legal department may use one document management system specialized for legal applications, while the engineering department uses another for engineering drawings. Without a bridge to link the two systems, the two departments are unable to share information electronically.

Attempts to address these issues have included:

         Developing Web Browser Access to Document Management Systems. Some vendors of document management systems have introduced add-on Web browser products that allow users to access files stored on that vendor's system. The Web-based user interface is familiar to the user, but this solution does not permit information to be shared across different document management systems.

         Posting Documents on the Company's Web Site. Many organizations are using their internal Web sites for electronic publication of commonly used documents such as human resource policy manuals. The primary drawback is that "posting" documents to the organization's Web site typically requires intervention of a "Webmaster," whose responsibility is to maintain the Web site. The Webmaster may become a bottleneck as the Web site grows. Also, documents posted to the Web site are usually not updated concurrently with the original document. For example, when the human resources department updates its policy manual, there is typically a delay before the new version is converted to the appropriate format and approved for posting on the Web site.

         Using Groupware Products. Groupware products are designed to foster collaboration among members of workgroups. Examples include Lotus Notes, Novell Groupwise 5, Netscape SuiteSpot and Microsoft Exchange. Although some of these products incorporate some document management functionality, they still create "islands" of information since users are able to access only that information residing within the groupware product's own proprietary databases.

         The Company created VFC to provide a reasonably priced, easy to implement solution to the problems associated with the exchange and bridging of information between parties that can benefit from access to that information, irrespective of where it is stored.

VIRTUAL FILE CABINET

         VFC is a family of intranet-based software products that, together, will enable users to easily retrieve, organize and share desktop files regardless of the location or type of document management system in which they are stored with virtually no integration effort and without the necessity of replicating documents.

     The  VFC family of products consists of:

     o The VFC Document Web Server. This is the heart of VFC, and is required in order to utilize all other components of VFC. This core package consists of software installed on a server that establishes links to documents, organizes access to stored information and acts as an independent document sharing system. The VFC Document Web Server interacts with the user's desktop via a browser such as Netscape or Microsoft Internet Explorer. The Company has been shipping the VFC Document Web Server since the second quarter of 1997.

     o Extensions. Extensions are software components that are installed on an individual user's computer. Extensions add functionality to the VFC Document Web Server. In October 1997, the Company began shipping Re:mark as an extension to enable seamless electronic annotation of Adobe Acrobat Portable Document Format ("PDF") documents. Other extensions are expected to be introduced in the future.

     o Enablers. Enablers provide the capability to bridge multiple document management systems or repositories. The first enablers are expected to be available for shipment in the second quarter of 1998.

     VFC  combines the following features:

     o Adaptability to Individual Users and Groups. Using VFC, an individual can search all of the servers of an enterprise for electronic documents or containers without leaving his or her office, then place the documents into a private virtual office, where they can be organized according to personal style and preferences. Departments or workgroups can organize a space that is optimal for the group.

     o Instant Updates of Documents. If the original document is updated, all of the "virtual documents" residing in every virtual location are updated at the same time. Thus, every user always has access to the most current version of a document.

     o Eliminates Webmaster Bottleneck. Since users can easily post new documents to the VFC Document Web Server without converting them to special formats, such as HTML, intervention by a Webmaster is not required and the delays typically associated with such intervention are avoided.

     o Optimizes Use of System Resources. Each document that is placed in the virtual office is linked to the original. Each link in the user's virtual office behaves and looks just like the original. No copy of the document is made. This saves significant network and client resources because only a single copy of a document needs to be maintained for it to be available to everyone who needs it.

     o Minimal Implementation Costs. VFC is delivered ready to plug into a user's network. No programmers or developers are needed, and users can capture and share documents immediately. VFC is designed for rapid implementation, requiring low overhead and a minimal amount of training.

     o Universal Desktop Access. The intranet infrastructure behind VFC provides the interface for the information-sharing functionality.
          Essentially a private Web site, VFC is an intranet solution that provides all the benefits of Web access, including hypertext linking and cross-platform connection via a Web browser, and allows users to "jump" to any location at the click of a mouse and view documents regardless of their original format or where they are stored.

     o Easy-to-Understand Organizational Scheme. Under the VFC document management format, documents are stored in a hierarchy of icons depicted as buildings, offices, file cabinets, folders and documents. This hierarchy is meaningful to anyone familiar with a traditional office and filing system.

     o Easy-to-Use Search Tools. In addition to navigating through the virtual office hierarchy to locate a document, users can employ the VFC search tool to locate any document easily and quickly by specifying simple search criteria such as the document's title or author or by searching the document's content for words or phrases specified by the user.

     o Effective, Flexible Security Mechanisms. VFC can be managed centrally by a single system administrator who can restrict access via password protection and group permission. The administrator can also assign administrative rights to certain individuals such as department heads or workgroup leaders, who in turn can grant or restrict access to individuals within their groups. An individual who has not been granted read access to a particular document will not only be prevented from opening and viewing the document, but also will not be informed of its existence since it will not appear on a results list generated from a search command.

     o Easily Expandable Functionality. Extensions will allow VFC to take advantage of functionality in other software or systems. For example, using the Company's Re:mark extension, users can collaborate and simultaneously annotate documents viewed with the Adobe Acrobat Reader.

     o Ability to Link Diverse Document Systems. The VFC enabler bridging technology, when introduced, will permit users to access documents stored in multiple and disparate document management systems or repositories from their personal VFC desktop as if all of the separate systems and repositories were one.

OTHER PRODUCTS

     Re:mark. Re:mark is a plug-in product for Adobe Acrobat software that enables users to mark up, redline and review documents electronically in a workgroup setting. By annotating any document in PDF, Re:mark enables users to type text on the document page, draw on the document, indicate approval of the document itself or specific sections, attach any file anywhere in the document, consolidate comments from multiple reviews, personalize comments and set annotation security. Redlining features include highlighting, strike-through and "sticky notes." Annotations may be shared among users.

     Compose. Compose is a suite of plug-in tools for Adobe Acrobat Exchange that automate and streamline a variety of document production tasks, such as the creation of tables of contents, hyperlinks, document indexes, and other document navigation features.

     Aerial. Aerial enables Adobe Acrobat to print any document that needs to be magnified by formatting the document for printing on multiple pages which are then pieced together to form one page, such as a large spreadsheet or a CAD drawing. Aerial also enables Adobe Acrobat to format tables into spreadsheets, and converts PDF to a text format that can be edited with Microsoft Word or other word processors.

     Signet. Signet is a security solution for Web or CD-ROM publishers who want to permit only authorized users to read their documents. Signet allows publishers to control the time and circumstances of the expiration of users' privileges.

     INQUIRE/Text. INQUIRE/Text is a full-text retrieval product used for storing, indexing, retrieving, and managing large collections of documents on IBM and IBM-compatible mainframes. INQUIRE/Text software is widely used by major companies, utilities, hospitals, and government agencies for automating document-centered applications such as on-line manuals, legislative tracking and regulatory compliance, library management, litigation support, medical records, and government and military intelligence. The system has been installed at over 350 sites.

     WebINQUIRE. WebINQUIRE is an extension product that provides Web browser access to INQUIRE/Text collections. It enables users to utilize their mainframe as an intranet superserver with all the search capabilities of INQUIRE/Text. WebINQUIRE permits users to store documents created using desktop software on a mainframe computer, retrieve documents from the mainframe and edit them on their desktop using desktop applications, such as Microsoft Excel and Microsoft Word. In addition,

     WebINQUIRE's search formats and views can be easily customized. Although WebINQUIRE and other INQUIRE/Text options carry a high gross margin, they are not expected to amount to a significant percentage of the Company's future revenues.

         In addition to its proprietary products described above, the Company, acting as a VAR, also sells third party products such as Verity's Search '97 Information Server, PC DOCS software and Documentum software. This allows the Company to provide document management solutions that are tailored to each customer's needs.

         In  conjunction  with product  sales,  the Company  provides  training, maintenance and technical support services, including business analysis, requirements definition, design and development. In some instances, the Company's services are provided in connection with the sale of the Company's products and those of third parties for whom it acts as a VAR. In other instances, product sales are made in connection with the solutions provided by the Company's consulting services.

STRATEGY

         The Company's objectives are to establish VFC as the de facto industry standard for document access and to become a leading provider of electronic document management software and systems. To accomplish these objectives, the Company intends to:

         Maintain Technological Leadership. The Company's technology enables organizations to effectively manage, share and store critical documents and information across the enterprise. The Company intends to continue to develop what it believes are innovative technologies and features to address the specific document management needs of organizations. The Company plans to continue to develop new products and to improve its existing products. The Company intends to continue to invest in its technology and to use a portion of the proceeds of this Offering for research and development.

         Add Strategic Relationships. To facilitate the adoption of VFC as a de facto industry standard, the Company plans to continue to form strategic relationships with providers of document management software applications, tools and services. The Company believes that strategic relationships, such as that formed with Adobe, enhance the visibility of the Company's products and leverage the Company's sales and marketing efforts by expanding the number of salespeople marketing the Company's products without burdening the Company with the need to identify and hire a large sales force. The Company believes that the development of these relationships will enable the Company to devote additional resources to product development and marketing activities.

         Expand Sales and Marketing Capabilities. The Company intends to expand its sales and marketing capabilities by creating additional VAR and original equipment manufacturer relationships, expanding its direct sales force, offering training, and participating in trade shows. The Company intends to use a portion of the proceeds from this Offering to enhance its sales and marketing capabilities.

         Acquisitions. In October 1995, the Company acquired Merex, which provided electronic document management solutions to business and government customers, and in July 1997, the Company acquired AMBIA, a leading developer of Adobe Acrobat add-on products and services. The acquisitions of both AMBIA and Merex brought experienced management and staff, a diverse client base and an established market reputation to the Company. The Company plans to continue to pursue acquisitions of businesses, products and technologies that complement the Company's existing business. As of the date of this Prospectus, the Company has no agreement, arrangement, or understanding with respect to any acquisition. See "Certain Transactions."

SALES AND MARKETING

         The Company conducts its sales and marketing efforts through several channels, including a network of VARs, its own sales force, marketing alliances, marketing communications and training programs. The Company's VARs and its sales force receive direct support from the Company's technical staff. Consulting services leads are provided to the Company by those vendors for whom it acts as a VAR. The Company believes this diversity of sales and marketing channels permits it to distribute its products and sell its services in an efficient and effective manner, while reducing reliance on any one sales channel.

     Value-added Resellers. The Company's primary sales channel for its products is its VARs. The Company's VARs market and resell the Company's products and offer training, installation, implementation and customization services to their own contacts and to prospective customers identified by the Company. The Company manages a program to train and certify all of its VARs. It also conducts joint marketing campaigns, including direct mail and trade show appearances, with its VARs. As of December 1997, the Company had relationships with VARs, including GE Capital IT Solutions and BTG Inc. VARs buy VFC and other products from the Company at a discount from the suggested retail price.

     Company Sales Force. The Company has a sales force of 15 people, including field sales, telemarketing, channel liaisons, and sales management. The channel liaisons work specifically with the Company's VARs. The telemarketing staff qualifies prospective customers, schedules product demonstrations, and refers prospective customers to a VAR or, if a VAR is not in place in the particular territory, to the Company's sales force. The Company's sales force also sells upgrades and add-on products, and refers leads for services opportunities to VARs or to the Company's services divisions.

     Marketing Alliances. The Company itself is a VAR of products from other software companies, including Adobe, Verity, Documentum, and PC DOCS. The Company incorporates these products into its document management solutions. The Company earns a reseller commission ranging from 10% to 40% on sales of these products.

     Marketing Communications. The Company generates awareness of, and interest in, its products and consulting services through public relations, telemarketing, periodic direct mail campaigns, seminars, trade shows and other marketing efforts. In 1997, the Company conducted joint seminars with Adobe, cooperative direct mail campaigns with several of its VFC VARs, and exhibited at trade shows including Lotusphere, AIIM, Documation, Seybold, and Internet World West.

     Training. The Company believes that training is an integral part of a complete customer solution, and that students in each class are potential customers for the Company's other products and services. Consequently, in 1996, the Company established a training division to offer customer training in the Adobe Acrobat and Verity Topic products. In 1997, the Company added training for the Company's own products including VFC, Re:mark, Compose, INQUIRE/Text, as well as Adobe's Framemaker, Framemaker SGML, and Photoshop products. The Company employs a full-time training staff and maintains a state-of- the-art training facility at its headquarters office in Fairfax, Virginia. The training division also offers courses at customer locations. The Company is currently the authorized Verity East Coast Training Center.

         The Company sells its products under a variety of licensing arrangements. For domestic sales of VFC, Re:mark, Compose, Aerial and Signet, a shrink-wrap license is used to protect the Company's proprietary rights and limit liability. For all other products, the Company enters into written agreements with its customers containing similar provisions. The Company also employs evaluation and beta test agreements that provide for the protection of the Company's intellectual property. For consulting services, the Company enters into written agreements with its customers, which provide for indemnification, limits on liability, payment terms, period of performance, and other terms and conditions.

         The license of the Company's software products and the use of the Company's systems solutions services generally require the Company to provide a significant level of education to prospective customers regarding the use and benefits of the Company's products, resulting in a lengthy sales cycle (typically between three and six months). Additionally, the implementation by customers of the Company's products may involve a significant commitment of resources by such customers over an extended period of time. For these and other reasons, the sales and customer implementation cycles are subject to a number of significant delays over which the Company has little or no control. Delay in the sale or customer implementation of the Company's products and services could have a material adverse effect on the Company's business and operations and cause the Company's operating results to vary significantly from quarter to quarter. Therefore, the Company believes that its quarterly operating results are likely to vary in the future.

         The sales cycle for initial sales of VFC has ranged from three to six months. The Company believes that the sales cycle for repeat sales may be shorter. VFC is licensed at a price of $4,995. The Company plans to increase the price of VFC with its next release, which will have additional features. The Company also provides support packages and extension products at an additional price. The Company offers annual maintenance for VFC at a cost of 20% of the purchase price.

CUSTOMERS

         The Company targets both commercial and government markets. The Company's products and consulting services are used by many major companies, including Ford, Allen-Bradley, Boeing, Nabisco, AT&T, Chase, State Street Bank and Riggs Bank, and by government organizations, including NASA, the Department of Energy, the U.S. Army Signal Corps, the Government Accounting Office and
various agencies within the intelligence community. Sales to government customers represented approximately 45% of revenues in 1996 and approximately 39% for the first nine months of 1997; however, no one customer accounted for more than 10% of the Company's revenues in either period.

         The Company has repeat business from a number of its customers, and management believes that there is a high degree of customer satisfaction with its products, services and solutions. The Company's existing services, training, and products provide a base of business that the Company expects will complement VFC product sales. Developing custom solutions for customers keeps the Company's technical professionals abreast of client needs, which facilitates the conception and development of new products, such as VFC, and the improvement of existing products.

         Certain of the Company's contracts with government organizations are competitively awarded after a formal bid and proposal competition among qualified bidders. These government contracts may be either cost-reimbursement contracts (both cost-plus-fixed-fee and cost-plus-award-fee), time and materials contracts, and fixed price contracts. Cost-plus-fixed-fee contracts provide for the reimbursement of incurred costs during contract performance, to the extent that such costs are allowable and allocable, and the payment of a fixed fee. The size of the fee is limited by federal guidelines to a set proportion of the contract value. Cost-plus-award-fee contracts typically provide for the reimbursement of costs with a base fee and an additional fee that is based upon a periodic evaluation of the Company's performance against specified criteria. Under time and materials contracts, the Company agrees to provide certain categories of labor that satisfy established education and experience qualifications at a fixed hourly rate. In these cases, the Company bears the risk that costs may differ from the fixed hourly rate, and the Company realizes all of the benefits or detriment resulting from decreases or increases in the cost of performing the work. Under fixed-price contracts, the Company agrees to perform certain work for a fixed price and, accordingly, realizes all the benefit or detriment resulting from decreases or increases in the cost of performing the work.

         The Company's government contracts contain standard termination clauses that permit the government to terminate the contracts at any time, without cause, for the convenience of the government. The Company has not had any contracts terminated for convenience. In addition, government contracts require compliance with various procurement regulations. The adoption of new or modified procurement regulations could materially adversely affect the Company or increase its costs of competing for or performing government contracts. Any violation of these regulations could result in the termination of the contracts, imposition of fines, and/or debarment from award of additional government contracts. Most government contracts are also subject to modification or termination in the event of changes in funding, and the Company's contractual costs and revenue are subject to adjustment as a result of audits by the DCAA and other government auditors. The DCAA routinely audits cost-reimbursement contracts to verify that costs have been properly charged to the government. Further, government contract awards may be subject to protest by competitors.

         Many of the Company's government contracts require the Company and certain of its employees to maintain security clearances complying with the requirements of various government agencies.

RESEARCH AND DEVELOPMENT

         The Company's research and development programs are intended to anticipate and take advantage of new technologies, and to anticipate and respond to market requirements. The Company believes that its future success will depend in large part on its ability to maintain and enhance its leadership in document management and related technologies and to develop new products that meet an expanding range of customer requirements.

         The market for the Company's products is characterized by rapid technological developments, evolving industry standards, changes in customer requirements, and frequent new product introductions and enhancements, which often lead to product obsolescence. The Company believes that the speed of technological advancement in its industry requires a significant investment in research and development in order to maintain its competitive product position. The Company will continue to invest substantially in product development as it believes that its future success will depend upon its ability to develop and market new products and enhancements to existing products on a cost-effective and timely basis. Software development expenses increased from $187,000 in 1995 to $816,000 in 1996. For the nine months ended September 30, 1997, the Company expended $1,696,000 on software development.

         Due to the complexity and sophistication of the Company's software products, the Company's products from time to time contain defects or "bugs" that can be difficult to correct. Furthermore, as the Company continues to develop and enhance its products, there can be no assurance that the Company will be able to identify and correct defects in such a manner as will permit the timely introduction of such products. Moreover, the Company may from time to time discover defects only after its systems have been used by many customers. There can be no assurance that, in the future, software defects will not cause delays in product introductions and shipments, result in increased costs, require design modifications, or impair customer satisfaction with the Company's products. Any such event could have a material adverse effect on the Company's business, operating results and financial conditions.

COMPETITION

         The market for the Company's products and services is intensely competitive and subject to rapid change caused by new product introductions and other market activities of industry participants. The Company currently encounters direct and indirect competition from a number of public and private companies involved in groupware, document management, and collaboration software, including Xerox, Open Text, Net-It Software, Hummingbird and Fulcrum Technologies. The Company is aware that other companies have announced products with some features similar to VFC. In addition, the Company may face competition from new market entrants. Competitors may have longer operating histories, significantly greater financial, marketing, service, support, technical and other resources and name recognition and a larger installed customer base than the Company. As a result, such competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sale of their products than the Company.

         The Company also faces indirect  competition  from system  integrators.
The Company relies on a number of system integration firms for implementation and other services, as well as for recommendations of its products during the evaluation stage of the purchasing process. Although the Company seeks to maintain close relationships with these service providers, many of these third parties have similar, and often more established, relationships with some of the Company's competitors. It is also possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share. In addition, the Company expects competition to increase as a result of software industry consolidation.

         The Company believes that the competitive factors affecting the market for its products and services include vendor and product reputation, ability to attract and retain quality personnel, product quality, performance and price, the availability of products on multiple platforms, product salability, product integration with other enterprise applications, product functionality and features, product ease-of-use, and the quality of customer support services and training. The relative importance of each of these factors depends upon the specific customer involved. While the Company believes it competes favorably in each of these areas, there can be no assurance that it will continue to do so. Moreover, the Company's present or future competitors may be able to develop products comparable or superior to those offered by the Company, offer lower priced products or adapt more quickly than the Company to new technologies or evolving customer requirements. In order to be successful, the Company must respond to technological change, customer requirements and competitors' current products and innovations. There can be no assurance that the Company will be able to compete effectively in its market or that competition will not have a material adverse effect on its business, operating results and financial condition.

PROPRIETARY RIGHTS

         The Company has registered copyrights, trademarks and servicemarks to protect its proprietary rights in the names Infodata and INQUIRE. In addition, the Company has submitted trademark applications in order to protect its VFC, WebINQUIRE, Aerial, Compose and Re:mark names.

         The Company relies primarily on a combination of copyrights and trademarks, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. For example, the Company licenses rather than sells its software. The licenses impose certain restrictions on the licensees' ability to utilize the software. In addition, the Company seeks to avoid disclosure of its trade secrets, including, but not limited to, (i) requiring those persons with access to the Company's proprietary information to execute confidentiality agreements with the Company and (ii) restricting access to the Company's source codes. Trade secret and copyright laws afford only limited protection. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy the Company's products or to obtain and use information that the Company regards as proprietary. Although the Company may apply for certain design patents, the Company presently has no patents or patent applications pending. Policing unauthorized use of the Company's products is difficult, and while the Company may be unable to determine the extent to which piracy of its software products exists, software piracy can be expected to be a persistent problem. In addition, the laws of some foreign countries do not protect the Company's proprietary rights to as great an extent as the laws of the United States. There can be no assurance that the Company's means of protecting its proprietary rights will be adequate or that the Company's competitors will not develop similar technology independently. There can be no assurance that third parties will not claim infringement by the Company with respect to current or future products. The Company expects software product developers increasingly to be subject to infringement claims as the number of products and competitors in the Company's industry segment grows and the functionality of products in different industry segments overlaps. Any such claims, with or without merit, could be time-consuming, result in costly litigation, cause product shipment delays or require the Company to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to the Company or at all, which could have a material adverse effect upon the Company's business, operating results and financial condition. In addition, the Company also relies on certain software that it licenses from third parties, including software that is integrated with internally developed software and used in the Company's products to perform key functions. There can be no assurances that such firms will remain in business, that they will continue to support their products or that their products will otherwise continue to be available to the Company on commercially reasonable terms.

EMPLOYEES

         As of December 12, 1997, the Company had a total of 116 employees, of which 74 were technical professionals, 15 comprise the sales and marketing staff, and the remainder were involved in management, administration, and accounting.

MANUFACTURING

         The  Company   contracts  for  the  manufacture  of  its  software  and
packaging. The Company believes that there are adequate sources of supply and manufacturing capacity to address the Company's requirements.

PROPERTY

         The Company leases professional office space for its headquarters and operations in Fairfax, Virginia and recently expanded its space and extended the term of its lease through July 31, 2003, pending execution by the landlord. Leased space now totals 25,950 square feet. Payments under the lease were approximately $368,316 in 1997, are expected to be $462,000 in 1998, and will increase to $599,124 by 2003.

         The Company also maintains an office of approximately 3,400 square feet in Mountain View, California. Payments under the lease were approximately $72,968 in 1997. The lease expires May 31, 1998 and the Company is discussing the possibility of extending the lease with the landlord.

LEGAL PROCEEDINGS

         The Company is presently not a party to any material legal proceedings.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

         The current executive officers and directors of the Company are as follows:

Name                                        Age          Position
----                                        ---          --------
Richard T. Bueschel (1)(2)                  64           Chairman of the Board and Director
James Ungerleider (1)                       48           President, Chief Executive Officer and Director
Harry Kaplowitz (1)                         54           Executive Vice President and Director
Richard M. Tworek (1)                       41           Chief Technology Officer, Executive Vice President and
                                                         Director
Christopher P. Dettmar                      44           Chief Financial Officer
Dr. Robert J. Loane                         59           Senior Vice President
Razi Mohiuddin                              36           Vice President
Alan S. Fisher (5)                          37           Director
Laurence C. Glazer (3)(4)(5)                52           Director
Robert M. Leopold (1)(2)(3)(5)              71           Director
Isaac M. Pollak (2)(4)                      47           Director
Millard H. Pryor, Jr. (3)(4)(5)             64           Director


--------------

(1)      Member of Executive Committee.
(2)      Member of Nominating Committee.
(3)      Member of Audit Committee.
(4)      Member of Compensation Committee.
(5)      Member of Finance Committee


Richard T. Bueschel has been the Chairman of the Board of Directors and the Chairman of the Executive Committee of the Company since January 1993 and was acting Chief Executive Officer of the Company from April 1997 to November 1997. Since 1988, he has been the Chief Executive Officer of Northern Equities, Inc., an investment and management firm. Mr. Bueschel is Chairman of the Board of Communications Management Systems, Inc. and a director of Study.Net Corporation. He co-founded Time Share Corporation, TSC, Inc., Computer Environments Corp. and DataMarket Corp., each of which are software companies, and has served on the boards of directors of numerous technology companies. Mr. Bueschel has a B.A. from Dartmouth College and an M.B.A. from Northeastern University.

James Ungerleider has been the President and Chief Executive Officer of the Company since November 1997. From 1973 until joining the Company, Mr. Ungerleider was associated with American Management Systems, Inc. ("AMS") and served as its Vice President, European Finance Industry Business Area from 1991 to November 1997. Prior to joining AMS, Mr. Ungerleider was a senior research scientist with the National Biomedical Research Foundation in Washington, D.C. He has a BS in Electrical Engineering from Princeton University and an MBA from the Harvard Business School.

Harry Kaplowitz, a founder of the Company, has been an Executive Vice President of the Company since November 1997 and a director since 1980. From 1991 to January 1993, Mr. Kaplowitz served as Chairman of the Board of Directors and from 1991 to November 1997 he served as President of the Company. From 1980 to 1989, he served as Executive Vice President of the Company. From 1973 to 1980, he was a Vice President of the Company. Mr. Kaplowitz holds a B.S. in Electrical Engineering from the Massachusetts Institute of Technology and an M.B.A. from the Wharton Graduate School.

Richard M. Tworek has been an Executive Vice President of the Company since October 1995, a Director since July 1996 and Chief Technology Officer since April 1997. Mr. Tworek was the founder of Merex and served as its President from April 1987 to October 1995. Mr. Tworek originated the VFC concept and is responsible for its development. Mr. Tworek holds a B.S. in Mathematics from Eastern Michigan University and an M.S. (equivalent) in Nuclear Engineering from the U.S. Navy Nuclear Power School.

Christopher P. Dettmar has been Chief Financial Officer of the Company since May 1997. From November 1993 to April 1997, he served as Vice President, Chief Financial Officer and a Director of TWS, Inc. and its predecessor company, Encompass, Inc., both of which are telecommunications service firms. From November 1989 to November 1993, he served as Vice President, Chief Operating Officer and a Director of the Hunter Companies, an asset management and real estate brokerage firm. From 1984 to 1989, Mr. Dettmar served as a regional controller with Cincinnati Bell Information Systems and from 1979 to 1983, he worked for Price Waterhouse & Co. He is a certified public accountant, holds a B.S. in Commerce from the University of Virginia and an M.B.A. from Pennsylvania State University.

Dr. Robert J. Loane has been the Senior Vice President and Chief Scientist of the Company since 1981. He is the principal architect and developer of the INQUIRE family of products and is now involved with the architecture of future products and provides consulting services to many of the Company's customers. Dr. Loane holds a Ph.D. in Computer Sciences from Princeton University and a B.E.E. from Cornell University.

Razi Mohiuddin has been a Vice President of the Company and manager of the Company's West Coast facilities since July 1997. From 1988 to July 1997, he served as Vice President of Software Partners, Inc., a firm that developed products for online services and was the parent of AMBIA, and from 1995 to July 1997, Mr. Mohiuddin also served as Vice President, Engineering, of AMBIA. In 1994, Mr. Mohiuddin co-founded ONSALE, Inc., a publicly held Web-based service that specializes in selling computers and consumer electronics using auctions, markdowns, and other close-out techniques. Mr. Mohiuddin has a B.S. in Computer Science from the University of Illinois, Chicago.

Alan S. Fisher has been a director of the Company since July 1997. In July 1994, he co-founded ONSALE, Inc. Mr. Fisher has been the Chief Technical Officer of ONSALE, Inc. since 1994. Mr. Fisher was a co- founder, and, from 1988 to July 1997, President and Chairman of Software Partners, Inc. Prior to founding Software Partners, from 1984 to 1988, Mr. Fisher was a Project Manager at Teknowledge, Inc., a developer of artificial intelligence products. From 1981 to 1984, Mr. Fisher was a member of the technical staff at AT&T Bell Laboratories. Mr. Fisher received a B.S. in Electrical Engineering from the University of Missouri and an M.S. in Electrical Engineering from Stanford University.

Laurence C. Glazer has been a director of the Company since August 1993. In 1970, Mr. Glazer founded Buckingham Properties, a real estate development firm specializing in redevelopment and enhancement of urban property in Rochester, New York. Since 1970, he has been a Partner of Buckingham Properties. Mr. Glazer is a member of the Board of Directors of Rochester Institute of Technology College of Business. From January 1980 to September 1984, he was Co-Chief Executive Officer of Great Lakes Paper. Mr. Glazer holds a B.A. from the University of Buffalo and an M.B.A. from Columbia University.

Robert M. Leopold has been a director of the Company since 1992. Since 1977, Mr. Leopold has been President of Huguenot Associates, Inc., a financial and business consulting firm. From 1986 to 1989, Mr. Leopold served as Chief Executive Officer of Insituform of North America, a provider of materials and technology for rehabilitation of underground pipes. Currently, he is a Director of Windsor Capital, Standard Security Life Insurance Company of New York, a wholly owned subsidiary of Independence Holding Company, Inc., H.E.R.C. Products Incorporated, and Dental Services of America, Inc. Mr. Leopold has a B.S. from Georgia Institute of Technology and completed course work for an M.B.A. at New York University.

Isaac M. Pollak has been a director of the Company since March 1993. Since 1980, Mr. Pollak has been President and Chief Executive Officer of LGP Ltd., a developer and marketer of promotional items. Mr. Pollak has an M.B.A. from City College, CUNY and an M.S. from Long Island University.

Millard H. Pryor, Jr. has been a director of the Company since 1992. He has been Managing Director of Pryor & Clark Company, an investment holding company, since September 1970. From 1988 to 1992, he was Chairman of Corcap, Inc., a corporation engaged in supplying services and products to the government. From 1972 to 1991, Mr. Pryor was Chairman of Lydall, Inc., which manufactured technical fiber materials. He is a Director of CompuDyne Corporation, Corcap, Inc., Wiremold Company, Hoosier Magnetics, Inc., Pacific Scientific Company, and The Hartford Funds. Mr. Pryor has a B.A. and an M.B.A. from the University of Michigan.

BOARD OF DIRECTORS

         Each director is elected to hold office until the next succeeding annual meeting of shareholders and until his successor is elected and qualified or until his death, resignation or removal. The Board has delegated certain authority to several committees.

         The Executive Committee members are Richard T. Bueschel, James Ungerleider, Harry Kaplowitz, Robert M. Leopold and Richard M. Tworek. The Executive Committee may exercise any of the powers and perform any of the duties of the Board of Directors, subject to the provisions of the law and certain limits imposed by the Board of Directors.

         The Audit Committee members are Robert M. Leopold, Laurence C. Glazer and Millard H. Pryor, Jr. The Audit Committee is responsible for recommending the accounting firm to be engaged as independent auditors; consulting with the independent auditors regarding the adequacy of internal accounting controls; and reviewing the scope of the audit and the results of the audit examination. The Audit Committee is also responsible for reviewing transactions between the Company and its officers, directors or other affiliates.

         The Nominating  Committee  members are Richard T.  Bueschel,  Robert M.
Leopold, and Isaac M. Pollak. The Nominating Committee reviews and makes recommendations to the Board of Directors regarding the selection of nominees to serve as committee members of the Board as well as directors of the Company.

         The Compensation  Committee members are Millard H. Pryor, Jr., Laurence
C. Glazer and Isaac M. Pollak. The Compensation Committee reviews and makes recommendations to the Board of Directors regarding the compensation and benefits policies and practices of the Company. The Compensation Committee also administers the Company's 1995 Stock Option Plan. In addition, the Committee is assigned responsibility for reviewing and approving the compensation of officers of the Company.

         The Finance Committee members are Alan S. Fisher, Laurence C. Glazer, Robert M. Leopold and Millard H. Pryor, Jr. The Finance Committee is responsible for overseeing the Company's financing activities.

EXECUTIVE COMPENSATION

         The following table sets forth for the Company's president and all executive officers whose total annual salary and bonuses exceeded $100,000 (collectively, the "Named Officers") for the years ended December 31, 1994, 1995 and 1996, the amount and nature of all compensation awarded to, earned by or paid to such Named Officers for the year indicated for services rendered in all capacities.


                           SUMMARY COMPENSATION TABLE

--------------------------------------------------------------------------------------------------------------------------------
                                                                                                               LONG-TERM
                                                                                                              COMPENSATION
                                                                      ANNUAL COMPENSATION                        AWARDS
                                                      --------------------------------------------------------------------------

                                                                                                               SECURITIES
                                                           FISCAL                                              UNDERLYING
             NAME AND PRINCIPAL POSITION                    YEAR             SALARY($)          BONUS($)       OPTIONS(#)
--------------------------------------------------------------------------------------------------------------------------------
James Ungerleider (1)                                         --      $     --            $    --                      --
President, Chief Executive Officer and Director

--------------------------------------------------------------------------------------------------------------------------------
Harry Kaplowitz (2)                                         1996      $138,000            $    --                   20,000
Executive Vice President and Director                       1995      $132,000            $10,251                       --
                                                            1994      $120,000            $69,600                   41,218
--------------------------------------------------------------------------------------------------------------------------------
Dr. Robert J. Loane (3)                                     1996      $100,000            $    --                    6,000
Senior Vice President                                       1995      $100,000            $ 2,238                       --
                                                            1994      $ 96,000            $13,290                    7,000

--------------------------------------------------------------------------------------------------------------------------------
Richard M. Tworek (4)                                       1996      $131,000                 --                    20,000
Chief Technology Officer, Executive Vice                    1995      $ 22,277                 --                        --
President and Director
--------------------------------------------------------------------------------------------------------------------------------

-----------------

(1)  Mr. Ungerleider's employment commenced on November 5, 1997.

(2) The 1995 bonus was paid in April 1996. $41,760 of the 1994 bonus was paid in March 1995.

(3) The 1995 bonus was paid in April 1996. $8,352 of the 1994 bonus was paid in March 1995.

(4)  Mr. Tworek's employment commenced on October 11, 1995.

                       OPTIONS GRANTS IN LAST FISCAL YEAR

                                INDIVIDUAL GRANTS

         The following table summarizes the number of shares and the terms of stock options granted to the Named Officers in 1996:


--------------------------------------------------------------------------------------------------------------------------------
                                                         % OF TOTAL OPTIONS
                               NUMBER OF SECURITIES          GRANTED TO
                                UNDERLYING OPTIONS      EMPLOYEES IN FISCAL
           NAME                    GRANTED (#)               YEAR 1996          EXERCISE PRICE ($/SH)      EXPIRATION DATE
--------------------------------------------------------------------------------------------------------------------------------
Harry Kaplowitz                     20,000(1)                   8.1                    $3.813               April 30, 2001
--------------------------------------------------------------------------------------------------------------------------------
Richard M. Tworek                   20,000(1)                   8.1                    $3.813               April 30, 2001
--------------------------------------------------------------------------------------------------------------------------------
Dr. Robert J. Loane                  6,000(1)                   2.4                    $3.813               April 30, 2001
--------------------------------------------------------------------------------------------------------------------------------

(1) Exercisable in three equal annual installments, commencing May 1, 1996, with the exercise price equal to market price on the date of the grant.


         The following table sets forth information concerning the number of unexercised options and the fiscal 1996 year-end value of unexercised options on an aggregated basis held by the Named Officers. The Company has not granted any stock appreciation rights; 5,444 options were exercised in fiscal 1996.


          AGGREGATED OPTION EXERCISES AND FISCAL YEAR-END OPTION VALUES

-----------------------------------------------------------------------------------------------------------------------------------
                                                                                                               VALUE OF
                                                                     NUMBER OF SECURITIES              UNEXERCISED IN-THE-MONEY
                                                                    UNDERLYING UNEXERCISED            OPTIONS AT FISCAL YEAR-END
                                                                OPTIONS AT FISCAL YEAR-END (#)                  ($)(1)
-----------------------------------------------------------------------------------------------------------------------------------
NAME                        EXERCISE (#)        REALIZED         EXERCISABLE      UNEXERCISABLE      EXERCISABLE      UNEXERCISABLE
-----------------------------------------------------------------------------------------------------------------------------------
Harry Kaplowitz                  -                 -                  93,251            19,295          $652,757           135,065
-----------------------------------------------------------------------------------------------------------------------------------
Dr. Robert J. Loane            5,444            $27,220               21,436             4,000           150,052            28,000
-----------------------------------------------------------------------------------------------------------------------------------
Richard Tworek                   -                 -                   6,667            13,333            46,669            93,331
-----------------------------------------------------------------------------------------------------------------------------------


(1) The value of unexercised in-the-money options at fiscal year end was calculated by obtaining the product of the last sale price on December 31, 1996 (which was $7.00 per share) multiplied by the number of in-the-money exercisable options or the number of in-the-money unexercisable options, as the case may be.


AGREEMENTS WITH EXECUTIVES

         The Company has entered into Executive Separation Agreements with Mr. Kaplowitz and Dr. Loane. In the event that either officer's employment is terminated involuntarily, without cause, following a change in control of the Company, as defined, that officer is entitled to separation pay equal to two years' base salary and continuation of life and health insurance coverage for two years. Additionally, any type of pension or profit-sharing credited service will be extended for two years. There were no separation payments accrued or paid under the Executive Separation Agreements in 1996.

         As part of the acquisition of Merex by the Company in October 1995, the Company entered into an Employment and Non-Compete Agreement ("Employment Agreement"), dated October 11, 1995, with Richard M.

Tworek. Pursuant to the Employment Agreement, Mr. Tworek is serving as Executive Vice President of the Company until October 11, 1999, and receives a minimum base salary of $125,000 per year, plus any bonus compensation as may be determined by the Company's Board of Directors. The Employment Agreement also provides that Mr. Tworek may not compete with the Company for two years with respect to any then existing client, customer or supplier of the Company following the expiration or termination of the Employment Agreement or his earlier resignation.

         The Company entered into a letter employment agreement ("Letter Agreement") with James Ungerleider on November 5, 1997. Pursuant to the Letter Agreement, Mr. Ungerleider is serving as the Company's President and Chief Executive Officer and receives an annual base salary of $200,000 plus an annual incentive bonus based on the achievement of certain management objectives and financial performance measures. In addition, Mr. Ungerleider received options to acquire 250,000 shares of the Company's Common Stock at a price of $9.50 per share, vesting over a three year period from the date of the Letter Agreement, a $50,000 hiring bonus to be paid on January 2, 1998, health insurance and life insurance. Mr. Ungerleider's employment at the Company is terminable at will and is not for a definite term. However, if Mr. Ungerleider is terminated by the Company, other than "for cause," as defined in the Letter Agreement, he will continue to be paid his base salary in monthly increments for a period of 18 months, and he will continue to receive various insurance benefits during such period. These insurance and salary benefits will cease should Mr. Ungerleider begin employment elsewhere with a new employer during such 18 month period. The Letter Agreement also provides that, if during Mr. Ungerleider's first 12 months of employment with the Company, Mr. Bueschel is no longer Chairman of the Board and during that same 12 month period Mr. Ungerleider is terminated other than for cause, the aforementioned salary and benefit provision will apply for a 24 month period.

         As part of the  acquisition of AMBIA,  on July 22, 1997 the Company and
AMBIA  entered  into  a  two-year  employment   agreement  with  Razi  Mohiuddin
("Mohiuddin Employment Agreement"). Pursuant to the Mohiuddin Employment Agreement, Mr. Mohiuddin is serving as a Vice President of the Company and manager of the Company's West Coast facilities for a term of 24 months, unless extended by the mutual agreement of the Company and Mr. Mohiuddin, with a base salary of $110,000 per year, subject to adjustment based on performance reviews. The Mohiuddin Employment Agreement also provides that if Mr. Mohiuddin is terminated for cause, Mr. Mohiuddin will be subject to a noncompetition provision for a period of two years and a nonsolicitation provision for a period of one year following the date of termination.

DIRECTOR COMPENSATION

         During 1996, non-employee directors received an annual fee of $3,000 plus $500 per Board meeting or meeting of a committee of the Board (fees for committee meetings held on the same day as Board meetings are $100). During 1996, no Executive Committee meeting fees were accrued or paid to Executive Committee members. During 1996, Laurence C. Glazer, Isaac M. Pollak and Millard
H. Pryor, Jr., members of the Compensation Committee, were each granted a non-qualified option under the Company's 1995 Stock Option Plan to purchase 4,666 shares of Common Stock at an exercise price of $5.0313 per share. During 1997, non-employee directors will receive an annual fee amounting to $10,000, payable quarterly in shares of the Company's Common Stock, plus $1,000 per board meeting attended. Any director who is an employee of the Company receives no additional compensation for serving as a director.

1995 STOCK OPTION PLAN

         In 1995, the Board of Directors adopted, and the Company's shareholders approved, the 1995 Stock Option Plan ("1995 Plan"), which (i) consolidated the Company's 1991 Incentive Stock Option Plan and 1992 Non-Qualified Stock Option Plan and (ii) provided for the automatic grant of stock options to the members of the Compensation Committee of the Company's Board of Directors ("Compensation Committee"). The purpose of the 1995 Plan is to attract, retain and motivate directors, officers, selected employees and consultants of the Company, as well as officers and selected employees of any subsidiary thereof, by affording them an opportunity to acquire a proprietary interest in the Company and to thereby create in such persons an increased interest and a greater concern for the welfare of the Company. The 1995 Plan is administered by the Compensation Committee, which consists of not less than two members of the Board of Directors who qualify as "non-employee directors" of the Company within the meaning of Rule 16b-3 under the Exchange Act.

         Subject to possible adjustment in the event of a recapitalization, stock split or similar transaction, a total of 1,511,000 shares of Common Stock may be issued upon the exercise of options granted under the 1995 Plan. Options to purchase an aggregate of 1,439,381 shares of Common Stock under the 1995 Plan have been issued in the past, of which options to purchase 287,234 shares have been exercised and options to purchase 49,625 shares have either terminated or lapsed. As of December 12, 1997, options to purchase a total of 1,350,366 shares of Common Stock under the 1995 Plan, at prices ranging from $1.085 to $11.00 per share, were outstanding. Of the currently outstanding options, options for 620,114 shares are currently vested and exercisable. The 1995 Plan also provides that if any shares underlying outstanding options cease to be subject to purchase thereunder due to expiration or termination of the options, such shares thereafter will be available to underlie newly granted options under the 1995 Plan.

         The Compensation Committee may grant options under the 1995 Plan to (i) certain selected employees and officers of the Company or any subsidiary thereof who are regularly employed on a salaried basis; (ii) directors of the Company, other than members of the Compensation Committee, who are not officers or employees of the Company; and (iii) consultants or advisors to the Company, provided that the services rendered by such persons are not in connection with the offer or sale of securities in a capital-raising transaction. Members of the Compensation Committee receive awards of options pursuant to a formula set forth in the 1995 Plan.

         The 1995 Plan provides that upon the occurrence of an event constituting a "change of control," all options granted under the 1995 Plan immediately become fully exercisable. A "change of control" will be deemed to have occurred under the 1995 Plan if any person or organization becomes the beneficial owner, directly or indirectly, of either (i) a majority of the Company's outstanding shares of Common Stock or (ii) securities of the Company representing a majority of the combined voting power of the Company's then outstanding voting securities.

         As a result of the Company's acquisition of AMBIA, outstanding options to purchase 390,000 shares of AMBIA common stock were converted into options ("Replacement Options") to acquire approximately 35,000 shares of Common Stock of the Company at an exercise price of $1.69 per share. The Replacement Options are subject to the terms of the 1995 Plan. The Company has agreed to file a registration statement on Form S-8 to register the shares underlying the Replacement Options by January 5, 1998.

STOCK PURCHASE PLAN

         On April 23, 1997, the Board of Directors of the Company approved the adoption of the Company's 1997 Employee Stock Purchase Plan ("SPP"), and on May 28, 1997, the holders of a majority of the Company's outstanding shares of Common Stock present or represented at the Annual Meeting duly adopted the SPP. The purpose of the SPP is to provide eligible employees the opportunity to purchase Common Stock through payroll deductions. The SPP is intended as an employment incentive and to encourage stock ownership such that participating employees can share in the Company's progress.

         The SPP is administered by the Board of Directors of the Company. Any employee of the Company is eligible to participate, on a voluntary basis, in the SPP, except that persons who own or hold stock, including stock underlying options, or as a result of participation in the SPP would own stock, including stock underlying options, amounting to 5% or more of the total combined voting power or value of all classes of stock of the Company are not entitled to participate in the SPP. Currently, approximately 115 persons are eligible to participate in the SPP. 200,000 shares of the authorized but unissued Common Stock of the Company have been reserved for issuance under the SPP.

         The purchase price per share at which shares of the Common Stock are sold in an offering under the SPP is set by the Board; provided that the purchase price may not be less than 85% of the lesser of the fair market value of the Common Stock on the first or the last day of the offering period. Subject to certain limitations, the number of shares of the Common Stock a participant purchases in an offering period is determined by dividing the total amount of payroll deductions withheld from the participant's compensation during the offering period by the purchase price per share.

EMPLOYEE BENEFIT PLAN

         In 1988, the Company established an employee benefit plan ("Benefit Plan"), which qualifies under Section 401(k) of the Code. The Benefit Plan allows salaried employees to contribute a part of their compensation toward their retirement on a tax deferred basis. Required Company contributions equate to 10% of the employee's contribution to the Benefit Plan and totaled approximately $32,000 in 1996 and $23,000 in 1995. In addition to these contributions, the Company, at the sole discretion of its Board of Directors, may make profit-sharing contributions to the Benefit Plan; no such contributions were made in 1996 or 1995.


                              CERTAIN TRANSACTIONS

         For the period beginning January 1, 1996 through November 30, 1997, the Company made business management consulting fee payments totaling $230,000 to Bermuda Capital for the services of Mr. Richard T. Bueschel, the Company's Chairman, for his services as acting Chief Executive Officer of the Company from 1996 to 1997. The Company does not have a written consulting agreement with Bermuda Capital or Mr. Bueschel.

         For the period beginning January 1, 1996 through November 30, 1997, the Company made payments totaling $160,500 to Huguenot Associates, Inc. for the consulting services of its President, Robert M. Leopold, a director of the Company. The Company is currently making payments of $7,500 per month to Huguenot Associates, Inc. for financial consulting services. In January 1996, the Company issued 8,000 shares of its Common Stock to Mr. Leopold for services rendered by him to the Company in connection with the acquisition of certain assets and liabilities of Merex on October 11, 1995.

         On October 3, 1996, the Company extended a loan to Richard M. Tworek, a director and executive officer of the Company, in the principal amount of $70,000. The loan bears annual interest of prime plus 1% and is payable by him on or before October 2, 1999. As of the date of the Prospectus, the principal amount of the loan was $70,000.

         In October 1995, the Company purchased substantially all of the assets and assumed certain liabilities of Merex in consideration for the issuance of 210,000 shares of Common Stock to Richard M. Tworek, Mary Margaret Styer and Andrew M. Fregly (collectively, "Merex Shareholders"), with a fair value as determined by the Company's Board of Directors of $1.125 per share. 158,754 of such shares were issued to Richard M. Tworek. The purchase was effected pursuant to an Asset and Purchase Agreement and Plan of Reorganization, dated as of October 6, 1995 ("Merex Agreement"), among the Company, Merex and the Merex Shareholders. Pursuant to the Merex Agreement, the Company agreed, until October 11, 1998, to register the shares issued to the Merex Shareholders within 30 days of their written request to do so. Mr. Tworek has agreed to waive his registration rights for a period of six months following the Effective Date. The total acquisition cost was approximately $361,000, including the direct costs of the acquisition. As part of the Merex Agreement, the Company entered into the Employment Agreement with Mr. Tworek, pursuant to which Mr. Tworek is serving as Executive Vice President of the Company until October 11, 1999, and receives a minimum base salary of $125,000, plus any bonus compensation as may be determined by the Company's Board of Directors.

                   On July 22, 1997, the Company acquired 100% of the issued and outstanding capital stock of AMBIA through the issuance of 400,000 shares of Common Stock to AMBIA's shareholders, Alan Fisher and Razi Mohiuddin (collectively, "AMBIA Shareholders"), with a fair value as determined by the Company's Board of Directors of $5.425 per share. Pursuant to a registration rights agreement by and among the Company and the AMBIA Shareholders, the Company granted the AMBIA Shareholders a one-time demand registration right, exercisable until July 22, 2000 at the request of both AMBIA Shareholders. The agreement also entitles the AMBIA Shareholders to piggyback registration rights until July 22, 2000. The AMBIA Shareholders have agreed to waive their registration rights for a period of six months following the Effective Date. The acquisition was accomplished by means of a merger of AMBIA Acquisition Corporation, a Delaware corporation ("Acquisition") and wholly-owned subsidiary of the Company, with and into AMBIA, pursuant to the terms of the Agreement of Merger and Plan of Reorganization, dated as of July 22, 1997 ("AMBIA Agreement"), by and among the Company, AMBIA, the AMBIA Shareholders, Software Partners, Inc., a Delaware corporation ("SPI"), and Acquisition. As a result of the Merger, all of the issued and outstanding shares of AMBIA were exchanged for and converted into 400,000 shares of the Company's Common Stock, 339,999 shares were delivered to the AMBIA Shareholders, 60,000 shares were delivered to an escrow agent and one share was delivered to the AMBIA
Shareholders in cash in lieu of a fractional share. The escrow is being maintained to secure the Company against breaches of representations, warranties and covenants made under the AMBIA Agreement by the AMBIA Shareholders, SPI and AMBIA. The total acquisition cost was approximately $2,300,000, including the direct costs of the acquisition. As a part of the acquisition of AMBIA, the Company and AMBIA entered into a two-year employment agreement with Mr. Mohiuddin, pursuant to which Mr. Mohiuddin is serving as a Vice President of the Company and manager of the Company's West Coast facilities at a base salary of $110,000 per year. In addition, as part of the acquisition of AMBIA, the Company agreed to appoint Alan Fisher to its Board of Directors, subject to certain provisions in the AMBIA Agreement.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information known to the Company regarding beneficial ownership of the Common Stock as of the date of this Prospectus for (i) each person or group that is a beneficial owner of more than 5% of the outstanding shares of Common Stock, (ii) each of the Named Officers and directors, and (iii) all directors and executive officers of the Company as a group. Except as otherwise indicated, the Company believes that such beneficial owners, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws, where applicable. Unless otherwise indicated, the address of all persons named in the table is 12150 Monument Drive, Fairfax, Virginia 22033.


                                                                SHARES                PERCENT                PERCENT
                                                             BENEFICIALLY              BEFORE                 AFTER
                   BENEFICIAL OWNER                           OWNED (1)               OFFERING               OFFERING
                   ----------------                           ---------               --------               --------
Richard T. Bueschel (2) ..............................         171,681                  6.0%                   4.4%
Suite 198
48 Par-La-Ville Road
Hamilton HM 11 Bermuda
James Ungerleider (3).................................          75,000                  2.7%                   2.0%
Harry Kaplowitz (4) ..................................         152,533                  5.3%                   4.0%
Richard M. Tworek (5) ................................         197,083                  7.1%                   5.2%
Dr. Robert J. Loane (6) ..............................          67,355                  2.4%                   1.8%

Alan S. Fisher (7) ...................................         253,138                  9.2%                   6.8%
1861 Landings Drive
Mountain View, California 94043
Razi Mohiuddin (8)....................................         147,121                  5.4%                   3.9%
1953 Landings Drive
Mountain View, California 94043
Laurence C. Glazer (9)................................          67,330                  2.4%                   1.8%
Robert M. Leopold(10) ................................         110,958                  3.9%                   2.9%
Isaac M. Pollak (11)..................................         124,714                  4.5%                   3.3%
Millard A. Pryor, Jr. (12)............................          29,088                  1.1%                    *%
All directors and executive officers
of the Company as a group (12 persons) (13)...........       1,401,035                 44.0%                  33.5%


*        Less than 1%

(1) A person is deemed to be the beneficial owner of voting securities that can be acquired by such person within 60 days from the date of this Prospectus upon the exercise of options, warrants or convertible securities. Each beneficial owner's percentage ownership is determined by assuming that convertible securities, options or warrants that are held by such person (but not those held by any other person) and which are exercisable within 60 days of this Prospectus have been exercised. Unless otherwise noted, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of Common Stock beneficially owned by them.

(2) Includes 122,051 shares subject to presently exercisable stock options or stock options exercisable within 60 days. Excludes 36,667 shares subject to options not exercisable within 60 days.

(3) Includes 75,000 shares subject to presently exercisable stock options or stock options exercisable within 60 days. Excludes 175,000 shares subject to options not exercisable within 60 days.

(4) Includes 103,547 shares subject to presently exercisable stock options or options exercisable within 60 days. Excludes 14,167 shares subject to options not exercisable within 60 days.

(5) Includes 13,333 shares subject to presently exercisable stock options or options exercisable within 60 days. Excludes 26,667 shares subject to options not exercisable within 60 days.

(6) Includes 14,886 shares subject to presently exercisable stock options or options exercisable within 60 days. Excludes 2,000 shares subject to options not exercisable within 60 days.

(7) Includes 37,931 shares subject to an Escrow Agreement dated July 22, 1997, by and among Alan Fisher, Razi Mohiuddin, the Company and SETTLEMENT CORP. as escrow agent, pursuant to which Mr. Fisher shall be entitled to vote such shares.

(8) Includes 22,069 shares subject to an Escrow Agreement, dated July 22, 1997, by and among Alan Fisher, Razi Mohiuddin, the Company and SETTLEMENT CORP. as escrow agent, pursuant to which Mr. Mohiuddin shall be entitled to vote such shares.

(9) Includes 4,666 shares subject to presently exercisable options or options exercisable within 60 days.

(10) Includes 64,270 shares subject to presently exercisable stock options or stock options exercisable within 60 days. Excludes 27,500 shares subject to options not exercisable within 60 days.

(11) Includes 12,200 shares owned by LGP Ltd., a profit sharing trust for which Mr. Pollak has sole voting and investment power. Includes 26,440 shares subject to presently exercisable stock options and options exercisable within 60 days.

(12) Includes 9,332 shares subject to presently exercisable stock options and options exercisable within 60 days.

(13) Includes 438,525 shares subject to presently exercisable stock options or stock options exercisable within 60 days. Includes 60,000 shares subject to an Escrow Agreement dated July 22, 1997, by and among Alan Fisher, Razi Mohiuddin, the Company and SETTLEMENT CORP. as escrow agent, pursuant to which Mr. Fisher shall be entitled to vote 37,931 of such shares and Mr. Mohiuddin shall be entitled to vote 22,069 of such shares. Includes 12,200 shares owned by LGP Ltd., a profit sharing trust for which Mr. Pollak has sole voting and investment power.

                            DESCRIPTION OF SECURITIES

GENERAL

         The authorized capital stock of the Company is 7,006,666 shares, consisting of 6,666,666 shares of Common Stock, par value $0.03 per share, and 340,000 shares of Preferred Stock, par value $1.00 per share. As of December 12, 1997, there were 2,749,791 shares of Common Stock outstanding. No shares of Preferred Stock are currently outstanding. Upon completion of this Offering, there will be approximately 3,749,791 shares of Common Stock outstanding (3,899,791 if the Underwriters' over-allotment option is exercised in full) and no shares of Preferred Stock outstanding.


COMMON STOCK

         The holders of shares of Common Stock are entitled to one vote for each share held of record on all matters to be voted on by shareholders. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted can elect all of the directors then being elected. The holders of Common Stock are entitled to receive dividends when, as and if declared by the Board of Directors out of funds legally available therefor. In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision has been made for each class of stock, if any, having preference over the Common Stock. Holders of shares of Common Stock, as such, have no redemption, preemptive or other subscription rights, and there are no conversion provisions applicable to the Common Stock. All of the outstanding shares of Common Stock are, and the shares of Common Stock offered hereby, when issued and paid for as set forth in this Prospectus, will be, fully paid and nonassessable.

PREFERRED STOCK

         The Company's authorized shares of Preferred Stock may be issued in one or more series. The Board of Directors is expressly vested with the authority to fix by resolution the designations, powers, preferences, qualifications, limitations or restrictions of and upon shares of each series, including, without limitation, voting, dividend, conversion, redemption and liquidation rights. In addition, the Board of Directors may fix the number of shares constituting any such series and increase or decrease the number of shares in any such series.

          The Company believes that the availability of Preferred Stock issuable in series will provide increased flexibility for structuring possible future financings and acquisitions, if any, and in meeting other corporate needs. It is not possible to state the actual effect of the authorization and issuance of any series of Preferred Stock upon the rights of holders of Common Stock until the Board of Directors determines the specific terms, rights and preferences of a series of Preferred Stock. However, such effects might include, among other things, restricting dividends on the Common Stock, diluting the voting power of the Common Stock, or impairing liquidation rights of such shares without further action by holders of the Common Stock. In addition, under various circumstances, the issuance of Preferred Stock may have the effect of facilitating, as well as impeding or discouraging, a merger, tender offer, proxy contest, the assumption of control by a holder of a large block of the Company's securities or the removal of incumbent management. The issuance of Preferred Stock could also adversely affect the market price of the Common Stock.

LIMITATION OF LIABILITY OF OFFICERS AND DIRECTORS

         As permitted by the Virginia Stock Corporations Act ("VSCA"), the Company's Articles and Bylaws limit the personal liability of a director or officer to the Company for monetary damages for breach of fiduciary duty of care as a director. Liability is not eliminated if the officer or director engaged in willful misconduct or a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security. Furthermore, a director who votes for or assents to distributions made in violation of the VSCA or the Company's Articles will be personally liable to the Company and its creditors for the amount of the distribution that exceeds what could have been distributed without violating the VSCA or the Company's Articles, pursuant to Section 13.1-692 of the VSCA.

INDEMNIFICATION OF OFFICERS AND DIRECTORS

         The Company's Articles and Bylaws require the Company to indemnify any director or officer of the Company, or any person who is or was serving at the request of the Company as a director or officer of another corporation, partnership, joint venture, trust or other enterprise, to the fullest extent permitted by law. The Company has obtained officers' and directors' liability insurance of $1,000,000 for members of its Board of Directors and executive officers. In addition to the indemnification provided in the Company's Bylaws, the Company intends to enter into agreements to indemnify its directors and officers.

         Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, or otherwise, the Company has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

VIRGINIA ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

         The Company is subject to the provisions of Section 13.1-725.1 of the VSCA. Subject to certain exceptions, these provisions apply to Virginia corporations having more than 300 shareholders of record and provide that for three years following the time that a shareholder becomes an owner of 10% of the outstanding voting shares (an "Interested Shareholder"), a Virginia corporation cannot engage in any "Affiliated Transaction" with such Interested Shareholder without the approval of two-thirds of the voting shares other than those shares beneficially owned by the Interested Shareholder, and the approval of a majority of the disinterested directors (as defined in Section 13.1-725 of the VSCA). After the expiration of the three-year period, the statute requires, subject to certain exceptions, approval of Affiliated Transactions by two-thirds of the voting shares other than those beneficially owned by the Interested Shareholder. Affiliated Transactions subject to this approval requirement include mergers, share exchanges, material dispositions of corporate assets not in the ordinary course of business, any guarantee by the corporation of a material amount of indebtedness of any Interested Shareholder, certain dispositions to an Interested Shareholder of voting shares of the corporation, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder, or any reclassification, including reverse stock splits, recapitalization or merger of the corporation with its subsidiaries, which increases the percentage of voting shares owned beneficially by an Interested Shareholder by more than 5%. Virginia law also provides that, with respect to Virginia corporations having 300 or more shareholders of record, shares acquired in a transaction that would cause such holder's voting strength to meet or exceed any of three thresholds (20%, 33 1/3% or 50%) have no voting rights with respect to such shares unless granted by a majority vote of shares not owned by the acquiring person or any officer or employee-director of the corporation. This provision empowers such holder to require the Virginia corporation to hold a special meeting of shareholders to consider the matter within 50 days of its request.

         Article 3 of the Company's Articles provides that the Board of Directors, without action by the shareholders, may issue and fix the rights and preferences of shares of Preferred Stock. Article 2 of the Company's Bylaws further provides that a director may only be removed upon the affirmative vote of a majority of the voting power of the shareholders of record entitled to elect a successor and present in person or by proxy at a special meeting of such shareholders for which express notice of the intention to transact such business was given and at which a quorum is present. These provisions may have the effect of delaying, deferring or preventing a change of control of the Company without further action by the shareholders, may discourage bids for the Common Stock at a premium over the market price of, and the voting and other rights of the holders of, Common Stock.

          The provisions of Virginia law and the provisions contained in the Company's Articles and Bylaws, discussed above, could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

TRANSFER AGENT AND REGISTRAR

         The transfer agent and registrar for the Common Stock is American Stock Transfer & Trust Company.


                         SHARES ELIGIBLE FOR FUTURE SALE

         Upon completion of this Offering, the Company will have approximately 3,749,791 shares of Common Stock outstanding. All 1,000,000 shares of Common Stock being offered hereby will be immediately tradable without restriction or further registration under the Securities Act. In addition, substantially all of the currently outstanding shares of Common Stock have been or will be registered for sale under the Securities Act or are eligible for sale under an exemption therefrom. The directors and executive officers and certain shareholders of the Company holding, in the aggregate, 962,510 shares of Common Stock and options to purchase an aggregate of 730,526 shares of Common Stock, have agreed not to sell or otherwise dispose of any of such shares for twelve months from the date of this Prospectus without the prior written consent of GKN Securities Corp. ("GKN"); provided, however, that (a) at any time beginning six months after the effective date ("Effective Date") of the Registration Statement of which this Prospectus is a part, the directors, executive officers and certain shareholders may sell, without GKN's consent, up to 20% of the shares owned by them, if (i) the last sales price of the Common Stock has been at least 125% of the per share public offering price for at least 10 consecutive trading days ending the day prior to the proposed sale and (ii) the sales price of the shares to be sold is no less than 125% of the per share public offering price, (b) at any time beginning three months after the Effective Date, (i) Richard T. Bueschel may sell up to an aggregate of 7,500 shares, (ii) Harry Kaplowitz may sell up to an aggregate of 12,500 shares, (iii) Dr. Robert J. Loane may sell up to an aggregate of 2,500 shares and (iv) Robert M. Leopold may sell up to an aggregate of 7,500 shares, in each case without GKN's consent, and (c) at any time after the Effective Date, Richard M. Tworek may sell up to an aggregate of 15,000 shares without GKN's consent. GKN may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. Additionally, as of the date of this Prospectus, the Company has reserved an aggregate of 1,646,000 shares of Common Stock for issuance upon exercise of outstanding options and the Representatives' Purchase Option. All but 635,000 of the shares of Common Stock underlying such securities have been registered under the Securities Act.

         Pursuant to the asset purchase agreement by and among the Company and the Merex Shareholders, the Company agreed, until October 11, 1998, to register the 210,000 shares issued to the Merex Shareholders, 158,754 of which have been issued to Richard M. Tworek, within 30 days of their written request to do so. Mr. Tworek has agreed to waive his registration rights for a period of six months following the Effective Date.

         Pursuant to a registration rights agreement by and among the Company and the AMBIA Shareholders, executed in connection with the acquisition of AMBIA, the Company granted the AMBIA Shareholders a one-time demand registration right with respect to the 400,000 shares (including 60,000 held in escrow) issued to them. The demand registration right is exercisable until July 22, 2000 at the request of both Razi Mohiuddin and Alan Fisher. The registration rights agreement also provides, subject to certain exceptions, for unlimited piggyback registration rights until July 22, 2000. The AMBIA Shareholders have agreed to
waive their   registration  rights for a period of six months following the
Effective  Date.


                                  UNDERWRITING

         The Underwriters named herein, for whom Southeast Research Partners, Inc. and GKN Securities Corp. are acting as representatives ("Representatives"), have severally agreed, subject to the terms and conditions of the Underwriting Agreement, to purchase a total of 1,000,000 shares of Common Stock from the Company. The number of shares of Common Stock that each Underwriter has agreed to purchase is set forth opposite its name:

Underwriter                                                 Number of Shares
-----------                                                 ----------------

Southeast Research Partners Inc.                            ----------------
GKN Securities Corp.

          Total                                                    1,000,000
                                                            ================



         The Underwriting Agreement provides that the obligations of the Underwriters are subject to approval of certain legal matters by counsel to the Underwriters and various other conditions precedent, and that the Underwriters are obligated to purchase all the shares of Common Stock offered hereby (other than the shares of Common Stock covered by the over-allotment option described below) if any are purchased.

         The Representatives have advised the Company that the Underwriters propose to offer the shares of Common Stock to the public at the price set forth on the cover page of this Prospectus and to certain dealers at those prices less a concession not in excess of $ per share. The Underwriters may allow, and such dealers may reallow, a concession not in excess of $ per share to certain other dealers. After the Offering, the offering prices and other terms may be changed by the Representatives.

         The Company has granted to the Underwriters an option, exercisable during the 45-day period after the date of this Prospectus, to purchase from the Company at the offering price set forth on the cover page of this Prospectus, less underwriting discounts and commissions, up to 150,000 shares of Common Stock.

         The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act. The Company also has agreed to pay the Representatives an expense allowance on a nonaccountable basis equal to 2% of the gross proceeds derived from the sale of the shares of Common Stock underwritten (including the sale of any shares of Common Stock subject to the Underwriters' over-allotment option), $50,000 of which has been paid to date.

         In connection with the Offering, the Company has agreed to sell to the Representatives, for an aggregate of $100, an option to purchase up to an
aggregate  of  100,000  shares  of  Common  Stock  ("Representatives'   Purchase
Option"). The Representatives' Purchase Option is exercisable at $ per share (120% of the offering price) for a period of four years commencing one year from the date of this Prospectus. The Representatives' Purchase Option grants to the holders thereof certain "piggyback" and demand rights for periods of seven and five years, respectively, from the date of this Prospectus with respect to the registration under the Securities Act of the shares issuable upon exercise of the Representatives' Purchase Option. The Representatives' Purchase Option cannot be transferred, sold, assigned or hypothecated during the one year period following the date of this Prospectus, except to officers of the Representatives and to Underwriters and selected dealers and their officers or partners.

         Pursuant to the Underwriting Agreement, the directors and executive officers and certain shareholders of the Company (collectively, "Insiders") holding, in the aggregate, 962,510 shares of Common Stock and options to purchase an aggregate of 730,526 shares of Common Stock, have agreed not to sell or otherwise dispose of any of such shares for a period of 12 months following the Effective Date without obtaining the prior written consent of GKN; provided however, that (a) at any time beginning six months after the Effective Date each of the Insiders may sell, without GKN's consent, up to 20% of the shares owned by him, if (i) the last sales price of the Common Stock has been at least 125% of the per share public offering price for at least 10 consecutive trading days ending the day prior to the proposed sale and (ii) the sales price of the shares to be sold is no less than 125% of the per share public offering price, (b) at any time beginning three months after the Effective Date, (i) Richard T. Bueschel may sell up to an aggregate of 7,500 shares, (ii) Harry Kaplowitz may sell up to an aggregate of 12,500 shares, (iii) Dr. Robert J. Loane may sell up to an aggregate of 2,500 shares and (iv) Robert M. Leopold may sell up to an aggregate of 7,500 shares, in each case without GKN's consent, and (c) at any time after the Effective Date, Richard M. Tworek may sell up to an aggregate of 15,000 shares without GKN's consent. GKN may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements.

         The Underwriters may engage in over-allotment, stabilizing transactions, syndicate short covering transactions and penalty bids in accordance with Regulation M under the Exchange Act. Over-allotment involves sales by the underwriting syndicate in excess of the offering size, which creates a syndicate short position. Stabilizing transactions permit bids to purchase the shares of Common Stock so long as the stabilizing bids do not exceed a specified maximum. Syndicate short covering transactions involve purchases of the shares of Common Stock in the open market after the distribution has been completed in order to cover syndicate short positions. Penalty bids permit the Underwriters to reclaim a selling concession from a selling group member when the shares of Common Stock originally sold by such selling group member are repurchased in the open market by the Underwriters. Such stabilizing transactions, syndicate short covering transactions and penalty bids may cause the price of the shares of Common Stock to be higher than it would otherwise be in the absence of such transactions. These transactions may be effected on the Nasdaq SmallCap Market or otherwise and, if commenced, may be discontinued at any time.

         In general, the rules of the Commission will prohibit the Underwriters from making a market in the Common Stock during a "restricted period" commencing up to five days prior to the pricing of the offering of Common Stock offered hereby and extending until completion of the Offering. The Commission has, however, adopted exceptions from these rules that permit passive market making under certain conditions. These rules permit an underwriter to continue to make a market subject to the conditions, among others, that its bid not exceed the highest bid by a market maker not connected with the Offering and that its net purchases on any one trading day not exceed prescribed limits. Pursuant to these exemptions, the Underwriters, selling group members (if any) or their respective affiliates may engage in passive market making in the Company's Common Stock during the restricted period.

         Southeast Research Partners, Inc. and GKN are both wholly-owned subsidiaries of GKN Holding Corp.


                                  LEGAL MATTERS

         The validity of the Common Stock offered hereby will be passed upon for the Company by Kramer, Levin, Naftalis & Frankel, New York, New York 10022. Graubard Mollen & Miller, New York, New York, has served as counsel to the Underwriters in connection with this Offering.


                                     EXPERTS

         The audited consolidated financial statements and schedule of the Company as of and for the years ended December 31, 1995 and 1996 included in this Prospectus and elsewhere in the Registration Statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

         The audited financial statements of AMBIA as of and for the years ended December 31, 1995 and 1996 included in this Prospectus and elsewhere in the Registration Statement have been audited by Seiler & Company, independent public accountants, as indicated in their report with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said report.

                              INFODATA SYSTEMS INC.

                          INDEX TO FINANCIAL STATEMENTS

INFODATA SYSTEMS INC. AND SUBSIDIARIES                                      PAGE
                                                                            ----

Report of Independent Public Accountants                                    F-2

Consolidated Balance Sheets as of December 31, 1995 and 1996                F-3
      and September 30, 1997 (unaudited)

Consolidated Statements of Operations for the Years Ended                   F-4
      December 31, 1995 and 1996 and the Nine Months Ended
      September 30, 1996 (unaudited) and 1997 (unaudited)

Consolidated Statements of Changes in Shareholders' Equity for              F-5
      the Years Ended December 31, 1995 and 1996 and the Nine
      Months Ended September 30, 1997 (unaudited)

Consolidated Statements of Cash Flows for the Years Ended                   F-6
      December 31, 1995 and 1996 and the Nine Months Ended
      September 30, 1996 (unaudited) and 1997 (unaudited)

Notes to the Consolidated Financial Statements                              F-7

AMBIA CORPORATION, INC.

Independent Auditor's Report                                                F-20

Balance Sheets as of December 31, 1995 and                                  F-22
      1996 and June 30, 1997 (unaudited)

Statements of Loss and accumulated deficit for the Years Ended              F-23
      December 31, 1995 and 1996 and the Six Months Ended
      June 30, 1997 (unaudited)

Statements of Stockholders' Deficit for the Years                           F-24
      Ended December 31, 1995 and 1996 and the Six
      Months Ended June 30, 1997 (unaudited)

Statements of Cash Flows for the Years Ended                                F-25
      December 31, 1995 and 1996 and the Six Months Ended
      June 30, 1997 (unaudited)

Notes to Financial Statements                                               F-26

PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME                       F-31

Pro Forma Condensed Consolidated Statement of Income for the Year           F-32
      Ended December 31, 1996 (unaudited)

Pro Forma Condensed Consolidated Statement of Income for the Nine           F-33
      Months Ended September 30, 1997 (unaudited)

Notes to the Pro Forma Condensed Consolidated Statements of
      Income (unaudited)                                                    F-34

                    Report of Independent Public Accountants

To Infodata Systems Inc.:

We have audited the accompanying consolidated balance sheets of Infodata Systems Inc. (a Virginia corporation) and subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for the years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

As discussed in Note 1, the Company has incurred accumulated and working capital deficits. While the Company has developed a plan to obtain additional financing to mitigate its liquidity risk, there can be no assurance that such funds will be secured.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Infodata Systems Inc. and subsidiaries as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

                                                Arthur Andersen LLP

Washington, D. C.
December 18, 1997

                     INFODATA SYSTEMS INC. AND SUBSIDIARIES
                           CONSOLIDATED BALANCE SHEETS
                             (AMOUNTS IN THOUSANDS)

ASSETS                                                                   DECEMBER 31,
------                                                              ---------------------   SEPTEMBER 30,
                                                                      1995         1996         1997
                                                                    --------     --------   -------------
                                                                                             (UNAUDITED)
Current assets
       Cash and cash equivalents                                      $1,476       $1,266         $278
       Short term investments                                             33          947          425
       Accounts receivable, net of allowance of $30, $80 and $80       1,901        1,522        2,219
       Prepaid royalties                                                  18           --           --
       Other current assets                                              146          185          234
                                                                    --------     --------     --------
                 Total current assets                                  3,574        3,920        3,156
                                                                    --------     --------     --------
Property and equipment, at cost
       Furniture and equipment                                         2,046        2,373        2,713
       Less accumulated depreciation and amortization                 (1,633)      (1,897)      (2,136)
                                                                    --------     --------     --------
                                                                         413          476          577

Goodwill, net of accumulated amortization of $6, $31 and $76             264          274        2,624

Other assets
                                                                          68          137          105
Software development costs, net of accumulated amortization
       of $2,010, $2,052 and $2,084                                      126           84           52
                                                                    --------     --------     --------
Total assets                                                          $4,445       $4,891       $6,514
                                                                    ========     ========     ========
LIABILITIES AND SHAREHOLDERS' EQUITY
------------------------------------

Current liabilities
       Current portion of capital lease obligations                      106           46           30
       Note payable                                                        2           --          958
       Accounts payable                                                  335          327        1,135
       Accrued expenses                                                  677          823          822
       Deferred revenue                                                1,171        1,079        1,070
       Preferred dividend payable                                         30           --           --
       Current portion of deferred rent                                   33           33           33
                                                                    --------     --------     --------
                 Total current liabilities                             2,354        2,308        4,048
                                                                    --------     --------     --------

Capital lease obligations                                                 82           33           12

Deferred revenue                                                         192           75           75

Deferred rent                                                             52           19           --
                                                                    --------     --------     --------
                 Total liabilities                                     2,680        2,435        4,135

Shareholders' equity
       Preferred stock                                                   132           --           --
       Common stock                                                       44           68           82
       Additional paid-in capital                                      8,056        9,055       11,543
       Accumulated deficit                                            (6,467)      (6,667)      (9,246)
                                                                    --------     --------     --------
                 Total shareholders' equity                            1,765        2,456        2,379
                                                                    --------     --------     --------
Total liabilities and shareholders' equity                            $4,445       $4,891       $6,514
                                                                    ========     ========     ========

                     The accompanying notes are an integral
                part of these consolidated financial statements

                     INFODATA SYSTEMS INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF OPERATIONS
                  (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                           YEAR ENDED          NINE MONTHS ENDED
                                                          DECEMBER 31,            SEPTEMBER 30,
                                                      -------------------     --------------------
                                                        1995        1996        1996        1997
                                                      -------     -------     -------     -------
                                                                                  (UNAUDITED)

Revenues                                               $7,049      $9,560      $7,355      $7,033

Cost of revenues                                        4,166       5,457       4,412       4,037
                                                      -------     -------     -------     -------
Gross profit                                            2,883       4,103       2,943       2,996
                                                      -------     -------     -------     -------
Operating expenses:
       Research and development                           187         816         537       1,696
       Selling, general and administrative              2,657       2,869       2,007       3,920
                                                      -------     -------     -------     -------
                                                        2,844       3,685       2,544       5,616
                                                      -------     -------     -------     -------
Operating income (loss)                                    39         418         399      (2,620)

Interest income                                           119          96          70          54
Interest expense                                          (24)        (11)         (9)        (18)
                                                      -------     -------     -------     -------
Income (loss) before income taxes                         134         503         460      (2,584)

Provision for income taxes                                  3          --           7          (5)
                                                      -------     -------     -------     -------
Net income (loss)                                        $131        $503        $453     ($2,579)
                                                      =======     =======     =======     =======

Preferred dividends                                       120          58          58          --

Net income (loss) available to common shareholders        $11        $445        $395     ($2,579)
                                                      =======     =======     =======     =======
Per share:
       Net income (loss) per common
       and equivalent share:
            Primary                                     $0.01       $0.20       $0.19      ($0.92)
                                                      =======     =======     =======     =======
            Fully diluted                               $0.01       $0.18       $0.16      ($0.92)
                                                      =======     =======     =======     =======

Weighted average shares:(*)
            Primary                                     1,694       2,162       2,085       2,796
            Fully diluted                               1,465       2,718       2,448       2,796

(*) All share and per share amounts retroactively reflect a 1-for-6 common stock dividend in May 1996 and a 2-for-1 common stock split in the form of a 100% stock distribution made in August 1996.

                     The accompanying notes are an integral
                part of these consolidated financial statements.

                     INFODATA SYSTEMS INC. AND SUBSIDIARIES
           CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                   ( AMOUNTS IN THOUSANDS, EXCEPT SHARE DATA)

                                          PREFERRED STOCK             COMMON STOCK         ADDITIONAL
                                          ---------------             ------------           PAID-IN    ACCUMULATED  SHAREHOLDERS'
                                       SHARES         AMOUNT     SHARES          AMOUNT      CAPITAL      DEFICIT        EQUITY
                                       ------         ------     ------          ------      -------      -------        ------

Balance at December 31, 1994           133,500          $134     1,204,748          $37       $7,768      ($6,478)       $1,461

Conversion of preferred stock for
common stock                            (2,000)           (2)        5,146         --              2         --            --

Issuance of shares for business
acquisition                               --            --         210,000            6          230         --             236

Issuance of shares for services           --            --           8,000         --              9         --               9

Exercise of stock options                 --            --          37,442            1           47         --              48

Dividends on preferred stock              --            --            --           --           --           (120)         (120)

Net income                                --            --            --           --           --            131           131

                                       ----------------------------------------------------------------------------------------
Balance at December 31, 1995           131,500           132     1,465,336           44        8,056       (6,467)        1,765

1:6 common stock dividend                 --            --         241,063            7          636         (643)         --

Redemption of preferred shares
for common                            (131,500)         (132)      394,614           12          120         --            --

Fractional share redemption               --            --            --           --           --             (2)           (2)

Exercise of stock options                 --            --         176,852            5          243         --             248

Dividends on preferred stock              --            --            --           --           --            (58)          (58)

Net income                                --            --            --           --           --            503           503

                                       ----------------------------------------------------------------------------------------
Balance at December 31, 1996              --            --       2,277,865           68        9,055       (6,667)        2,456

Issuance of shares for business
acquisition (unaudited)                   --            --         400,000           12        2,286         --           2,298

Issuance of shares for services           --            --           2,000         --             11         --              11
(unaudited)

Exercise of stock options                 --            --          49,939            2          165         --             167
(unaudited)

Employee stock purchase plan              --            --           3,952         --             26         --              26
(unaudited)

Net loss (unaudited)                      --            --            --           --           --         (2,579)       (2,579)

                                       ----------------------------------------------------------------------------------------
Balance at September 30, 1997             --            --       2,733,756          $82      $11,543      ($9,246)       $2,379
(unaudited)                            ========================================================================================

                     The accompanying notes are an integral
                part of these consolidated financial statements

                     INFODATA SYSTEMS INC. AND SUBSIDIARIES
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)

                                                                            YEAR ENDED          NINE MONTHS ENDED
                                                                           DECEMBER 31,           SEPTEMBER 30,
                                                                       ------------------      --------------------
                                                                         1995        1996        1996        1997
                                                                       -------     -------     -------     -------
CASH FLOWS FROM OPERATING ACTIVITIES:                                                              (UNAUDITED)
     Net income (loss)                                                    $131        $503        $453     ($2,579)
     Adjustments to reconcile net income (loss) to cash provided by
        (used in) operating activities:
        Depreciation and amortization                                      275         264         195         239
        Software amortization                                              373          42          32          31
        Goodwill and other intangible amortization                          10          48          34         (44)
        Cancellation of debt on note payable                               (85)       --          --          --
        Investment discount amortization                                     7        --          --          --
        Write-down of leased assets                                         20        --          --          --
        Other                                                             --          --            (6)       --

     Changes in operating assets and liabilities:
        Accounts receivable                                               (464)        379        (185)       (696)
        Prepaid royalties and other current assets                         117         (21)        (20)        (49)
        Other assets                                                      --          --          --            32
        Accounts payable                                                    94          (8)       (122)        808
        Accrued expenses                                                   (12)        175         196          (8)
        Deferred revenue                                                  (226)       (209)       (285)         (8)
        Deferred rent                                                      (32)        (33)        (31)        (19)
                                                                       -------     -------     -------     -------
               Net cash provided by (used in) operating activities         208       1,140         261      (2,293)
                                                                       -------     -------     -------     -------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Purchases of property and equipment, net                              (84)       (357)       (200)       (340)
     Business acquisition                                                  (47)        (23)        (12)       --
     Loan to officer                                                      --           (70)       --          --
     Purchases of short term investments                                  --          (943)       --          --
     Proceeds from maturity of short term investments                       47          29          29         522
     Other                                                                  (3)        (32)       --          --
                                                                       -------     -------     -------     -------
               Net cash (used in) provided by investing activities         (87)     (1,396)       (183)        182
                                                                       -------     -------     -------     -------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Payments on capital lease obligations                                (122)       (108)        (84)        (37)
     Proceeds from short term borrowing                                   --          --          --         1,280
     Payments on notes payable                                             (21)         (2)         (2)       (324)
     Retirement of acquisition-related note payable                       (155)       --          --          --
     Preferred stock dividends                                            (120)        (88)        (87)       --
     Issuance of common stock                                               48         244         155         204
                                                                       -------     -------     -------     -------
               Net cash (used in) provided by financing activities        (370)         46         (18)      1,123
                                                                       -------     -------     -------     -------

Net (decrease) increase in cash and cash equivalents                      (249)       (210)         60        (988)

Cash and cash equivalents, at beginning of period                        1,725       1,476       1,476       1,266

                                                                       -------     -------     -------     -------
Cash and cash equivalents, at end of period                             $1,476      $1,266      $1,536        $278
                                                                       =======     =======     =======     =======

                     The accompanying notes are an integral
                part of these consolidated financial statements

                     INFODATA SYSTEMS INC. AND SUBSIDIARIES
                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
                    (INFORMATION AS OF SEPTEMBER 30, 1997 AND
       FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1996 AND 1997 IS UNAUDITED)

1. ORGANIZATION AND OPERATIONS:

THE COMPANY

Infodata Systems Inc. (the "Company" or "Infodata") provides electronic document systems to corporate and government workgroups, departments and enterprises. Prior to 1994, substantially all of the Company's business was derived from the sale, support and maintenance of INQUIRE/Text, which was the leading independent full-text retrieval product in the IBM and IBM-compatible mainframe market. In 1994, the Company shifted its focus to providing a broader range of document and information management solutions deliverable through client/server and intranet technology. The Company created the Virtual File Cabinet ("VFC") to address these markets in the current electronic document management systems landscape. The Company provides consulting services, third party software products, its own software products, maintenance and integration services to both corporate and government customers.

The Company's operations are subject to certain risks and uncertainties, including uncertainty of future operating results, fluctuations in quarterly results, change in mix of products, decline in INQUIRE/Text sales and reliance on VFC, lengthy sales and implementation cycles, rapid technological changes and product obsolescence, competition, risks associated with sales channels, and dependence on government contracts and security clearances. As of September 30, 1997, the Company had incurred a net loss and accumulated and working capital deficits. Management has developed a plan to obtain additional financing to mitigate the Company's liquidity risk through a public offering and sale of 1,000,000 shares of common stock pursuant to a registration statement to be filed in December 1997 with the Securities and Exchange Commission ("SEC"). However, there can be no assurance that such funds will be secured. The lack of such funds could have a material adverse impact on the Company's financial condition.

BASIS OF PRESENTATION

The accompanying consolidated financial statements include the accounts of Infodata and its wholly-owned subsidiaries, Infodata Systems International Inc. and Infodata Research and Development Corporation. These entities are collectively referred to herein as the "Company". All significant intercompany accounts and transactions have been eliminated in consolidation.

2. ACQUISITION:

On July 22, 1997, the Company acquired all of the common stock of AMBIA Corporation ("AMBIA") in consideration for 400,000 shares of the Company's common stock (restricted as to sale) with a fair value as determined by the Company's Board of Directors of $5.425 per share. The total acquisition cost was approximately $2,300,000 including the direct costs of the acquisition. Approximately $25,000 was allocated to acquired tangible assets, $60,000 to acquired intangible assets, and $2,213,000 to goodwill. The acquisition was treated as a purchase and was accomplished by means of a merger of a wholly-owned subsidiary of the Company into AMBIA. AMBIA develops, markets and sells software products and consulting services, which are complementary to those being developed, marketed and sold by the Company.

The unaudited pro forma financial information presented below reflects the acquisition of AMBIA as if the acquisition had occurred on January 1, 1996. These results are not necessarily indicative of future operating results or of what would have occurred had the acquisition been consummated at that time.

                                                  For the                For the
                                                Year Ended          Nine Months Ended
                                             December 31, 1996      September 30, 1997
                                             -----------------      ------------------
                                        (Dollar Amounts in Thousands, except per share data)
                                                            (Unaudited)
Revenue                                      $    10,395            $       7,958
Net loss available to common shareholders           (577)                  (2,916)
Net loss per share                           $     (0.23)           $        (.94)

3. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

INTERIM REPORTING

The financial information as of September 30, 1997, and for the nine months ended September 30, 1996 and 1997, has been prepared by the Company, without audit, and includes, in the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the interim period results. Operating results for any interim period are not necessarily indicative of the results for any other period or for an entire year.

REVENUE RECOGNITION

The Company recognizes revenue from software licenses upon delivery of the software product to the customer or upon customer acceptance if a trial period exists. Revenues from post contract support, including revenue bundled with the initial license fee, are recognized ratably over the period that customer support services are provided. Software service revenue is recognized as performed.

Revenues from consulting and professional services contracts are recognized on the percentage-of-completion method for fixed price contracts and on the basis of hours incurred at contract rates for time and materials contracts. Revenues from cost reimbursement contracts are recognized as costs are incurred.

The American Institute of Certified Public Accountants has issued Statement of Position ("SOP") 97-2, Software Revenue Recognition, that supersedes SOP 91-1. SOP 97-2 provides additional guidance with respect to multiple elements, returns, exchanges, and platform transfer rights; resellers; services; funded software-development arrangements; and contract accounting. SOP 97-2 is to be implemented for fiscal years beginning after December 15, 1997. The Company believes that the adoption of SOP 97-2 will not have a material impact on the Company's financial statements.

CASH EQUIVALENTS AND SHORT TERM INVESTMENTS

All highly liquid investments with an original maturity of 90 days or less at the time of purchase are considered to be cash equivalents. At December 31, 1995 and 1996, and September 30, 1997, the Company had $1,269,000, $768,000 and $0,
respectively, of cash equivalents invested in commercial paper.

Short term investments include certificates of deposit and securities available for sale. Securities available for sale at December 31, 1995 and 1996, and September 30, 1997, totaled approximately $0, $943,000 and $425,000, respectively. At December 31, 1995 and 1996, the securities available for sale consisted of commercial paper and U.S. Treasury Bills with maturities greater than 90 days for which the carrying value approximated market value.

At September 30, 1997, the securities available for sale consisted of U.S. Treasury Bills. Available for sale securities are carried at fair value, with unrealized gains and losses reported as a separate component of shareholders' equity. No unrealized gains or losses were recorded for the years ended December 31, 1995 and 1996, nor for the nine month period ended September 30, 1997. Realized gains and losses and declines in value judged to be other than temporary on available for sale securities are included in other income.

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

Cash payments for interest totaled $22,000 and $11,000 for the years ended December 31, 1995 and 1996, respectively. Cash payments for interest totaled $9,000 and $18,000 for the nine months ended September 30, 1996 and 1997, respectively. Cash payments for income taxes totaled $7,000 and $4,000 for the years ended December 31, 1995 and 1996, respectively. The Company did not make any cash payments for income taxes during the nine month periods ended September 30, 1996 and 1997.

PROPERTY AND EQUIPMENT

Property and equipment is depreciated using the straight-line method. Computers and related equipment are depreciated over three years and furniture and equipment are depreciated over five to six years. Leasehold improvements are amortized over the shorter of the useful life of the asset or the lease term.

GOODWILL

Goodwill created by the Merex, Inc. acquisition is amortized using the straight-line method over ten years. Goodwill created by the AMBIA acquisition is amortized using the straight-line method over seven years. The amount of goodwill impairment, if any, would be measured based on the projected discounted cash flows using a discount rate reflecting the Company's average cost of funds. As of September 30, 1997, the Company does not believe there has been an impairment of goodwill.

RESEARCH AND DEVELOPMENT

Research and development costs are expensed as incurred.

NET INCOME PER COMMON SHARE

For the years ended December 31, 1995 and 1996, the weighted average number of common shares used in the calculation of primary net income per share was approximately 1,694,000 and 2,162,000, respectively. On a fully diluted basis for December 31, 1995 and 1996, the weighted average number of common and common equivalent shares was approximately 1,465,000 and 2,718,000, respectively. The weighted average number of common shares used in calculation of primary net income per share was 2,796,000 for the nine months ended September 30, 1997. Due to the anti-dilutive impact of common equivalent shares on net loss per share for the nine month period ended September 30, 1997, common equivalent shares are excluded from the weighted average number of shares on a fully diluted basis.

Net income for the years ended December 31, 1995 and 1996, and the nine months ended September 30, 1996, have been decreased for preferred stock dividends of $120,000, $58,000 and $58,000, respectively, to arrive at net income available to common shareholders. The Company's preferred stock was converted into common stock during 1996, thus no preferred stock dividends were declared in 1997 (see
Note 7).

SUPPLEMENTAL PRO FORMA NET LOSS PER SHARE

The Company anticipates repaying approximately $1 million in certain notes payable with proceeds from the offering contemplated by a registration statement to be filed in December 1997, with the SEC (See Note 1). Assuming such repayment, supplemental pro forma net loss per share, adjusted to give effect for the elimination of interest associated with such debt, would have been $(.85)
for the nine month period ended September 30, 1997. For purposes of this supplemental pro forma presentation, weighted average shares outstanding have been adjusted for the estimated number of shares that the Company would need to issue to repay the note payable discussed above, using the midpoint of the anticipated offering range.

SIGNIFICANT CUSTOMERS

Sales to U.S. government agencies totaled approximately $2,586,000 and $4,255,000 for the years ended December 31, 1995 and 1996, respectively, representing 37% and 45% of revenues. As of December 31, 1995 and 1996, accounts receivable due from U. S. government agencies approximated $678,000 and $655,000, respectively. Sales to U.S. government agencies totaled approximately $2,901,000 and $2,773,000 for the nine months ended September 30, 1996 and 1997, respectively, representing 39% of revenues for each of the years then ended. At September 30, 1997, accounts receivable from U.S. government agencies approximated $568,000.

SOFTWARE DEVELOPMENT COSTS

Capitalization of software development costs begins upon the establishment of technological feasibility. Capitalization ceases when the products are available for general release to customers. The establishment of technological feasibility and the continuing assessment of recoverability of capitalized software development costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross revenue, estimated economic life and changes in software and hardware technologies. Amortization expense is determined on an individual product basis and is computed as the greater of the amount calculated on a revenue basis or straight-line basis over the economic life of the product, generally three to five years. Amortization of software development costs is included in cost of revenue in the accompanying consolidated statements of operations.

Periodically, the Company reviews the estimated lives and amounts assigned to software development costs. In light of changing technology, the Company makes revisions to estimated lives and adjusts amounts assigned as appropriate. On December 31, 1995, the Company extended the remaining amortization period to expire in 1998 to reflect the continued life of the INQUIRE product as reflected by the substantial revenue stream associated with maintenance renewals. The impact of such revision in estimated remaining useful life increased net income by approximately $22,000 in 1996.

RECENT AUTHORITATIVE PRONOUNCEMENTS

Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share", changes the reporting requirements for earnings per share ("EPS") for publicly-traded companies by replacing primary EPS with basic EPS and changing the disclosures associated with this change. The Company is required to adopt this standard for its December 31, 1997 year-end. The Company does not expect that this pronouncement will have a material impact on its financial statements.

SFAS No. 129, "Disclosure of Information about Capital Structure," establishes standards for disclosing information about an entity's capital structure. The Company is required to adopt this standard for its December 31, 1997 year-end. The Company does not expect that this pronouncement will have a material impact on its financial statements.

SFAS No. 130, "Reporting Comprehensive Income," establishes standards for the reporting and display of comprehensive income in a full set of general purpose financial statements. The Company is required to adopt this standard for its December 31, 1998 year-end and is currently evaluating the impact of the standard.

SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," requires that public business enterprises report certain information about operating segments. The Company is required to adopt this standard for its December 31, 1998 year-end and is currently evaluating the impact of the standard.

4. INCOME TAXES:

At December 31, 1996 and September 30, 1997, the Company had approximately $5,347,000 and $7,643,000, respectively, in net operating loss carryforwards for income tax reporting purposes. The operating loss carryforwards expire in varying amounts from 1998 through 2012. The acquisition of AMBIA during 1997 (see Note 2) could limit the extent to which the Company may utilize these carryforwards in any one year. In addition, at December 31, 1996 and September 30, 1997, the Company had $70,000 in research and development tax credit carryforwards expiring in 1997 and $55,000 in investment tax credit carryforwards expiring in 1997 through 2000.

The actual income tax expense for the years ended December 31, 1995 and 1996, differed from the amount computed by applying the Federal statutory rate of 34 percent as a result of the following:

                                        Year Ended    Year Ended    Nine Months
                                         December    December 31,     Ended
                                         31, 1995        1996      September 30,
                                                                       1997
                                         ---------     ---------     ---------
Tax at statutory rate                      $46,000      $171,000     $(949,000)
Benefit of operating loss carryforwards    (55,000)         --         892,000
Benefit of stock options exercised            --        (192,000)         --
Nondeductible amortization                   3,000        16,000        54,000
Miscellaneous items                          6,000         5,000         3,000
Federal Alternative Minimum Tax              3,000          --            --
                                         ---------     ---------     ---------
                                            $3,000            $0            $0

The 1995 provision for income taxes relates solely to the Federal Alternative Minimum Tax.

The significant components of net deferred tax (liabilities) assets are as follows:

                                               DECEMBER 31,    DECEMBER 31,   SEPTEMBER 30,
                                                 1995              1996            1997
                                               -----------     -----------     -----------
Deferred tax liabilities:
     Net software development costs               $(48,000)    $        --        $(20,000)
     Other                                         (10,000)        (32,000)            (--)
                                               -----------     -----------     -----------
                                                  $(58,000)       $(32,000)       $(20,000)
Deferred tax assets:
     Net operating loss carryforward             1,974,000       2,030,000       2,901,000
     Investment tax credit and research and
     development tax credits carry forward         207,000         125,000         125,000

Other                                               55,000          92,000         122,000
                                               -----------     -----------     -----------
                                                 2,236,000       2,247,000       3,148,000

Net deferred tax asset before valuation          2,178,000       2,215,000       3,128,000
allowance
Valuation allowance                             (2,178,000)     (2,215,000)     (3,128,000)
                                               -----------     -----------     -----------
Net deferred tax asset                         $        --     $        --     $        --

Under the provisions of SFAS No. 109, the tax effect of the net operating loss and investment tax credit carryforwards, together with net temporary differences, represents a net deferred tax asset against which management has fully reserved due to the uncertainty of future taxable income. The carryforwards will be benefited for financial reporting purposes when utilized to offset future taxable income.

5. DISCLOSURES ABOUT FAIR VALUE OF FINANCIAL INSTRUMENTS:

Financial instruments are defined as cash, evidence of an ownership interest in an entity or a contract that imposes an obligation to deliver cash or other financial instruments to a second party. The carrying amounts of current assets and current liabilities approximate fair value due to the short maturity of these instruments.

6. NOTE PAYABLE:

In November 1996, the Company entered into a working capital line of credit with Merrill Lynch Business Financial Services Inc. This loan facility provides the Company with up to a $1,000,000 line of credit at a per annum rate equal to the sum of 2.9 percent plus the 30 day commercial paper rate. This per annum rate was 8.4% as of September 30, 1997. The weighted average interest rate for the nine months ended September 30, 1997 was 8.4%. The advances on the facility are based on eligible billed accounts receivable fewer than 90 days old, which constitute collateral for the line of credit. The facility expires on December 31, 1997. As of December 31, 1996, the Company had no borrowings under this line of credit. As of September 30, 1997, the Company had borrowed $958,000 under this line of credit.

7. SHAREHOLDERS' EQUITY:

PREFERRED STOCK

During 1996, all the outstanding shares of preferred stock were converted into common stock, and all dividends in arrears were satisfied through the issuance of an equivalent number of common shares.

At December 31, 1995, 131,500 shares of convertible preferred stock were outstanding. The preferred shares had the following provisions:

o Cumulative, preferential dividends paid quarterly if declared by the Board of Directors at an annual rate of 9 percent ($.90 per share).

o The option to convert one share of preferred stock for 1.111 common shares.

o Full voting rights, to the extent of common shares that would be held upon conversion.

o     Pre-emptive rights relating to future stock offerings.

o Preference in the distribution of corporate assets up to $10.00 per share plus cumulative unpaid dividends.

o All the preferred stock was redeemable at the option of the Company at a price of $10.00 per share.

Dividends on preferred stock were paid upon declaration by the Board of Directors. Cash dividends of $120,000 ($0.90 per preferred share) and $58,000 ($0.45 per preferred share) were declared during 1995 and 1996, respectively.

OPTIONS AND WARRANTS

In April 1995, the Company's shareholders approved the adoption of the 1995 Stock Option Plan (the "1995 Plan") which consolidates and is the successor to the Company's Incentive Stock Option Plan approved by shareholders in 1991 and the Non-Qualified Stock Option Plan approved in 1992 (together, the "Predecessor Plans"). Options have been granted to employees as well as to members of the Board of Directors. The 1995 Plan also provides for the automatic granting of a fixed number of options each year to members of the Compensation Committee of the Company's Board of Directors and increases the total number of shares authorized for issuance upon the exercise of options from the 777,779 shares previously authorized to l,011,000 shares. In August 1997, an additional 500,000 shares were authorized for issuance.

Under the 1995 Plan, options may be granted at prices not less than 100 percent of the fair market value of the common stock at the date of grant. Options vest over varying years of service. Vested options are exercisable until the earlier of ten years from the date of grant or three months after termination of employment for options granted under the Predecessor Plans, five years from the date of grant or one month after termination of employment for options issued under the 1995 Plan.

As of September 30, 1997, warrants remained outstanding for the right to purchase 15,556 shares of common stock issued to certain former members of the Board of Directors and to certain non-affiliated parties. All of the outstanding warrants were issued over the years ended December 31, 1990 and 1991. These warrants, which are exercisable for seven years from date of grant, are exercisable upon grant. Warrants to purchase an additional 7,777 shares of common stock are authorized for future issuance.

A summary of option and warrant activity under the 1995 Plan and the Predecessor Plans is presented below:

                                          NUMBER OF EQUIVALENT SHARES
                                          ---------------------------
                                       Incentive Stock       Non-Qualified
                                              Options        Stock Options           Warrants
                                       ---------------      ---------------       --------------
Outstanding at December 31, 1994               526,146               87,112               15,556
     Granted                                    29,166               14,000                   --
     Exercised                                 (43,681)                  --                   --
     Expired or canceled                      (142,770)                  --                   --

                                       ---------------      ---------------       --------------
Outstanding at December 31, 1995               368,861              101,112               15,556
     Granted                                   246,655               92,998                   --
     Exercised                                 (52,322)            (124,530)                  --
     Expired or canceled                       (13,196)                  --                   --

                                       ---------------      ---------------       --------------
Outstanding at December 31, 1996               549,998               69,580               15,556
     Granted                                   190,777               72,941                   --
     Exercised                                 (39,885)             (10,054)                  --
     Expired or canceled                       (26,666)              (2,832)                  --

                                       ---------------      ---------------       --------------
 Outstanding at September 30, 1997             674,224              129,635               15,556
     Exercise price                    $1.08 to $11.00      $1.08 to $11.00       $2.17 to $2.73

In November 1997, the Company granted 250,000 stock options to the Company's President and Chief Executive Officer pursuant to an employment agreement. The options may be exercised at $9.50 per share and vest over a three year period. The fair value of the options on the date of grant was $9.75 per share. The difference will be recognized as compensation expense ratably as the options vest.

The Company adopted the disclosure requirements of SFAS No. 123, "Accounting for Stock-Based Compensation," effective for the Company's December 31, 1996, financial statements. The Company applies APB Opinion No. 25 and related interpretations in accounting for its plans. Accordingly, compensation cost has been recognized for its stock plans based on the intrinsic value of the stock option at date of grant (i.e., the difference between the exercise price and the fair value of the Company's stock). Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans consistent with the method of SFAS No. 123, the Company's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                      YEAR ENDED            NINE MONTHS ENDED
                                     DECEMBER 31,             SEPTEMBER 30,
                                     ------------             -------------
                                   1995         1996         1996         1997
                                   ----         ----         ----         ----

Net income (loss) as reported       $131         $503         $453      $(2,579)
Pro forma compensation expense         3          134          101          237
                               ---------    ---------    ---------    ---------
Pro forma net income (loss)         $128         $369         $352      $(2,816)
Per share:
Net income (loss) available to
  common shareholders per
  common and equivalent share:

  Primary, as reported              $.01         $.20         $.19        $(.92)
  Primary, pro forma                $.01         $.14         $.17       $(1.01)
  Fully diluted, as reported        $.01         $.18         $.16        $(.92)
  Fully diluted, pro forma          $.01         $.13         $.14       $(1.01)

The weighted average fair value of options granted in 1995 and 1996 was $1.61 and $4.31, respectively. The fair value of each option is estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 1995 and 1996: no dividend yield, expected volatility of 63.0 percent, risk-free interest rate of 6.21 percent and expected life of five years. At September 30, 1997, the weighted average exercise price for outstanding options was $4.66 per share.

Because SFAS No. 123 has not been applied to options granted prior to January 1, 1995, the resulting pro forma compensation cost may not be representative of that to be expected in future years.

On March 15, 1996, the Board of Directors declared a one for six common stock dividend payable to shareholders of record as of April 17, 1996, and distributed on May 17, 1996. Accordingly, the fair market value (based upon quoted market prices, as adjusted) of the additional 241,063 shares issuable, which totaled $643,000, was charged to accumulated deficit and the respective amount was credited to common stock and additional paid-in capital.

On July 30, 1996, the Company's Board of Directors approved a two-for-one common stock split in the form of a 100 percent stock distribution. The distribution was made on August 26, 1996, to common shareholders of record as of August 12, 1996. The stated par value per share of common stock was not changed from $.03 and the number of authorized shares of common stock increased from 3,333,333 to 6,666,666 shares.

Accordingly, the par value of the additional shares issued was transferred from additional paid-in capital to common stock, and all share and per share amounts have been restated to retroactively reflect the stock split.

8. COMMITMENTS AND CONTINGENCIES:

CAPITAL LEASE OBLIGATIONS

The Company leases certain fixed assets under long-term capital lease agreements. These assets are included in the accompanying consolidated balance sheets as follows:

                                DECEMBER 31,  DECEMBER 31,  SEPTEMBER 30,
                                    1995          1996          1997
                                    ----          ----          ----

Property and equipment            $580,000      $549,000      $182,000
Less - Accumulated
depreciation and amortization     (403,000)     (474,000)      (98,000)
                                 ---------     ---------     ---------
                                  $177,000       $75,000        84,000

Depreciation and amortization of these assets is computed using the straight-line method over the shorter of the useful lives of the assets or the term of the lease obligation.

The future maturities of capital lease obligations as of December 31, 1996, are as follows:

                  1997 ..................................     $51,000
                  1998 ..................................      28,000
                  1999 ..................................       6,000
                                                                -----
                  Total minimum payments ................      85,000
                  Less - Amounts representing interest ..      (6,000)
                                                               ------
                  Present value of minimum lease payments      79,000
                  Less - Current portion ................     (46,000)
                                                              -------
                  Long-term portion .....................     $33,000

OPERATING LEASES

Effective August 1, 1993, the Company entered into a lease for its corporate headquarters facility in Fairfax, Virginia. This lease expires July 31, 1998. The minimum commitment under this agreement amounts to $307,000. Under the terms of the lease, the landlord provided various incentives, which have been deferred and classified as deferred rent in the accompanying consolidated balance sheets. These amounts are being amortized over the life of the lease.

For the years ended December 31, 1995 and 1996, and the nine months ended September 30, 1996 and 1997, rent expense was $297,000, $290,000, $212,000 and
$258,000. During 1996, the Company incurred $53,000 of rent expense related to space and equipment for an off-site training facility under a month-to-month lease. During the first nine months of 1997, the Company incurred $81,000 of rent expense related to the off-site training facility.

Effective September 1997, the Company entered into a one-year agreement with a third party to procure outside mainframe-related data processing services. The minimum commitment under this agreement amounts to $60,000 until termination in August 1998.

EMPLOYEE BENEFIT PLAN

In 1988, the Company established an employee benefit plan (the "Benefit Plan") which qualifies under Section 401(k) of the Internal Revenue Code. The Benefit Plan allows salaried employees to contribute a portion of their compensation toward their retirement on a tax deferred basis. The Company is required to make contributions equal to 10 percent of the employee's contribution to the Benefit Plan and totaled approximately $23,000 and $32,000 for the years ended December 31, 1995 and 1996, respectively, and $26,000 and $33,000 for the nine months ended September 30, 1996 and 1997, respectively. In addition to the aforementioned contributions, the Company, at the sole discretion of its Board of Directors, may make profit-sharing contributions to the Benefit Plan. No contributions were made in 1995, 1996 or 1997.

CONTINGENCIES

A customer has asserted that the Company did not perform on a contract and seeks a $90,000 refund. The Company vigorously denies the assertion and management believes that based upon the current facts it is not probable that a loss will occur. Accordingly, no accrual has been made for this claim at December 31, 1996, or September 30, 1997.

Costs charged to cost-type U.S. Government contracts are subject to annual audit by the Defense Contract Audit Agency or other duly authorized representatives of the Federal government. No audits have been completed for any periods commencing after September 30, 1991, and in the opinion of management, adjustments resulting from the completion of such audits are not expected to have a material impact on the Company's financial position or results of future operations.

RELATED-PARTY TRANSACTIONS

The Company incurred management consulting fees of approximately $168,000 and $195,000 for the years ended December 31, 1995 and 1996, respectively, and $143,000 and $158,000 for the nine months ended September 30, 1996 and 1997, respectively, for services rendered by certain Directors of the Company. Amounts payable for these services to companies employing these Directors were $15,000 and $12,500 at December 31, 1995 and 1996, respectively, and $0 at September 30, 1997. Amounts receivable from a company employing a director was $13,000 at December 31, 1996.

In October 1996, the Company executed a note receivable from an officer and shareholder for $70,000 due in full on September 30, 1999 with quarterly interest payments at an annual rate of 1 percent over prime (approximately 9.25 percent at December 31, 1996 and 9.50% at September 30, 1997) adjusted quarterly.

The Company issued 8,000 shares of restricted common stock to a Director for a total compensation expense of $9,000 in consideration for services rendered during 1995.

To the Board of Directors
AMBIA

                          Independent Auditors' Report
                          ----------------------------

            We have audited the accompanying combined balance sheets of Ambia Corporation and Software Partners, Inc. - AMBIA Division, hereafter referred to as AMBIA as of December 31, 1995 and 1996 and the related statements of loss and accumulated deficit and cash flows for the years then ended. The financial statements are the responsibility of AMBIA's management. Our responsibility is to express an opinion on the financial statements based on our audits.

            We conducted our audits in accordance with generally accepted auditing standards. These standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examing, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

            In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of AMBIA as of December 31, 1995 and 1996, and the results of its operations and its cash flows for the years then ended in conformity with generally accepted accounting principles.

            We have reviewed the balance sheet of AMBIA as of June 30, 1997 and the related statements of income (loss) and accumulated deficit and cash flows for the six months then ended, in accordance with Statements on Standards for Accounting and Review Services issued by the American Institute of Certified Public Accountants. All information included in these financial statements is the representation of the management of AMBIA.

            A review consists principally of inquires of Company personnel and analytical procedures applied to financial data. It is substantially less in scope than an audit in accordance with generally accepted auditing standards, the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

            Based on our review, we are not aware of any material modifications that should be made to the financial statements as of June 30, 1997 and for the six months then ended in order for them to be in conformity with generally accepted accounting principles.

                                                Seiler & Company


Redwood City, California
June 3, 1997 as to the 1995 and 1996 financial statements and June 11, 1997 as to the 1997 financial statements

                                      AMBIA
                                 BALANCE SHEETS

                                     ASSETS

                                                         AS OF              (UNAUDITED)
                                                      DECEMBER 31,             AS OF
                                                   1995          1996      JUNE 30, 1997
                                               ----------    ----------   --------------
CURRENT ASSETS:
     Cash and cash equivalents                 $      --     $      --     $      --
     Accounts receivable trade, net              233,258       119,101       133,181
     Accounts receivable others, net                  --        15,448            --
     Prepaid expenses                                 --            --         6,465
     Inventories                                  14,476            --            --
                                               ----------    ----------   ----------

          Total current assets                   247,734       134,549       139,646

INTANGIBLE ASSETS                                 13,183        13,386        13,441
                                               ----------    ----------   ----------

          Total assets                          $260,917      $147,935      $153,087
                                               ==========    ==========   ==========

                 LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

CURRENT LIABILITIES:
     Accounts payable and accrued expenses     $ 407,089     $      --     $  67,961
     Due to Software Partners, Inc.                   --            --       152,679
     Deferred revenue                             25,500       128,889            --
                                               ----------    ----------   ----------

          Total current liabilities              432,589       128,889       220,640
                                               ----------    ----------   ----------

          Total liabilities                      432,589       128,889       220,640
                                               ----------    ----------   ----------

STOCKHOLDERS' EQUITY (DEFICIT):
     Additional paid in capital                       --       867,118       867,118
     Common stock no par value,
       4,500,000 shares issued
       and outstanding
     Accumulated deficit                        (171,672)     (848,072)     (934,671)
                                               ----------    -----------------------

          Total stockholders's
             equity (deficit)
                                                (171,672)       19,046       (67,553)
                                               ----------     ----------------------

              Total liabilities
                 and stockholders'
                 equity (deficit)              $ 260,917     $ 147,935     $ 153,087
                                               ==========    =======================

                             See accompanying notes.

                                            AMBIA
                          STATEMENTS OF LOSS AND ACCUMLATED DEFICIT

                                                                    (Unaudited)
                                            Year Ended              Six months
                                           December 31,               ended
                                       1995            1996        June 30, 1997
                                   -----------     -----------     -----------
REVENUES:
  Consulting income                $   498,800     $   253,438     $   413,352
  Product sales                        193,189         581,430         460,353
                                   -----------     -----------     -----------

          Total revenues               691,989         834,868         873,705
                                   -----------     -----------     -----------

EXPENSES:
  Wages                                525,223         960,312         567,439
  Software development                  55,858         169,481         149,900
  Advertising and promotion             53,760          70,530          16,775
  Rent                                  39,645          53,343          41,148
  Employee benefits                     46,209          48,134          58,612
  Telephone                             20,166          28,378          24,824
  Services - postage                    11,000          27,561          28,364
  Cost of goods sold                     7,968          23,981           8,848
  Travel                                14,278          21,856           4,064
  Accounting                             6,028          19,089           8,511
  Professional services                 22,106          18,306           3,840
  Office supplies                       23,853          16,085           4,142
  Legal                                  3,336          13,393             895
  Services - shipping                   14,771          10,409          11,412
  Amortization                           3,228           8,371           5,698
  Bank charges                           1,845           7,387           5,192
  Insurance                              1,136           6,818           8,499
  Bad debt                                  --           3,237           9,000
  Business meals                         1,915           1,914           1,421
  Software                               8,936           1,784              --
  Data entry                                --             899             280
  Franchise taxes                           --              --             800
  Dues and subscriptions                    --              --             640
  Sales commission                       2,400              --              --
                                   -----------     -----------     -----------

          Total expenses               863,661       1,511,268         960,304
                                   -----------     -----------     -----------

NET LOSS                              (171,672)       (676,400)        (86,599)

ACCUMULATED DEFICIT,
      BEGINNING OF YEAR                     --        (171,672)       (848,072)
                                   -----------     ------------    -----------

ACCUMULATED DEFICIT,
      END OF YEAR                  $  (171,672)    $  (848,072)    $  (934,671)
                                   ============    ============    ============

                             See accompanying notes

                                      AMBIA
                       STATEMENTS OF STOCKHOLDERS' DEFICIT

                                         COMMON STOCK            ADDITIONAL
                                   -----------------------        PAID IN    ACCUMULATED
                                    SHARES          AMOUNT        CAPITAL      DEFICIT            TOTAL
                                   --------       --------       --------    -----------          -----
Balance as of
      December 31, 1994                            $       --      $      --    $      --     $      --
          Net income (loss)                                --             --     (171,672)     (171,672)
                                                   ----------    ------------   ----------    ---------

Balance as of
      December 31, 1995                                    --             --     (171,672)     (171,672)
      Additional paid in
          capital                                          --        867,118           --       867,118
Net income (loss)                                          --             --     (676,400)     (676,400)
                                                   ----------    ------------   ----------    ----------

Balance as of
      December 31, 1996                                    --        867,118     (848,072)       19,046
      Net Income (loss) (Unaudited)                        --             --      (86,599)    ($ 86,599)
                                                   ----------    -----------    ----------    ---------

Balance as of
      June 30, 1997 (Unaudited)                    $       --      $ 867,118    $(934,671)    $ (67,553)
                                                   ==========    ===========    ==========    ==========

                             See accompanying notes

                                      AMBIA
                            STATEMENTS OF CASH FLOWS

                                                    Year ended             (Unaudited)
                                                   December 31,          Six months ended
                                                1995          1996       June 30, 1997
                                             ---------     ---------     ----------------
OPERATING ACTIVITIES:
   Net loss                                  $(171,672)    $(676,400)    $ (86,599)
   Adjustments to reconcile net
     income to net cash provided
     by (used in) operating
     activities
     Depreciation and amortization               3,228         8,371         5,698
  Changes in operating assets
     and liabilities
          Accounts receivable                 (233,258)       98,709         1,368
          Prepaid expenses                        --            --          (6,465)
          Inventories                          (14,476)       14,476          --
          Accounts payable                        --            --          67,961
          Deffered revenue                      25,500       103,389      (128,889)
                                             ----------     ---------     ---------

            Net cash provided (used)
              by operating activities         (390,678)     (451,455)     (146,926)
                                             ----------     ---------     --------
INVESTING ACTIVITIES:
   Purchase of intangible assets               (16,411)       (8,574)       (5,753)
                                             ----------     ---------     --------

          Net cash provided (used)
              by investing activities          (16,411)       (8,574)       (5,753)
                                             ----------     ---------     --------

FINANCING ACTIVITIES:
   Short-term borrowings                       407,089          --         152,679
   Additional paid in capital                     --         460,029          --
                                             ----------     ---------     --------

          Net cash provided (used)
             by financing activities           407,089       460,029       152,679
                                             ----------     ---------     --------

INCREASE (DECREASE) IN CASH
  AND CASH EQUIVALENTS                       $    --        $   --       $    --
                                             ==========     =========    =========

SUPPLEMENTARY NON-CASH TRANSACTIONS:

    Amounts due to Software Partners,
          Inc. at December 31, 1995 were
          converted to additional paid in
          capital in 1996                                  $ 407,089
                                                           =========

                             See accompanying notes

                                      AMBIA

                          NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 1995, 1996 AND JUNE 30, 1997

NOTE 1 - ACCOUNTING POLICIES

A. Nature of Business

Software Partners, Inc. - Ambia Division and Ambia Corporation, hereafter referred to as AMBIA, develops and markets Acrobat add-on products for the electronic publishing market in North America and Europe. Acrobat is a product from Adobe Systems, Inc. that helps organizations publish documents on multiple platforms from any software product.

In May 1996, Software Partners, Inc., a Delaware corporation, located in Mountain View, California, spun-off its Ambia Division into a separate corporation, Ambia Corporation. As a result of the spin-off, all intellectual property was transferred, at cost, into Ambia Corporation in exchange for common stock. Amounts due to Software Partners' other divisions were recorded as additional paid-in capital.

The operations were carried on as Software Partners, Inc. - Ambia Division from January 1, 1995 to April 30, 1996, and as Ambia Corporation since May 1, 1996.

The accompanying financial statements include the results of operations of Software Partners, Inc. - Ambia Division and Ambia Corporation.

B. Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

C. INTANGIBLE ASSETS AND DEFERRED CHARGES

Trademarks and patents, stated at cost less accumulated amortization, are being amortized on the straight-line method over a three year period.

Product design costs, stated at costs less accumulated amortization, are being amortized on a straight-line method over a two year period.

                                      AMBIA

                          NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 1995, 1996 AND JUNE 30, 1997

NOTE 1 - ACCOUNTING POLICICES (Continued)

D. RECOGNITION OF INCOME

AMBIA recognizes income on its products upon shipment. Consulting revenue is recognized as services are provided. AMBIA provides a 30-60 day warranty on its products and services.

E. Advertising Costs

AMBIA expenses advertising production costs as they are incurred and advertising communication costs the first time advertising takes place.

F. Research and Development

Current operations are charged with all research, engineering and product development expenses.

G. Income Taxes

AMBIA accounts for its income taxes using the Financial Accounting Standards Board Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes" (SFAS No. 109), which requires the establishment of a deferred tax asset or liability for the recognition of future deductible or taxable amounts and operating loss and tax credit carryforwards. Deferred tax expense or benefit is recognized as a result of the changes in the assets and liabilities during the year. There was no deferred tax asset or liability at December 31, 1995, 1996 and June 30, 1997.

NOTE 2 - ACCOUNTS RECEIVABLE, TRADE

Accounts receivable, trade consists of the following:

                                             December 31,            June 30,
                                         1995            1996         1997
                                         ----            ----         ----
Trade                                 $233,258        $119,101     $142,181
Less allowance for doubtful
accounts                                    --              --        9,000
                                      --------        ---------    --------
Total                                 $233,258        $119,101     $133,181
                                      ========        ========     ========

The Company also had goods on consignment, valued at approximately $14,600, with Adobe Systems Europe Ltd. as of June 30, 1997. The goods on consignment were not included in accounts receivable.

                                      AMBIA

                          NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 1995, 1996 AND JUNE 30, 1997

NOTE 3 - INTANGIBLE ASSETS

                                                         December 31,            June 30,
                                                   ----------------------        --------
Intangible assets consist of the following:          1995           1996            1997
                                                     ----           ----            ----
      Trademarks and patents                       $10,496        $13,252         $19,005
      Product design                                 5,915         11,733          11,733
                                                   -------        -------          ------
                                                    16,411         24,985          30,738
      Less accumulated amortization                  3,228         11,599          17,297
                                                   -------        -------          ------
      Total                                        $13,183        $13,386         $13,441
                                                   =======        =======         =======


Amortization charged to earnings for 1995, 1996 and 1997 was $3,228, $8,371, and $2,969, respectively.

NOTE 4 - RELATED PARTY TRANSACTIONS

All activities were carried out by Software Partners, Inc. (SPI), on behalf of AMBIA.

Revenues and expenses on the accompanying financial statements represent revenues earned and expenses incurred and allocated by SPI to Ambia.

Software Partners, Inc. leases office space in Mountain View, California. The lease expires on May 31, 1998. Rent is allocated to AMBIA based on the number of employees, and totaled $39,645, $18,400 and $19,199 during 1995, 1996 and 1997, respectively. Estimated future obligations of AMBIA under the lease are as follows:

        Year ending
           June 30,
        -----------

           1998                88,116

NOTE 5 - ECONOMIC DEPENDENCY

AMBIA earned a substantial portion of its revenue from three, four and two customers in 1995, 1996 and 1997, respectively. During the year ended December 31, 1995, 1996 and six months ended June 30, 1997 revenue from these customers totaled $288,730, $216,852, and $135,600, respectively. At June 30, 1997 no amounts were due from these customers.

NOTE 6 - COMMON STOCK OPTIONS

AMBIA has a fixed stock-based compensation plan. Under the plan, the Company may

                                      AMBIA

                          NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 1995, 1996 AND JUNE 30, 1997

grant options for up to 500,000 shares of common stock. The exercise price of each option is equal to the market price of the Company's stock on the date of grant. The maximum term of the options is ten years, and they vest at the end of four years.

The Company applies APB Opinion 25 in accounting for its fixed stock-based compensation plan. Accordingly, no compensation costs has been recognized for the plan. Had compensation cost been determined on the basis of fair value pursuant to Financial Accounting Standards No. 123, net loss would have been increased as follows:

                       1995           1996           1997
                       ----           ----           ----

Loss as reported       $171,672       $676,400       $86,599
Loss proforma           171,672        693,180        86,599

The fair value of each option granted is estimated on the grant date using the Black-Scholes model. The following assumptions were made in estimating fair value:

        Assumption            Fixed Plan
        ----------            ----------

        Dividend yield           -
        Risk-free interest
          rate                 8.5%
        Expected life         4 years

Summary of the status of the fixed plan is as follows:

                               Number of shares       Weighted average remaining
                             1996           1997                 price
                            -------       --------    --------------------------
Outstanding exercisable,
   beginning of year             --        395,000               $0.15
Granted                     395,000             --
Exercised                        --             --
Fortfeited                       --         (4,062)
                            -------        ---------           --------

Outstanding exercisable,
    end of year             395,000        390,938               $0.15
                            =======        =======             =======

                                      AMBIA

                          NOTES TO FINANCIAL STATEMENTS
                    DECEMBER 31, 1995, 1996 AND JUNE 30, 1997

The status of fixed options outstanding are as follows:

                           Outstanding Options                 Exercisable Options
                    ---------------------------------    ---------------------------------
                                             Weighted
                                             average     Weighted                 Weighted
                                            remaining    average                  average
                    Exercise               contractual   exercise                 exercise
                      Price      Shares        life        price      Shares       price
                      -----      ------        ----        ------      ------       -----
December 31,          $0.15      390,938      4 years      $0.15      390,938      $0.15
1996
June 30, 1997         $0.15      395,000      4 years      $0.15      395,000      $0.15

As of December 31, 1996 and June 30, 1997 no options had been exercised.

                             INFODATA SYSTEMS, INC.
              PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

      On July 22, 1997, Infodata Systems Inc. (the "Company") acquired all of the outstanding common stock of AMBIA Corporation ("AMBIA") in consideration for 400,000 shares of the Company's common stock (restricted as to sale) with a fair value as determined by the Company's Board of Directors at $5.425 per share. The total acquisition cost was approximately $2,300,000 including the direct costs of the acquisition. Approximately $25,000 was allocated to acquired tangible assets, $60,000 to acquired intangible assets, and $2,213,000 to goodwill. The acquisition is being accounted for in accordance with the purchase method of accounting and was accomplished by means of a merger of a wholly owned subsidiary of the Company into AMBIA.

      The following unaudited Pro Forma Condensed Consolidated Statements of Income give effect to the acquisition of AMBIA by the Company as if the acquisition had occurred on January 1, 1996 and 1997, respectively. These pro forma statements of income give effect, for the periods presented to the following pro forma adjustments: (a) the increase in amortization associated with goodwill resulting from the acquisition; and (b) the change in weighted average common shares outstanding resulting from the issuance of 400,000 shares of common stock in connection with the acquisition.

      The following unaudited Pro Forma Condensed Consolidated Statements of Income should be read in conjunction with the notes thereto included herewith, with the Company's audited and unaudited consolidated financial statements and notes thereto for the periods presented and with AMBIA's audited and unaudited financial statements and notes thereto for the periods presented. The unaudited Pro Forma Condensed Consolidated Statements of Income are not necessarily indicative of future operating results or of what would have occurred had the acquisition been consummated at the time specified. The pro forma adjustments are based on available information and certain adjustments that management believes to be reasonable. In the opinion of management, all material adjustments have been made that are necessary to present fairly the pro forma information.

                     INFODATA SYSTEMS INC. AND SUBSIDIARIES
              PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF INCOME (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                        YEAR ENDED DECEMBER 31, 1996
                                              ----------------------------------------------------
                                                                        PRO FORMA       PRO FORMA
                                              INFODATA     AMBIA (1)   ADJUSTMENTS    CONSOLIDATED
                                              --------     ---------   -----------    ------------
Revenues                                      $  9,560     $    835     $     --        $ 10,395

Cost of revenues                                 5,457           24           --           5,481
                                              --------     --------     --------        --------

Gross profit                                     4,103          811           --           4,914

Operating expenses:
       Research and development                    816          169           --             985
       Selling, general and administrative       2,869        1,318          346(A)        4,533
                                              --------     --------     --------        --------
                                                 3,685        1,487          346           5,518
                                              --------     --------     --------        --------

Operating income (loss)                            418         (676)        (346)           (604)

Interest income                                     96           --           --              96
Interest expense                                   (11)          --           --             (11)
                                              --------     --------     --------        --------

Income (loss) before income taxes                  503         (676)        (346)           (519)

Provision for income taxes                          --           --           --              --
                                              --------     --------     --------        --------

Net income (loss)                             $    503     $   (676)    $   (346)       $   (519)
                                              ========     ========     ========        ========

Preferred dividends                                 58           --           --              58
                                              --------     --------     --------        --------

Net income (loss) available to
       common shareholders                    $    445     $   (676)    $   (346)       $   (577)
                                              ========     ========     ========        ========

Pro forma net income (loss) per share (2)     $   0.20           --           --        $  (0.23)
                                              ========                                  ========

Pro forma weighted average shares
       outstanding (2)                           2,162           --          400           2,562
                                                                                        ========

                     INFODATA SYSTEMS INC. AND SUBSIDIARIES
              PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME (DOLLAR AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)
                                   (UNAUDITED)

                                                      NINE MONTHS ENDED SEPTEMBER 30, 1997
                                              ----------------------------------------------------
                                                                        PRO FORMA       PRO FORMA
                                              INFODATA     AMBIA (3)   ADJUSTMENTS    CONSOLIDATED
                                              --------     ---------   -----------    ------------
Revenues                                      $ 7,033     $   925     $    --        $ 7,958

Cost of revenues                                4,037          10          --          4,047
                                              -------     -------     -------        -------

Gross profit                                    2,996         915          --          3,911

Operating expenses:
       Research and development                 1,696         162          --          1,858
       Selling, general and administrative      3,920         869         221(A)       5,010
                                              -------     -------     -------        -------
                                                5,616       1,031         221          6,868
                                              -------     -------     -------        -------

Operating income (loss)                        (2,620)       (116)       (221)        (2,957)

Interest income                                    54          --          --             54
Interest expense                                  (18)         --          --            (18)
                                              -------     -------     -------        -------

Loss before income taxes                       (2,584)       (116)       (221)        (2,921)

Provision for income taxes                         (5)         --          --             (5)
                                              -------     -------     -------        -------

Net Loss                                      $(2,579)    $  (116)    $  (221)       $(2,916)
                                              =======     =======     =======        =======

Pro forma net loss per share (2)              $ (0.92)         --          --        $ (0.94)
                                              =======                                =======

Pro forma weighted average shares               2,796          --         298          3,094
       outstanding (2)                                                               =======

                     INFODATA SYSTEMS INC. AND SUBSIDIARIES
         NOTES TO PRO FORMA CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                                   (UNAUDITED)

(1) Reflects the results of AMBIA Corporation on a stand alone basis for the year ended December 31, 1996.

(2) Pro forma net income (loss) per share and pro forma weighted average shares outstanding reflect the issuance of 400,000 shares of Infodata Systems, Inc. common stock issued to the shareholders of Ambia Corporation as if the transaction had been consummated as of the beginning of the period.

(3) Reflects the results of AMBIA Corporation on a stand alone basis for the period January 1, 1997 through July 21, 1997, the day before the date of acquisition.

(A) Reflects increase in amortization expense associated with goodwill on the AMBIA Corporation acquisition and amortization of acquired intangible assets.

--------------------------------------------------------------------------------


    NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE SECURITIES OFFERED BY THIS PROSPECTUS, OR AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES BY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR IS UNLAWFUL. THE DELIVERY OF THIS PROSPECTUS SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE
INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE OF THIS PROSPECTUS.

                                -----------------




                                TABLE OF CONTENTS
                                                                      Page
                                                                      ----
Available Information.......................................
The Company.................................................
Summary.....................................................
Risk Factors................................................
Use of Proceeds.............................................
Price Range of Common Stock.................................
Dividend Policy.............................................
Capitalization..............................................
Dilution....................................................
Selected Financial Data.....................................
Management's Discussion and Analysis of
    Financial Condition and Results of
    Operations..............................................
Business....................................................
Management..................................................
Certain Transactions........................................
Principal Shareholders......................................
Description of Capital Stock................................
Shares Eligible for Future Sale.............................
Underwriting................................................
Legal Matters...............................................
Experts.....................................................



--------------------------------------------------------------------------------


                              INFODATA SYSTEMS INC.




                        1,000,000 SHARES OF COMMON STOCK





                                   PROSPECTUS








                        SOUTHEAST RESEARCH PARTNERS, INC.

                              GKN SECURITIES CORP.





                                 January , 1998



--------------------------------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

    Article 10 ("Article 10") of Chapter 9 of Title 13.1 of the Virginia Stock Corporation Act ("VSCA") authorizes a Virginia corporation to indemnify its officers, directors, employees and agents under certain circumstances against expenses and liabilities incurred in legal proceedings involving such persons because of their holding or having held such positions with the corporation and to purchase and maintain insurance for such indemnification. The Company's Bylaws and Paragraph 10 of its Articles of Incorporation provide that the Company shall indemnify its officers and directors to the fullest extent permitted by Article 10 of the VSCA.

    Section 13.1-692.1 of the VSCA limits the personal liability of an officer or director to the corporation for damages arising out of certain alleged breaches of the director's duties to the corporation. No such limitation of liability is available if the officer or director engaged in: (i) willful misconduct or (ii) a knowing violation of the criminal law or of any federal or state securities law, including, without limitation, any claim of unlawful insider trading or manipulation of the market for any security. Paragraph 9 of the Company's Articles of Incorporation eliminates the personal liability of the directors and officers of the Company to the fullest extent permitted by Section 13.1-692.1 of the VSCA.

ITEM 25.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

         The Registrant estimates that expenses payable by the Registrant in connection with the offering described in this Registration Statement (other than the underwriting discount and commissions and reasonable expense allowance) will be as follows:

SEC registration fee......................................  $ 4,121.15
NASD filing fee ..........................................  $ 1,897.01
Nasdaq filing fees........................................  $*
Printing and engraving expenses...........................  $*
Accounting fees and expenses..............................  $*
Legal fees and expenses (except Blue Sky).................  $*
Blue sky fees and expenses................................  $*
Miscellaneous.............................................  $*
                                                            --------------------
           Total..........................................  $ *
                                                            ====================

*        To be completed by amendment.


ITEM 26.  RECENT SALES OF UNREGISTERED SECURITIES.

         On July 22, 1997, the Company issued an aggregate of 400,000 shares of Common Stock to Alan Fisher and Razi Mohiuddin, the former shareholders of AMBIA, as consideration for the purchase of all of the outstanding shares of capital stock of AMBIA, pursuant to an Agreement of Merger and Plan of Reorganization. The Company relied on Section 4(2) of the Securities Act, as the basis for an exemption from registration, because the transaction did not involve any public offering.

         On October 11, 1995, the Company issued an aggregate of 210,000 shares to Richard Tworek, Mary Margaret Styer and Andrew Fregly, the shareholders of Merex, as consideration for the acquisition of Merex pursuant to an Asset Purchase Agreement and Plan of Reorganization. The Company relied on Section 4(2) of the Securities Act as the basis for an exemption from registration, because the transaction did not involve any public offering.

         The Company has agreed to issue shares of Common Stock on a quarterly basis to each of Richard Bueschel, Lawrence Glazer, Robert Leopold, Millard Pryor, Jr., Isaac Pollak and Alan Fisher, the non-employee directors of the Company as payment of consulting fees for 1997 in the amount of $10,000 per non-employee director. Through September 30, 1997, each non-employee director was entitled to 872 shares of Common Stock. Certificates evidencing such shares and the number of shares to which the non-employee directors will be entitled for the last quarter of 1997 will be issued in January, 1998. The Company is relying on Section 4(2) of the Securities Act as the basis for an exemption from registration, because these shares will be issued by the Company solely to its non-employee directors, and thus will not involve any public offering.

ITEM 27.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.
      (a) EXHIBITS


Exhibit
Number                        Description of Document
------                        -----------------------

        1.1**   Form of Underwriting Agreement.
        2.1*    Plan and Agreement of Merger, dated as of March 10, 1995, by and between  Infodata  Systems Inc. and Virginia  Infodata  Systems,
                Inc.
        2.2     Asset Purchase Agreement and Plan of Reorganization, dated as of
                October 6, 1995, among the Company,  Merex,  Inc. and Richard M.
                Tworek,  Mary Margaret Styer and Andrew M. Fregly  (incorporated by reference to the Company's  Current  Report on Form 8-K dated
                October 11, 1995).
        2.3     Agreement of Merger and Plan of Reorganization, dated as of July
                22, 1997,  by and among the  Company,  AMBIA  Corporation,  Alan
                Fisher and Razi  Mohiuddin,  Software  Partners,  Inc. and Ambia
                Acquisition  Corporation   (incorporated  by  reference  to  the
                Company's  Current  Report on Form 8-K dated  August 6, 1997 and
                Form 8-K/A dated October 6, 1997).
        3.1     Articles of Incorporation  (incorporated by reference to Exhibit
                A of the Company's Proxy Statement dated April 10, 1996).
        3.2*    Articles  of  Amendment  of  Articles  of  Incorporation  of the
                Company, dated as of August 12, 1996.
        3.3     By-Laws (incorporated by reference to Exhibit B to the Company's
                Proxy Statement dated April 10, 1995).
        4.1**   Form  of   Representatives'   Purchase  Option  granted  to  GKN
                Securities Corp. and Southeast Research Partners, Inc.
        5.1**   Opinion  of Kramer,  Levin,  Naftalis  & Frankel  regarding  the validity  of the  Company's  Common  Stock to be  issued  in the public offering.
        10.1**  Cross  License  Agreement,  dated as of December 3, 1997, by and between the Company and Adobe Systems Incorporated.
        10.2    Office  Building  Lease,  dated as of  April  12,  1993,  by and between the  Company and  Monument  Fairfax  Associates  for One
                Monument Drive  (incorporated  by reference to Exhibit 10(dd) to the  Company's  Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994).
        10.3*   Lease Agreement, dated as of July 20, 1993, between The Landmark and Software  Partners,  Inc. for 2013 Landings Drive,  Mountain
                View California.
        10.4    Lease for Data Processing  Service  Agreement,  dated as of July
                29, 1994,  between the Company and Financial  Technologies  Inc.
                (incorporated  by reference to Exhibit  10(ee) to the  Company's
                Annual Report on Form 10-KSB for the fiscal year ended  December
                31, 1994).
        10.5    Executive  Separation  Agreement,  dated as of October 20, 1986,
                between  the  Company  and  Harry  Kaplowitz   (incorporated  by
                reference to Exhibit  10(a) to the  Company's  Annual  Report on
                Form 10-KSB for the fiscal year ended December 31, 1993).
        10.6    Executive  Separation  Agreement,  dated as of October 20, 1986, between the Company and Robert Loane  (incorporated by reference to Exhibit 10(b) to the  Company's  Annual Report on Form 10-KSB
                for the fiscal year ended December 31, 1993).
        10.7*   Employment and Non-Compete Agreement, dated as of July 22, 1997, between the Company, AMBIA Corporation and Razi Mohiuddin.
        10.8*   Employment and  Non-Compete  Agreement,  dated as of October 11,
                1995, between the Company and Richard M. Tworek.
        10.9*   Letter  Employment  Agreement,  dated as of  November  5,  1997, between the Company and James Ungerleider.
        10.10*  Note, Loan and Security Agreement, dated as of October 31, 1997,
                between  the  Company  and  Merrill  Lynch  Business   Financial
                Services Inc.
        10.11*  Loan and Registration  Right  Agreement,  dated as of October 3,
                1996, between the Company and Richard M. Tworek.

        10.12   1995 Stock  Option Plan  (incorporated  by  reference to Exhibit
                4(a) to the Company's  Registration Statement on Form S-8, dated as of June 13, 1995).
        10.13   1997 Employee Stock Purchase Plan  (incorporated by reference to
                Exhibit  4(a) to the  Company's  Registration  Statement on Form
                S-8, dated as of June 27, 1997).
        21.1*   Subsidiaries of the Company.
        23.1**  Consent of Arthur Andersen LLP, Independent Auditors.
        23.2**  Consent of Seiler & Company, Independent Auditors.
        23.3**  Consent  of Kramer,  Levin,  Naftalis  & Frankel  (contained  in
                Exhibit 5.1).
        27.1*   Financial Data Schedule.


-------------
  *  Filed herewith
**   To be filed by amendment

        (b)  Financial Statement Schedules

             Schedule            Description
             --------            -----------

               II                Valuation and
                                 Qualifying
                                 Accounts

ITEM 28.  UNDERTAKINGS.

(a)      The undersigned Registrant hereby undertakes:

                  (1) To file, during any period in which it offers or sells securities, a post-effective amendment to this Registration Statement to;

                        (i)     Include  any  prospectus   required  by  Section
                                10(a)(3) of the Securities Act;

                        (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the Registration Statement;

                        (iii)   Include  any  additional  or  changed   material
                                information on the plan of distribution.

                  (2) For determining liability under the Securities Act, treat each post-effective amendment as a new registration of the securities offered, and the offering of such securities at that time to be the initial bona fide offering.

                  (3)  File  a   post-effective   amendment   to   remove   from
registration any of the securities that remain unsold at the end of the offering.

         (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

                    In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this Registration Statement to be signed on its behalf by the undersigned, in the City of New York, State of New York, on December 17, 1997.

                                             INFODATA SYSTEMS INC.


                                             By:/s/ James Ungerleider
                                                ---------------------
                                                 James Ungerleider
                                                  (President)


                                POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below on this Registration Statement hereby constitutes and appoints James Ungerleider and Robert Leopold, and each of them, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities to sign any and all amendments to this Registration Statement (including post-effective amendments and amendments thereto) and any registration statement relating to the same Offering as this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing, ratifying and confirming all that said attorneys-in-fact and agents or any of them or their or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates stated.


      Signature                             Title                                 Date
      ---------                             -----                                 ----


 /s/ James Ungerleider                President, Chief Executive                  December 17, 1997
--------------------------------      Officer and Director
James Ungerleider

/s/ Christopher P. Dettmar            Chief Financial Officer                     December 17, 1997
-------------------------------
Christopher P. Dettmar

/s/ Richard T. Bueschel               Chairman of the Board                       December 17, 1997
-------------------------------       and Director
Richard T. Bueschel

/s/ Alan S. Fisher                    Director                                    December 17, 1997
-------------------------------
Alan S. Fisher

/s/ Laurence C. Glazer                Director                                    December 17, 1997
-------------------------------
Laurence C. Glazer

/s/ Harry Kaplowitz                   Director                                    December 17, 1997
-------------------------------
Harry Kaplowitz

/s/ Robert Leopold                    Director                                    December 17, 1997
-------------------------------
Robert Leopold


                                      II-5



/s/ Isaac  M. Pollak                  Director                                    December 17, 1997
-------------------------------
Isaac M. Pollak

/s/ Millard H. Pryor, Jr.             Director                                    December 17, 1997
-------------------------------
Millard H. Pryor, Jr.

/s/ Richard  M. Tworek                Director                                    December 17, 1997
---------------------------
Richard M. Tworek

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS


To Infodata Systems Inc.:

We have audited in accordance with generally accepted auditing standards, the financial statements of Infodata Systems Inc. (a Virginia corporation) and subsidiaries (the "Company") as of and for the years ended December 31, 1995 and 1996, included in this registration statement and have issued our report thereon dated December 18, 1997. Our audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The schedule listed in item 27(b) is the responsibility of the Company's management and is presented for purposes of complying with the Securities and Exchange Commission's rules and is not part of the basic financial statements. This schedule has been subjected to the auditing procedures applied in the audits of the basic financial statements and, in our opinion, fairly states, in all material respects, the financial data required to be set forth therein in relation to the basic financial statements taken as a whole.


                                                             Arthur Andersen LLP

Washington, D.C.
December 18, 1997

                                                                    SCHEDULE II



                              INFODATA SYSTEMS INC.


                        VALUATION AND QUALIFYING ACCOUNTS
                                 (IN THOUSANDS)


                                                                            ADDITIONS
                                                          BALANCE AT        CHARGED TO
                                                          BEGINNING         COSTS AND                            BALANCE AT
DESCRIPTION                                                OF YEAR           EXPENSES         DEDUCTIONS        END OF YEAR
-----------                                                -------           --------         ----------        -----------


For the year ended December 31, 1995,
   Deducted from assets accounts:
      Allowance for doubtful accounts................        $30               $--                $--               $30

For the year ended December 31, 1996,
   Deducted from assets accounts:
      Allowance for doubtful accounts ...............        $30               $50                $--               $80

                                INDEX TO EXHIBITS


                                                                                         Sequential
Exhibit                                                                                      Page
Number                    Description of Document                                          Number
------                    -----------------------                                        ----------

        1.1**   Form of Underwriting Agreement.

        2.1* Plan and Agreement of Merger, dated as of March 10, 1995, by and between Infodata Systems Inc. and Virginia Infodata Systems,
                Inc.

        2.2     Asset Purchase Agreement and Plan of Reorganization, dated as of
                October 6, 1995, among the Company,  Merex,  Inc. and Richard M.
                Tworek, Mary Margaret Styer and Andrew M. Fregly (incorporated by reference to the Company's Current Report on Form 8-K dated
                October 11, 1995).

        2.3     Agreement of Merger and Plan of Reorganization, dated as of July
                22, 1997,  by and among the  Company,  AMBIA  Corporation,  Alan
                Fisher and Razi  Mohiuddin,  Software  Partners,  Inc. and Ambia
                Acquisition  Corporation   (incorporated  by  reference  to  the
                Company's  Current  Report on Form 8-K dated  August 6, 1997 and
                Form 8-K/A dated October 6, 1997).

        3.1     Articles of Incorporation  (incorporated by reference to Exhibit
                A to the Company's Proxy Statement dated April 10, 1995).

        3.2* Articles of Amendment of Articles of Incorporation of the Company, dated as of August 12, 1996.

        3.3     By-Laws (incorporated by reference to Exhibit B to the Company's
                Proxy Statement dated April 10, 1995).

        4.1**   Form  of   Representatives'   Purchase  Option  granted  to  GKN
                Securities Corp. and Southeast Research Partners, Inc.

        5.1** Opinion of Kramer, Levin, Naftalis & Frankel regarding the validity of the Company's Common Stock to be issued in the public offering.

        10.1** Cross License Agreement, dated as of December 3, 1997, by and between the Company and Adobe Systems Incorporated.

        10.2 Office Building Lease, dated as of April 12, 1993, by and between the Company and Monument Fairfax Associates for One
                Monument Drive (incorporated by reference to Exhibit 10(dd) to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1994).

        10.3* Lease Agreement, dated as of July 20, 1993, between The Landmark and Software Partners, Inc. for 2013 Landings Drive, Mountain
                View California.

        10.4    Lease for Data  Processing  Service  Agreement,  dated  July 29,
                1994,  between  the  Company  and  Financial  Technologies  Inc.
                (incorporated  by reference to Exhibit  10(ee) to the  Company's
                Annual Report on Form 10-KSB for the fiscal year ended  December
                31, 1994).

        10.5    Executive  Separation  Agreement,  dated as of October 20, 1986,
                between  the  Company  and  Harry  Kaplowitz   (incorporated  by
                reference to Exhibit  10(a) to the  Company's  Annual  Report on
                Form 10-KSB for the fiscal year ended December 31, 1993).

        10.6 Executive Separation Agreement, dated as of October 20, 1986, between the Company and Robert Loane (incorporated by reference to Exhibit 10(b) to the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 1993).

        10.7* Employment and Non-Compete Agreement, dated as of July 22, 1997, between the Company, AMBIA Corporation and Razi Mohiuddin.

        10.8*   Employment and  Non-Compete  Agreement,  dated as of October 11,
                1995, between the Company and Richard M. Tworek.

        10.9* Letter Employment Agreement, dated as of November 5, 1997, between the



                Company and James Ungerleider.

        10.10*  Note, Loan and Security Agreement, dated as of October 31, 1997,
                between  the  Company  and  Merrill  Lynch  Business   Financial
                Services Inc.

        10.11*  Loan and Registration  Right  Agreement,  dated as of October 3,
                1996, between the Company and Richard M. Tworek.

        10.12   1995 Stock  Option Plan  (incorporated  by  reference to Exhibit
                4(a) to the Company's Form S-8, dated as of June 13, 1995).

        10.13   1997 Employee Stock Purchase Plan  (incorporated by reference to
                Exhibit  4(a) to the  Company's  Form S-8,  dated as of June 27,
                1997).

        21.1*   Subsidiaries of the Company.

        23.1*   Consent of Arthur Andersen LLP, Independent Auditors.

        23.2*   Consent of Seiler & Company, Independent Auditors.

        23.3**  Consent  of Kramer,  Levin,  Naftalis  & Frankel  (contained  in
                Exhibit 5.1).


        27.1*   Financial Data Schedule.

-------------
  *  Filed herewith
**   To be filed by amendment
